Exhibit 10.8(a)

Execution Version

This instrument, the indebtedness and any other rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Intercreditor Agreement”) dated as of January 31, 2014 among Bank of Montreal and U.S. Bank National Association, and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of the Intercreditor Agreement.

SECOND LIEN CREDIT AGREEMENT

Dated as of January 31, 2014

among

J.A. COSMETICS HOLDINGS, INC., as Initial Borrower,

and each other Person that becomes a Borrower hereunder by execution of a Joinder Agreement,

as the Borrowers,

THE OTHER PERSONS PARTY HERETO THAT ARE DESIGNATED AS LOAN PARTIES,

as Guarantors,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01.	Defined Terms	1

1.02.	Other Interpretive Provisions	33

1.03.	Accounting Terms	34

1.04.	Uniform Commercial Code	35

1.05.	Reserved	35

1.06.	Foreign Currency	36

1.07.	Times of Day	36

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		36

2.01.	Loan Commitments	36

2.02.	Borrowings and Continuations of Loans	36

2.03.	Reserved	37

2.04.	Reserved	37

2.05.	Repayment of Loans	37

2.06.	Prepayments	37

2.07.	Termination or Reduction of Commitments	41

2.08.	Interest	41

2.09.	Fees	42

2.10.	Computation of Interest and Fees	42

2.11.	Evidence of Debt	42

2.12.	Payments Generally; Collateral Agent’s Clawback	42

2.13.	Sharing of Payments by Lenders	43

2.14.	Reserved	44

2.15.	Nature and Extent of Each Borrower’s Liability	44

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2.16.	Reserved	46

2.17.	Reserved	46

2.18.	Reserved	46

2.19.	Prepayments Below Par	46

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		49

3.01.	Taxes	49

3.02.	Illegality	52

3.03.	Inability to Determine Rates	53

3.04.	Increased Costs; Reserves on Eurodollar Rate Loans	53

3.05.	Compensation for Losses	55

3.06.	Reimbursement	55

3.07.	Mitigation Obligations	56

3.08.	Survival	56

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		56

4.01.	Conditions of Initial Credit Extension	56

ARTICLE V REPRESENTATIONS AND WARRANTIES		60

5.01.	Existence, Qualification and Power	60

5.02.	Authorization; No Contravention; Consents	60

5.03.	Binding Effect	60

5.04.	Financial Statements; No Material Adverse Effect	60

5.05.	Litigation	61

5.06.	No Default	61

5.07.	Ownership of Property; Liens	61

5.08.	Environmental Compliance	61

5.09.	Insurance and Casualty	62

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5.10.	Taxes	63

5.11.	ERISA Compliance	63

5.12.	Subsidiaries; Equity Interests; Capitalization	64

5.13.	Margin Regulations; Investment Company Act	64

5.14.	Disclosure	64

5.15.	Compliance with Laws; Anti-Terrorism Laws and Foreign Asset Control Regulations	64

5.16.	Labor Matters	65

5.17.	Brokers	65

5.18.	Intellectual Property	65

ARTICLE VI AFFIRMATIVE COVENANTS		66

6.01.	Financial Statements	66

6.02.	Other Information	67

6.03.	Notices	68

6.04.	Payment of Taxes and Assessments	69

6.05.	Preservation of Existence, Etc.	69

6.06.	Maintenance of Properties	69

6.07.	Maintenance of Insurance; Business Interruption Proceeds	70

6.08.	Compliance with Laws Generally; Environmental Laws	71

6.09.	Books and Records	71

6.10.	Inspection Rights; Meetings with Collateral Agent	71

6.11.	Compliance with ERISA	71

6.12.	Further Assurances	72

6.13.	Use of Proceeds	73

6.14.	Control Agreements	73

6.15.	Collateral Access Agreements	74

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6.16.	Joinder Agreement	74

6.17.	[Reserved]	74

6.18.	[Reserved	74

6.19.	Amendments to Certain Agreements	74

ARTICLE VII NEGATIVE COVENANTS		75

7.01.	Indebtedness	75

7.02.	Liens	79

7.03.	Investments	81

7.04.	Mergers, Dissolutions, Etc.	85

7.05.	Dispositions	85

7.06.	Restricted Payments	86

7.07.	Change in Nature of Business	89

7.08.	Transactions with Affiliates	89

7.09.	Inconsistent Agreements	90

7.10.	Reserved	91

7.11.	Prepayment of Indebtedness; Amendment to Senior Indebtedness Documents; Amendment to Organization Documents; Amendment to Management Agreement; Payment of Earnouts and Other Deferred Purchase Price Obligations	91

7.12.	Financial Covenants	92

7.13.	Anti-Terrorism Laws and Foreign Asset Control Regulations	93

7.14.	Fiscal Year	93

7.15.	Holdings Covenant	94

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		94

8.01.	Events of Default	94

8.02.	Remedies Upon Event of Default	97

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8.03.	Application of Funds	97

8.04.	Equity Cure Right	98

ARTICLE IX COLLATERAL AGENT		99

9.01.	Appointment and Authority; Limitations on Lenders	99

9.02.	Rights as a Lender	99

9.03.	Exculpatory Provisions	100

9.04.	Reliance by Collateral Agent	100

9.05.	Delegation of Duties	101

9.06.	Resignation of Collateral Agent	101

9.07.	Non-Reliance on Collateral Agent and Other Lenders	102

9.08.	Reserved	102

9.09.	Collateral Agent May File Proofs of Claim; Credit Bidding	102

9.10.	Collateral Matters	103

9.11.	Other Collateral Matters	103

9.12.	Right to Perform, Preserve and Protect	104

9.13.	Reserved	104

9.14.	Reserved	104

9.15.	Authorization to Enter into Intercreditor Agreement	104

ARTICLE X MISCELLANEOUS		105

10.01.	Amendments, Etc.	105

10.02.	Notices; Effectiveness; Electronic Communication	107

10.03.	No Waiver; Cumulative Remedies	110

10.04.	Expenses; Indemnity; Damage Waiver	111

10.05.	Marshalling; Payments Set Aside	113

10.06.	Successors and Assigns	114

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10.07.	Treatment of Certain Information; Confidentiality	122

10.08.	Right of Setoff	123

10.09.	Interest Rate Limitation	123

10.10.	Counterparts; Integration; Effectiveness	123

10.11.	Survival	124

10.12.	Severability	124

10.13.	Replacement of Lenders	124

10.14.	Governing Law; Jurisdiction; Etc.	125

10.15.	Waiver of Jury Trial	126

10.16.	USA PATRIOT Act Notice	126

10.17.	No Advisory or Fiduciary Responsibility	126

10.18.	Attachments	127

10.19.	Intercreditor Agreement	127

ARTICLE XI CONTINUING GUARANTEE		128

11.01.	Guarantee	128

11.02.	Rights of Lenders	128

11.03.	Certain Waivers	129

11.04.	Obligations Independent	130

11.05.	Subrogation	130

11.06.	Termination; Reinstatement	130

11.07.	Subordination	131

11.08.	Condition of Borrowers	131

11.09.	Limitation of Liability	131

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SCHEDULES

2.01	Commitments and Applicable Percentages
5.05	Litigation
5.07(b)(1)	Owned Real Estate
5.07(b)(2)	Leased Real Estate
5.09	Insurance
5.11(d)	Pension Plans
5.11(e)	Foreign Plans
5.12	Subsidiaries; Capitalization; Other Equity Investments
5.16	Labor Matters
7.01	Existing Indebtedness
7.02	Existing Liens
7.03	Existing Investments
7.08	Affiliate Transactions
10.02	Collateral Agent’s Office (and Account)

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C-1	[Reserved]
C-2	Term Loan Note
D	Compliance Certificate
E	Excess Cash Flow Certificate
F	Assignment and Assumption
G	Closing Checklist
H	Form of Joinder to Credit Agreement

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SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of January 31, 2014, among J.A. Cosmetics Holdings, Inc., a Delaware corporation (“Holdings”), as the initial borrower (the “Initial Borrower”; each of the Initial Borrower, and each Domestic Subsidiary of Initial Borrower who hereafter becomes a “Borrower” hereunder pursuant to a Joinder Agreement, may be referred to individually, as a “Borrower” and collectively herein, as “Borrowers”), the other Persons party hereto that are designated as a “Loan Party”, EACH LENDER FROM TIME TO TIME PARTY HERETO (collectively, the “Lenders” and individually, a “Lender”), and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent.

PRELIMINARY STATEMENTS

A. Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise.

B. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.19(c).

“Acceptance Date” has the meaning specified in Section 2.19(b).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Adjusted Consolidated EBITDA of such Acquired Entity or Business, as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Adjusted Consolidated EBITDA” in the Compliance Certificate.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of (a) a majority equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a majority interest at the time it becomes exercisable by the holder thereof) or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business or division conducted by such Person.

“Adjusted Consolidated EBITDA” has the meaning specified in the Compliance Certificate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Collateral Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Discount” has the meaning specified in Section 2.19(c).

“Applicable Indebtedness” has the meaning specified in the definition of Weighted Average Life to Maturity.

“Applicable Margin” means (a) in the case of a Eurodollar Rate Loan, 10.00% per annum and (b) if Section 3.02 or 3.03 applies, in the case of a Base Rate Loan, 9.00% per annum.

“Applicable Percentage” means in respect of the Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Loan Commitment at such time and (ii) thereafter, the Outstanding Amount of such Term Lender’s Term Loans at such time. The initial Applicable Percentage of each Lender with respect to the Term Loan Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignee Group” means two or more assignees of Loans or Commitments that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee of Loans or Commitments (with the consent of any party whose consent is required by Section 10.06(b)) (or the Sponsor or its Affiliates in the case of an assignment pursuant to Section 10.06(g)), and accepted by Collateral Agent, in substantially the form of Exhibit F or any other form reasonably approved by Collateral Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such

Person prepared as of such date in accordance with GAAP and (b) in respect of any synthetic lease or other similar financing lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Target and its Subsidiaries for the Fiscal Year ended December 31, 2013, and the related consolidated statements of income or operations and cash flows for such Fiscal Year, including the notes thereto.

“Auditor” has the meaning specified in Section 6.01(a).

“Available Amount” means, on any date of determination, the sum (but not less than zero for any applicable fiscal year) of (without duplication) (a) an amount equal to the portion of Excess Cash Flow (50%, 75% or 100%, as applicable) for each Fiscal Year ending after the Closing Date for which an Excess Cash Flow Certificate has been delivered, commencing with the Fiscal Year ending December 31, 2014 (calculated for the period commencing on the Closing Date and ending on December 31, 2014), and prior to such date of determination that was not required to be applied to prepay the Obligations pursuant to Section 2.06(b)(i) or prepay the Senior Indebtedness pursuant to the terms of the Senior Loan Agreement (for the avoidance of doubt, any portion of the Excess Cash Flow prepayment not required to be paid pursuant to Section 2.06(b)(vi) shall not increase the amount in this clause (a)); plus (b) the aggregate amount of Net Cash Proceeds of an issuance by Holdings of or capital contribution (including, without limitation, any capital contribution of marketable securities or other Cash Equivalents) in respect of any of its Equity Interests that are not Disqualified Equity Interests or Permitted Cure Securities and which are not used to make Restricted Payments under Section 7.06(i) received by any of the Borrowers during the period from and including the Business Day immediately following the Closing Date through and including such date of determination; minus (c) the aggregate amount of the Available Amount used to pay dividends and distributions pursuant to Section 7.06(h) during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination); minus (d) the aggregate amount of the Available Amount used for Permitted Acquisitions during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination); minus (e) the aggregate amount of the Available Amount used to make other investments pursuant to Section 7.03(z) during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination); minus (f) the aggregate amount of the Available Amount used to make cash loans and advances to officers, directors and employees pursuant to Section 7.03(x) during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination); minus (g) the aggregate amount of the Available Amount used to make payments of Other Subordinated Indebtedness pursuant to Section 7.11(a)(ii) during the period from and including the Business Day immediately following the Closing Date through and including such date of determination (without taking account of the intended usage of the Available Amount on such date of determination).

“Bank of Montreal” means Bank of Montreal, a Canadian chartered bank acting through its Chicago branch.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, if Section 3.02 or 3.03 apply, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by U.S. Bank from time to time as its prime rate, or its equivalent for U.S. Dollar loans to borrowers located in the United States, for such day (whether or not the lowest rate offered by U.S. Bank and with any change in such rate announced by U.S. Bank taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the Eurodollar Rate, calculated for such day for an Interest Period of one month (but for the avoidance of doubt, not less than 1.00%) plus 1.00%.

“Base Rate Loan” means a Loan (or segment of a Loan) that bears interest based on the Base Rate.

“Borrower Agent” has the meaning specified in Section 2.15(d).

“Borrower” and “Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 10.02(c).

“Borrowing” means a Term Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Collateral Agent’s Office is located and, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided, that, for purposes of this Agreement, the determination of whether a lease is required to be accounted for as a Capital Lease on the balance sheet of such Person shall be made by reference to GAAP as in effect on the Closing Date.

“Cash Equivalents” means any of the following types of property, to the extent owned by Holdings or any of its Subsidiaries:

(a) cash, denominated in Dollars or, with respect to a Borrower or any of its Subsidiaries, any other lawful currency and investments of comparable tenor and credit quality to those described in the other clauses in this definition customarily utilized in countries in which Holdings or any of its Subsidiaries operate for cash management purposes;

(b) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c) commercial paper maturing no more than 24 months from the date of creation thereof and rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s and S&P shall be rating such obligations;

(d) insured certificates of deposit or bankers’ acceptances of, or time deposits with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000;

(e) readily marketable general obligations of any corporation organized under the laws of any state of the United States, payable in the United States, expressed to mature not later than 24 months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s;

(f) readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above; and

(g) in the case of a Foreign Subsidiary, Investments of a kind or type similar to Cash Equivalents described above (replacing United States or any state, agency, instrumentality or municipality thereof with the corresponding Governmental Authorities of any foreign jurisdiction and using comparable ratings, if any, customary in the relevant jurisdiction) in any country other than the United States where such Foreign Subsidiary maintains a business location.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof or (c) the making or issuance of any request, rule, guideline, interpretation, or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the

United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued except to the extent required to be complied with on or prior to the date hereof.

“Change of Control” means an event or series of events by which:

(a) at any time prior to a Qualified IPO, the Sponsor shall cease to own, in the aggregate, directly or indirectly, beneficially and of record, in excess of 50% of the aggregate issued and outstanding Voting Equity Interests of Holdings; or

(b) at any time upon or after the consummation of a Qualified IPO, any “person” or “group” (within the meaning of Rules 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Sponsor becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Voting Equity Interests representing (x) more than 35% of the Voting Equity Interests of Holdings and (y) a greater percentage of Voting Equity Interests of Holdings than is then beneficially owned, directly or indirectly, in the aggregate by the Sponsor, unless, in the case of either clause (a) or (b) above, the Sponsor has, at such time, the right or the ability by percentage of Voting Equity Interest of Holdings owned, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(c) Holdings shall fail to own (i) directly 100% of the issued and outstanding Equity Interests of J.A. Cosmetics (or any surviving entity of a merger with J.A. Cosmetics permitted under Section 7.04(b) (x) that has assumed all obligations of J.A. Cosmetics under the Loan Documents in accordance with Section 7.04(b) and (y) 100% of the issued and outstanding Equity Interests of which have been pledged by Holdings to Collateral Agent) or (ii) directly or indirectly, 100% of the issued and outstanding Equity Interests of the other Borrowers, except in this clause (ii) where such failure is the result of a transaction permitted under the Loan Documents provided that, with respect to any such transaction permitted under Section 7.04(b), 100% of the issued and outstanding Equity Interests of any surviving entity of such other Borrower shall have been pledged to Collateral Agent; or

(d) any “change of control” or similar event under the Senior Indebtedness Documents or other material Indebtedness.

“Closing Date” means January 31, 2014.

“Closing Date Acquisition Documents” means the Purchase Agreement and all other material documents executed between or among the Loan Parties and the Seller in connection with the Closing Date Acquisition.

“Closing Date Acquisition” means the acquisition provided for in the Purchase Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and regulations promulgated thereunder.

“Collateral” means, collectively, certain personal property of the Loan Parties or any other Person in which Collateral Agent or any Lender Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Collateral Agent” means U.S. Bank, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Agent’s Office” means Collateral Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Collateral Agent may from time to time notify Borrower Agent and the Lenders.

“Commitment” means a Term Loan Commitment.

“Committed Loan Notice” means a notice of (a) a Borrowing or (b) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” means any operating entity competing with the Borrowers or their Subsidiaries in the Borrowers’ and Subsidiaries’ operating businesses.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated” means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Interest Coverage Ratio” has the meaning specified in the Compliance Certificate.

“Consolidated Senior Net Debt” has the meaning specified in the Compliance Certificate.

“Consolidated Senior Net Leverage Ratio” has the meaning specified in the Compliance Certificate.

“Consolidated Total Net Funded Debt” has the meaning specified in the Compliance Certificate.

“Consolidated Total Net Leverage Ratio” has the meaning specified in the Compliance Certificate.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, indenture, mortgage, deed of trust, contract or any other instrument or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any Deposit Account, any Securities Account, Commodity Account, securities entitlement or Commodity Contract, an agreement, in form and substance reasonably satisfactory to the Required Lenders, among Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC governing such account) over such account to Collateral Agent.

“Controlled Account Bank” means each bank with whom Deposit Accounts are maintained in which any funds of any of the Loan Parties are maintained and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Controlled Investment Affiliates” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Core Business” means any material line of business conducted by the Borrowers and their Subsidiaries (after giving effect to the Closing Date Acquisition) as of the Closing Date and any business reasonably related, complementary, supplemental or ancillary thereto.

“Credit Extension” means a Borrowing.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Debt Fund Affiliate” means any Affiliate of the Sponsor (other than any natural person, Holdings, the Borrowers or any of their Affiliates): (i) that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt securities in the ordinary course of business and (ii) with respect to which investment vehicles managed or advised by TPG Capital, L.P. that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt securities in the ordinary course do not make investment decisions for such entity.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means an interest rate equal to the rate of interest otherwise applicable hereunder plus 2% per annum, to the fullest extent permitted by applicable Laws.

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.19(b).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.19(a).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.19(f).

“Discount Range” has the meaning specified in Section 2.19(b).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount of Adjusted Consolidated EBITDA of such Sold Entity or Business for such period, all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests.

“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) is convertible into or exchangeable for debt securities or other Indebtedness (unless only occurring at the sole option of the issuer thereof) that would constitute Disqualified Equity Interests or (d) provides for the scheduled payments of dividends in cash (other than in respect of taxes), in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations as a result of such employee’s termination, death, invalidity or disability; provided, further, that if such Equity Interests are issued by (x) any direct or indirect Subsidiary of the Borrowers to a Loan Party or (y) any direct or indirect Subsidiary of the Borrowers that is not a Loan Party to any other direct or indirect Subsidiary of the Borrowers that is not a Loan Party, such Equity Interests shall not constitute Disqualified Equity Interests.

“Disqualified Institutions” means (a) those banks, financial institutions and other institutional lenders and Persons (or related funds of such Persons), (b) any Competitor and (c) any Subsidiary or Affiliate (other than their financial investors that are not operating companies or Affiliates of operating companies and other than any Affiliate that is a bona fide diversified debt fund) of the foregoing, in the case of clauses (a), (b) and (c) above, identified in writing by the Borrowers or the Sponsor to PennantPark on December 23, 2013; provided, that upon reasonable notice to the Collateral Agent, the Borrowers shall be permitted to supplement in writing the list of Competitors that are Disqualified Lenders after the date hereof, but which supplement shall not apply to assignments and participations entered into prior to such supplement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia (but excluding any territory or possession thereof).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, legally-binding agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to air emissions and other discharges of Hazardous Materials to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in, including partnership, member or trust interests) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party or a Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Sections 412 and 430 through 436 of the Code and Section 302 through 305 and 4007 of ERISA).

“ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party, a Subsidiary thereof or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party, a Subsidiary thereof or any ERISA Affiliate from a Multiemployer Plan or receipt by any Loan Party, a Subsidiary thereof or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization or that any Multiemployer Plan is insolvent or being terminated; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination, each under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party, a Subsidiary thereof or any ERISA Affiliate; or (i) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Collateral Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate =
1.00 –Reserve Percentage

provided herein the Eurodollar Rate shall not be less than 1.00% per annum.

“Eurodollar Base Rate” means, for such Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two London Banking Days prior to the first day in such Interest Period; provided that if such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Collateral Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Rate Loan being made or continued and with a term equivalent to such Interest Period would be offered by such other authoritative source (as is selected by Collateral Agent in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London, England time) two London Banking Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding. The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan (or segment of a Loan) that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property by any Governmental Authority, or confiscation of such property or the requisition of the use of such property by any Governmental Authority.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excess Cash Flow” has the meaning specified in the Excess Cash Flow Certificate.

“Excess Cash Flow Certificate” means a certificate substantially in the form of Exhibit E.

“Excluded Domestic Holdco” means a Domestic Subsidiary the primary assets of which are the Equity Interests of one or more Foreign Subsidiaries and, if applicable, Indebtedness of such Foreign Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is a direct or indirect Subsidiary of (a) a Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Subsidiary” means any Subsidiary of the Borrowers (a) that is a Foreign Subsidiary, an Excluded Domestic Subsidiary or an Excluded Domestic Holdco, (b) that is a captive insurance company, (c) that is a not-for-profit Subsidiary, (d) that is a special purpose entity, (e) that is prohibited or restricted by contracts with a Person who is not an Affiliate of a Borrower, applicable law (including any requirement to obtain governmental authority or third party consent (unless such consent has been received)), rule or regulation from providing a guaranty (but only so long as such prohibition or restriction is in effect) and (f) to the extent the Required Lenders and Borrowers mutually determine the cost and/or burden of obtaining the guaranty from such Subsidiary outweigh the benefits to the Lenders.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), and any other Taxes imposed by an jurisdiction as a result of a present or former connection of such Recipient with such jurisdiction (other than any such connection arising solely from such Recipient having executed, enforced, delivered, performed its obligations, becomes a party to or received any payment under this

Agreement or any other Loan Document), (b) branch profit Taxes imposed by the United States or any similar tax imposed by any other Governmental Authority, (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect on the date on which such Recipient (i) becomes a party to this Agreement (other than pursuant to an assignment request by Borrower Agent under Section 10.13) or (ii) in the case of a Lender, changes its Lending Office, except in each case, in the case of a Lender, to the extent that, pursuant to Section 3.01 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (d) United States federal withholding Taxes (including backup withholding taxes) that would not have been imposed but for such Recipient’s failure to comply with Section 3.01(e) (except where the failure to comply with Section 3.01(e) was the result of a change in law, ruling, regulation, treaty, directive, or interpretation thereof by a Governmental Authority after the date the Recipient became a party to this Agreement or a Participant, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning specified in Section 5.15.

“Extending Lender” is defined in Section 10.01.

“Extension Agreement” means an extension agreement, in a form reasonably satisfactory to the Required Lenders, among Holdings, the Borrowers and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 10.01.

“Extension Offer” is defined in Section 10.01.

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 10.01, providing for an extension of the Term Loan Maturity Date applicable to the Extending Lenders’ Loans of the applicable Extension Request Class (such Loans being referred to as the “Extended Loans”) and, in connection therewith, may also provide for (a) an increase in the rate of interest accruing on such Extended Loans, (b) a modification of the scheduled amortization applicable thereto (it being understood that the Term Loans made on the Closing Date do not amortize), provided that the Weighted Average Life to Maturity of such Extended Loans shall be no less than the remaining Weighted Average Life to Maturity (determined at the time of such Extension Offer) of the Term Loans, (c) a modification of voluntary or mandatory prepayments applicable thereto (including amortization payments, if any), provided that voluntary and mandatory prepayments (including amortization payments, if any) applicable to any other Loans shall not be affected by the terms thereof, (c) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans, and/or (d) different covenants and other provisions that apply only to periods after the then latest maturity date.

“Extension Request Class” is defined in Section 10.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and, any current or future regulations or official interpretations thereof, any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto.

“Facility Termination Date” means the date as of which Payment in Full of all Obligations has occurred.

“FDA” means the Federal Food and Drug Administration and any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to U.S. Bank on such day on such transactions as reasonably determined by Collateral Agent.

“Fee Letter” means the letter agreement, dated as of December 29, 2013 between Initial Borrower and PennantPark.

“Fiscal Quarter” means each fiscal quarter of the Borrowers and their Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means each twelve month period of the Borrowers and their Subsidiaries, ending on December 31 of each year.

“Foreign Assets Control Regulations” has the meaning specified in Section 5.15.

“Foreign Lender” means a Recipient that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Conveyance” has the meaning specified in Section 11.09.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or debt securities in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied, subject to Sections 1.03(b) and 1.03(c) below.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” is defined in Section 10.06.

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, that with respect to clause (b) of the preceding sentence, if the subject Indebtedness or other obligation is non-recourse, then the amount of such Guarantee shall be deemed to be the lower of the amount of such Guarantee determined pursuant to the foregoing terms of this sentence or the fair market value of the property subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Holdings (from and after the joinder of J.A. Cosmetics and certain of its Domestic Subsidiaries as “Borrowers” hereunder), each Subsidiary Guarantor and each other Person that becomes a guarantor of all or part of the Obligations after the Closing Date pursuant to Section 6.12 of the Agreement or otherwise.

“Hazardous Materials” means all substances or wastes listed, defined or regulated pursuant to any Environmental Law as explosive, radioactive, hazardous, toxic or as pollutants and petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious properties or characteristics.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations (direct or contingent) of such Person evidenced by or arising under bonds (including, without limitation, surety, customs, reclamation or performance bonds), debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) (i) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) accrued expenses and trade payables incurred in the Ordinary Course of Business, (y) any working capital adjustment or any earnout obligation, deferred compensation, non-compete or similar obligations under employment agreements of such Person and (z) obligations with respect to seller notes), in each case, to the extent due and payable and (ii) all obligations of such Person with respect to seller notes;

(e) indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) obligations under Capital Leases and synthetic or other similar financing leases of such Person;

(g) all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt and (B) in the case of the Borrowers and their Subsidiaries, exclude all intercompany Indebtedness incurred in the Ordinary Course of Business consistent with past practice (other than for purposes of Section 7.01 hereunder). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or synthetic or other similar financing lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any Indebtedness described in clause (e) above shall be limited to the lesser of the fair market value of any property securing such indebtedness as determined by such Person in good faith and (ii) the aggregate unpaid amount of such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Borrower” has the meaning specified in the introductory paragraph hereto.

“Intellectual Property” means all rights, title and interest in intellectual property arising under applicable law, including: trade secrets, trademarks, internet domain names, service marks, trade dress, trade names, brand names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world; patent applications and patents; and industrial design applications and registered industrial designs.

“Intercreditor Agreement” means that certain subordination agreement among Collateral Agent, as agent for the Lenders, Bank of Montreal, as agent for the holders of Senior Indebtedness, and the Loan Parties dated as of the date hereof and in form and substance reasonably acceptable to the Required Lenders.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Eurodollar Rate Loan, (ii) with respect to the portion prepaid, any date that a Term Loan is prepaid, in whole or in part, and (iii) the Maturity Date with respect to such Loan and (b) if Section 3.02 or 3.03 applies, as to any Base Rate Loan, (i) the last day of each Fiscal Quarter with respect to interest accrued through (and including) the last day of such Fiscal Quarter, (ii) with respect to the portion prepaid, any date that a Term Loan is prepaid, in whole or in part, and (iii) the Maturity Date with respect to such Loan; provided, that interest accruing at the Default Rate shall be payable from time to time upon written demand of Collateral Agent or Required Lenders.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or continued as a Eurodollar Rate Loan and ending, in each case, on the date three months thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date for the Term Loan to which such Interest Period applies.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the ownership, purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person (excluding loans or advances made in the Ordinary Course of Business (including travel advances and other similar cash advances) to employees and officers), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“J.A. Cosmetics” means J.A. Cosmetics US, Inc., a Delaware corporation.

“Joinder Agreement” means a joinder agreement in the form attached hereto as Exhibit H or in a writing in any other form reasonably acceptable to the Required Lenders duly completed executed by a Person joining this Agreement as a Borrower or Guarantor, as the case may be.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lender Participation Notice” has the meaning specified in Section 2.19(c).

“Lender Party” means (a) each Lender, (b) Collateral Agent and (c) the successors and permitted assigns of each of the foregoing.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower Agent and Collateral Agent in writing.

“License” means any license or agreement under which a Loan Party is granted any license right in or to Intellectual Property.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit under Article II in the form of a Term Loan.

“Loan Account” has the meaning specified in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, each Security Instrument, the Intercreditor Agreement, and the perfection certificate delivered on the Closing Date.

“Loan Parties” means Borrowers, Holdings and the Subsidiary Guarantors, collectively.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means that certain Management Services Agreement dated as of January 31, 2014 among the Initial Borrower, J.A. Cosmetics and TPG Growth II Management, LLC.

“Material Adverse Effect” means (a) as of the Closing Date, a Material Adverse Effect (as defined in the Purchase Agreement) and (b) thereafter (i) a material adverse change in, or a material adverse effect on, the operation, business, assets, properties or financial condition of the Loan Parties taken as a whole, (ii) a material impairment of the ability of the Loan Parties taken as a whole to perform their payment obligations under the Loan Documents or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party (other than to the extent a result of the action or inaction of the Collateral Agent, the Lenders, the other Lender Parties under the Loan Documents or their respective Affiliates, officers, employees, agents, attorneys or representatives).

“Material License” has the meaning specified in Section 6.05(d).

“Maturity Date” means the Term Loan Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed consecutive four Fiscal Quarters of Holdings and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 6.01(b).

“Minority Investment” means any Person (including any joint ventures, limited liability companies or partnerships) other than a Subsidiary in which the Borrowers or any Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means the Real Estate of the Loan Parties required from time to time to be subject to a Mortgage pursuant to the terms of the Loan Documents.

“Mortgages” means the mortgages, deeds of trust, or deeds to secure debt executed by a Loan Party on or about the Closing Date, or from time to time thereafter in favor of Collateral Agent, for the benefit of the Lender Parties, by which such Loan Party has granted to Collateral Agent, as security for the Obligations, a Lien upon the Mortgaged Property described therein.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions or with respect to which any Loan Party has any current or contingent liability as a result of being considered a single employer with any ERISA Affiliate.

“Net Cash Proceeds” means (a) with respect to the Disposition of any asset by the Borrower or any Subsidiary or any Event of Loss, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Event of Loss (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Event of Loss, any insurance proceeds or condemnation awards in respect of such Event of Loss actually received by or paid to or for the account of the Borrowers or any Subsidiary but excluding, in any event, any cash and Cash Equivalents received solely as proceeds of business interruption insurance) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Event of Loss and that is required to be repaid in connection with such Disposition or Event of Loss, (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and, with respect to any Event of Loss, costs incurred in connection with the collection of such proceeds, awards or other payments or any settlement of claims with respect thereto) actually incurred by the Borrowers or such Subsidiary in connection with such Disposition or Event of Loss, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, or upon the distribution to a Loan Party of such proceeds from such Disposition or Event of Loss, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrowers or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrowers or any Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Event of Loss, the amount of such reserve; and (b) with respect to the incurrence or issuance of any Indebtedness by the Borrowers or any Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the sum of (A) the reasonable investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other reasonable and customary expenses, incurred by the Borrowers or such Subsidiary in connection with such incurrence or issuance and (B) taxes paid or reasonably estimated to be actually payable in connection therewith, or upon the distribution to a Loan Party of proceeds from such incurrence or issuance.

“Non-Consenting Lender” has the meaning specified in Section 10.01.

“Non-Debt Fund Affiliate” means any Affiliate of the Sponsor other than Holdings or any of its Subsidiaries, any Debt Fund Affiliate and any natural person.

“Note” means the Term Loan Notes.

“Obligations” means all amounts owing by any Loan Party to Collateral Agent, any Lender or any other Lender Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Collateral Agent incurred and payable by the Loan Parties pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“OFAC” has the meaning specified in Section 5.15.

“Offered Loans” has the meaning specified in Section 2.19(c).

“Ordinary Course of Business” means the ordinary course of business of the Borrowers and their Subsidiaries and undertaken in good faith.

“Organization Documents” means, as applicable with respect to any Person, its certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); its certificate or articles of formation or organization and operating agreement; or its partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Other Subordinated Indebtedness” has the meaning specified in Section 7.01(v).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding for the avoidance of doubt, Excluded Taxes.

“Outstanding Amount” means, as applicable, the aggregate outstanding principal amount of Term Loans on any date after giving effect to any Borrowings, prepayments or repayments thereof occurring on such date.

“Outstanding Items” has the meaning specified in Section 6.18.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by Collateral Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in clause (d) of Section 10.06.

“Participation Register” has the meaning specified in clause (d) of Section 10.06.

“Payment in Full” or “Payment in Full of the Obligations” means the payment in full in cash of all Obligations (other than contingent indemnification claims for which no claim has been asserted), together with all accrued and unpaid interest and fees thereon. “Paid in Full,” “paid in full,” “payment in full,” and “payment in full of the Obligations” have meanings correlative thereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PennantPark” means PennantPark Investment Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, and any sections of the Code or ERISA related thereto that are enacted after the date of this Agreement.

“Pension Plan” means any employee pension benefit plan (other than a Foreign Plan or Multiemployer Plan) that is maintained or is contributed to by any Loan Party, or with respect to which any Loan Party has any current or contingent liability as a result of being considered a single employer with any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition by a Borrower or a Subsidiary of a Borrower, including in the case of any Permitted Foreign Acquisition, any Foreign Subsidiary, (i) that has been approved by the Required Lenders or (ii) so long as all of the following conditions have been satisfied:

(a) such Acquisition shall be structured as (1) an asset acquisition by such Borrower or Subsidiary, as applicable, of all or substantially all of the assets of the Person whose assets are being acquired (or all or substantially all of a line or lines of business of such Person), (2) a merger of the Person to be acquired with and into such Borrower or Subsidiary, as applicable, with such Borrower or Subsidiary, as applicable, as the surviving corporation in such merger, unless the surviving entity has otherwise assumed all obligations of such Borrower or Subsidiary, as applicable, under the Loan Documents pursuant to documentation reasonably acceptable to the Required Lenders or (3) a purchase of (x) any remaining Equity Interests in a Minority Investment, (y) any remaining Equity Interest of a Subsidiary of Holdings that is not a wholly-owned Subsidiary or (z) no less than a majority of the Equity Interests of the Person to be acquired by such Loan Party;

(b) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition (unless otherwise agreed by the Required Lenders), such Acquisition shall be consummated in accordance with the terms of the agreements and documents related thereto and the line or lines of business of the Person to be acquired constitute Core Businesses;

(c) (i) no Event of Default under Section 8.01(a) or 8.01(f) shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and (ii) no Specified Event of Default shall have occurred and be continuing as of the date the acquisition agreement for such Acquisition is entered into and effective;

(d) to the extent such Acquisition involves a Permitted Foreign Acquisition, after giving effect to such Permitted Foreign Acquisition, the Loan Parties shall be in compliance with the applicable provisions in Section 7.03 governing Investments to Foreign Subsidiaries;

(e) after giving pro forma effect to such Acquisition (including the payment of cash and other property given as consideration, any Indebtedness incurred, assumed or acquired by any Borrower or Subsidiary, as applicable, in connection with such Acquisition and all fees expenses and transaction costs incurred in connection therewith), (i) the Loan Parties shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.12(a) and (b) for the Fiscal Quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement, (ii) the Loan Parties shall have on a Pro Forma Basis a Consolidated Senior Net Leverage Ratio of not greater than 4.20:1.00 for the Fiscal Quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement and (iii) the Loan Parties shall have on a Pro Forma Basis a Consolidated Total Net

Leverage Ratio of not greater than 5.81:1.00 for the Fiscal Quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement, unless the Consolidated Total Net Leverage Ratio would not, directly or indirectly, increase immediately after consummation of such Acquisition;

(f) Borrower Agent shall have furnished Collateral Agent (i) two (2) Business Days’ (or such shorter period as may be agreed by Collateral Agent) prior to the consummation of such intended Acquisition, a current draft of the acquisition agreement (together with exhibits and schedules thereto and, to the extent required in the acquisition agreement, all required regulatory and third party approvals and copies of environmental assessments, if any) for such intended Acquisition (and final copies thereof as and when executed) and (ii) with respect to any intended Acquisition in which the Permitted Acquisition Consideration exceeds $5,750,000, (w) a description of the proposed Acquisition, (x) pro forma consolidated projections with respect to the intended Acquisition, (y) historical financial statements for the target of the intended Acquisition and (z) such other customary information or documentation regarding the intended Acquisition as Collateral Agent or the Lenders may reasonably request, including, to the extent available, a due diligence package;

(g) Borrower Agent shall have furnished to Collateral Agent at least two (2) Business Days (or such shorter period as may be agreed by Collateral Agent) prior to the date on which any such Acquisition is to be consummated or such shorter time as Collateral Agent may allow, a certificate of a Responsible Officer of Borrower Agent with a reasonably detailed calculation of item (e)(i), (ii) and (iii) above;

(h) to the extent obtained by the Loan Parties or their Affiliates, a quality of earnings report with respect to the target of such Acquisition;

(i) the Permitted Acquisition Consideration for such Acquisition does not exceed $48,875,000 (or $11,500,000 in the case of Permitted Foreign Acquisitions) plus the Available Amount when aggregated with all other Acquisitions consummated during the term of this Agreement; provided, that the limitation provided in this clause (i) shall not apply (a) with respect to that portion of the consideration in the form of Equity Interests of Holdings (or any parent entity thereof) that are not Disqualified Equity Interests and (b) to the extent such Acquisition is financed with the Net Cash Proceeds of issuances by Holdings (or any parent entity thereof) of, or capital contributions to, its Equity Interests that are not Disqualified Equity Interests, Permitted Cure Securities or cash common equity contributions in connection with an Equity Cure pursuant to Section 8.04 (other than issuances of, or contributions to, Equity Interests that are included in the calculation of the Available Amount or the Net Cash Proceeds of which are used to make Restricted Payments under Section 7.06(i)) and solely to the extent the Net Cash Proceeds of such issuances or contributions are contributed by Holdings to a Borrower as cash common equity; and

(j) such Permitted Acquisition shall involve assets, except with respect to a Permitted Foreign Acquisition, principally located in the United States (and, in connection with the acquisition of the Equity Interests of a Person being acquired, such Person shall be organized under the laws of a state within the United States) (any Acquisition that satisfies all of the conditions to satisfy a Permitted Acquisition, other than this clause (j) is referred to herein as a “Permitted Foreign Acquisition”).

“Permitted Acquisition Consideration” means the purchase consideration for a Permitted Acquisition and all other payments (but excluding any related acquisition fees, costs and expenses incurred in connection with any Permitted Acquisition), directly or indirectly, by Borrowers or any Subsidiary in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of any property or incurrence or assumption of Indebtedness or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time (including earnouts, seller notes and other deferred purchase price obligations); provided, that any such future payment that is an earnout or other deferred purchase price obligation shall be included in the determination of Permitted Acquisition Consideration as the maximum amount of such earnout or other deferred purchase price obligation; provided, further, that Permitted Acquisition Consideration shall not include (a) the portion of consideration or payment constituting salary payments pursuant to ordinary course employment agreements and salary bonuses payable thereunder to the extent relating to the applicable Permitted Acquisition and (b) the portion of consideration or payment attributable to cash and Cash Equivalents constituting working capital acquired by Borrowers or their Subsidiaries as part of the applicable Permitted Acquisition in excess of the working capital target set forth in the purchase agreement for such Permitted Acquisition.

“Permitted Cure Security” means an Equity Interest other than a Disqualified Equity Interest or other capital consideration, the proceeds of which are utilized in connection with a Cure Right pursuant to Section 8.04.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.01, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.01(a), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.01(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) such modified, refinanced, refunded, renewed or extended Indebtedness shall only be guaranteed by Holdings and/or the Subsidiaries of the Borrowers that are otherwise or are required to be guarantors of the Indebtedness being modified, refinanced, refunded, renewed or extended or that are otherwise or are required to be guarantors of the

Indebtedness under the Senior Indebtedness Documents, in each case, at the time of such modification, refinancing, refund, renewal or extension of Indebtedness occurs, and any other Subsidiaries that are acquired in connection with such refinancing, (e) such modified, refinanced, refunded, renewed or extended Indebtedness shall not be secured by any property or assets other than the property or assets that were or are required to be collateral (and then only with the same priority) for the Indebtedness being modified, refinanced, refunded, renewed or extended at the time of such modification, refinancing, refunding, renewal or extension, and (f) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.01(b) or (l), to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended or otherwise at least as favorable to the Lenders as those contained in the Indebtedness under the Senior Indebtedness Documents (including the Intercreditor Agreement); provided that a certificate of a Responsible Officer delivered to the Collateral Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Agent has determined in good faith that such terms and conditions satisfy the foregoing requirement (which determination shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by a Borrower or any of its Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Subsidiary that is not a Loan Party and another Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) such Borrower or such Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $3,450,000, the board of directors (or equivalent governing body) of such Borrower or such Subsidiary (which such determination may take into account any retained interest or other Investment of such Borrower or such Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but other than a Multiemployer Plan and other than a Foreign Plan), maintained for employees of any Loan Party or any such plan to which any Loan Party is required to contribute (including any Pension Plan which any ERISA Affiliate maintains, or is required to contribute to) on behalf of any of its employees.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive Fiscal Quarter immediately following the date on which such Permitted Acquisition is consummated.

“Pro Forma Adjustment” means, for any Measurement Period that includes all or any part of a Fiscal Quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Adjusted Consolidated EBITDA of the Loan Parties and their Subsidiaries, (a) the pro forma increase or decrease in such Acquired EBITDA or such Adjusted Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business with the operations of the Borrowers and their Subsidiaries, in each case being given pro forma effect that (i) have been realized or (ii) will be implemented following such transaction and are supportable and quantifiable (as determined by the chief financial officer of the Borrower Agent) and expected to be realized within the succeeding 12 months and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business and the consolidated financial statements of the Borrowers and their Subsidiaries, assuming such Permitted Acquisition or Disposition, and all other Permitted Acquisitions or Dispositions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Adjusted Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Measurement Period, or such additional costs, as applicable, will be incurred during the entirety of such Measurement Period; provided, further, that any increase in Acquired EBITDA or Adjusted Consolidated EBITDA, as the case may be, as a result of such Pro Forma Adjustments shall not, together with all increases in Adjusted Consolidated EBITDA pursuant to Restructuring Charges, Business Optimization Expenses and Reserves (as defined in the Compliance Certificate) and Cost Savings and Synergies (as defined in the Compliance Certificate), exceed 20% (or such greater amount approved by the Required Lenders) of Adjusted Consolidated EBITDA on a Pro Forma Basis calculated after giving effect to such adjustments and the adjustments resulting from Restructuring Charges, Business Optimization Expenses and Reserves and Costs Savings and Synergies in the aggregate in any Measurement Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrowers or any division, product line, or facility used for operations of the Borrowers or any of their Subsidiaries which represents a contribution to Adjusted Consolidated EBITDA in excess of $500,000, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by a Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Adjusted Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower Agent in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrowers and their Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Properly Contested” means with respect to any obligation of a Loan Party or any Subsidiary of a Loan Party, (a) the obligation is being properly contested in good faith by appropriate proceedings; and (b) appropriate reserves have been established in accordance with GAAP.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.19(b).

“Purchase Agreement” means that certain Stock Purchase Agreement dated as of December 29, 2013, between the Initial Borrower, the Target and the Sellers (as defined therein) pursuant to which the Initial Borrower will acquire all of the Equity Interests of Target owned by the Sellers on the Closing Date.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means a bona fide underwritten sale to the public of common stock of Holdings or any other direct or indirect parent company of the Borrowers pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Holdings or any other direct or indirect parent company of the Borrowers) that is declared effective by the SEC.

“Qualifying Loans” has the meaning specified in Section 2.19(e).

“Qualifying Lenders” has the meaning specified in Section 2.19(e).

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means (a) Collateral Agent or (b) any Lender.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and controlling Persons of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) Total Outstandings and (b) aggregate unused Commitments.

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer or controller of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Holdings or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to a Loan Party’s or its Subsidiaries’ stockholders, partners or members (or the equivalent Person thereof), or (c) any payment of management, consulting, monitoring, transaction or advisory fees to the Sponsor.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrowers or any of their Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Security Agreement” means the Pledge and Security Agreement dated as of the date hereof by the Loan Parties and Collateral Agent for the benefit of the Lender Parties.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement, the Control Agreements, the Mortgages, all security agreements pertaining to Intellectual Property, any landlord lien waiver, warehouseman’s or bailee’s letter or similar agreement and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to Collateral Agent or the Lenders a Lien in property as security for all or any portion of the Obligations.

“Seller Put Option” means the right of the Rollover Stockholders (as defined in the Stockholders Agreement) to require Holdings to purchase from the Rollover Stockholders one third (1/3) of each class of shares of the Equity Interests in Holdings held by the Rollover Stockholders pursuant to Section 5A of the Stockholders Agreement, which obligation of Holdings to purchase such shares shall be an unsecured and non-interest bearing obligation.

“Senior Indebtedness” means Senior Debt (as defined in the Intercreditor Agreement as in effect as of the Closing Date unless any amendment thereto is consented to by the Loan Parties).

“Senior Indebtedness Documents” means the Senior Loan Agreement, any notes issued thereunder, any guaranties thereof, any security agreements executed in connection therewith and any other instruments and agreements evidencing the terms of or securing the Senior Indebtedness.

“Senior Lenders” means each lender from time to time party to the Senior Loan Agreement.

“Senior Lender Agent” means Bank of Montreal.

“Senior Loan Agreement” means the Senior Loan Agreement dated as of the Closing Date, among Senior Lender Agent, the Loan Parties and Senior Lenders.

“Sold Entity or Business” has the meaning specified in the Compliance Certificate.

“Solvent” means, as to any Person on any date of determination, that on such date such Person (a) owns assets whose fair value (on a consolidated and going concern basis) exceeds such Person’s debts and liabilities, subordinated, contingent or otherwise; (b) owns property whose present fair salable value (on a consolidated and going concern basis) is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of such Person’s debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (d) is not engaged in, and is not about to engage in, business contemplated as of the applicable date of determination for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” is defined in Section 10.06.

“Specified Event of Default” means any Event of Default under Section 8.01(a), 8.01(b) (solely with respect to Section 6.01, 6.02(a) or 6.02(b) or Article VII) or 8.01(f).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness or Restricted Payment, that by the terms of this Agreement requires, as a condition to consummating such transaction, compliance with the financial covenants to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means TPG Growth II Advisors and its Controlled Investment Affiliates.

“Sponsor Investor Overage” has the meaning specified in Section 2.19(d).

“Stockholders Agreement” means that certain Stockholders Agreement dated as of January 31, 2014 by and among Holdings, TPG elf Holdings, L.P. and each other Person party thereto, as in effect on the date hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the Voting Equity Interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings or any of its direct or indirect Subsidiaries.

“Subsidiary Guarantor” and “Subsidiary Guarantors” means each Subsidiary that becomes a Guarantor of all or a part of the Obligations after the Closing Date pursuant to Section 6.12 of the Agreement or otherwise.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Target” means J.A. Cosmetics.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of Term Loans having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(b).

“Term Lender” means each Lender that has a Term Loan Commitment or, following termination of the Term Loan Commitments, has Term Loans outstanding.

“Term Loan” means a Eurodollar Rate Loan made to Borrowers pursuant to Section 2.01(b) or, if Section 3.02 or Section 3.03 are applicable, a Base Rate Loan.

“Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to Borrowers on the Closing Date pursuant to Section 2.01(b) in an aggregate original principal amount equal to the amount set forth opposite such Term Lender’s name on Schedule 2.01.

“Term Loan Facility” means the facility described in Section 2.01(b), providing for Term Loans to Borrowers by the Term Lenders in the original aggregate principal amount of $40,000,000.

“Term Loan Maturity Date” means July 31, 2019.

“Term Loan Note” means a promissory note made by Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-2.

“Total Outstandings” means the Outstanding Amount of all Loans.

“Trading With the Enemy Act” has the meaning specified in Section 5.15.

“Transaction” means, individually or collectively as the context may indicate, (a) the incurrence of the Senior Indebtedness, (b) the Closing Date Acquisition and (c) the entering by Borrowers of the Loan Documents to which they are a party and the funding of the Term Loan Facility.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interests granted to Collateral Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” mean the United States of America.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” has the meaning specified in Section 5.15.

“Voting Equity Interests” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary voting power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Waived Amount” has the meaning specified in Section 2.06(b)(vii).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For purposes of determining compliance with any provision in Section 7.01, 7.02, 7.03, 7.05, 7.06, 7.08 or 7.11(a), in the event that an item or subject matter meets the criteria of more than one of the categories described in each of the respective Sections therein, the Borrowers may, in their commercially reasonable discretion, classify and reclassify or later divide, classify or reclassify such item or subject matter (or any portion thereof) and will only be required to include the amount and type of such item or subject matter in one or more of the applicable categories in the applicable Section.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower Agent, Collateral Agent or the Required Lenders shall so request, Collateral Agent, the Lenders and Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower Agent shall provide to Collateral Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations. Any pro forma calculation of the financial covenants set forth in Section 7.12 hereof (i) shall be made on a Pro Forma Basis as if all Specified Transactions (including, without limitation, all Indebtedness incurred or Acquisitions or Dispositions of a Subsidiary or business segment) made prior to the time of such measurement had been incurred or made, as applicable, on the first day of the Measurement Period most recently ended for which Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 6.01(a) or 6.01(b) and (ii) as of any date occurring prior to June 30, 2014 shall assume that the maximum Consolidated Total Net Leverage Ratio or minimum Consolidated Interest Coverage Ratio, as applicable, permitted or required, as applicable, as of such date is the applicable covenant level for the Measurement Period ending June 30, 2014. All defined terms used in the calculation of the financial covenants set forth in Section 7.12 hereof shall be calculated on a historical pro forma basis giving effect, during any Measurement Period that includes any Permitted Acquisition or, to the extent there is a reasonable basis for the Lenders to verify such historical results, any other Investment constituting an Acquisition permitted to be made hereunder, to the actual historical results of the Person or line of business so acquired and which amounts shall include adjustments as contemplated by the Pro Forma Adjustments set forth herein and in the Compliance Certificate.

(d) In computing financial ratios and other financial calculations of Holdings and its Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness shall be calculated at par value irrespective of whether such Person has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (February 2007).

1.04. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commodity Account”, “Commodity Contract”, “Deposit Account,” “Documents,” “General Intangible,” “Instrument,” “Inventory,” and “Securities Account.”

1.05. Reserved.

1.06. Foreign Currency. Transactions with Foreign Subsidiaries permitted hereunder that are denominated in Dollars shall be deemed to be the dollar equivalent of any such transactions that are actually funded in a foreign currency, if applicable, using prevailing exchange rates at the time of such transaction and without giving effect to fluctuations in exchange rates.

1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Loan Commitments.

(a) Reserved.

(b) Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term Loan to Borrowers on the Closing Date in an amount equal to such Lender’s Term Loan Commitment. The advance of the Term Loan shall be made simultaneously by the Lenders in accordance with their respective Applicable Percentages of the Term Loan Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

2.02. Borrowings and Continuations of Loans.

(a) Each Borrowing of Eurodollar Rate Loans shall be made upon Borrower Agent’s irrevocable notice to Collateral Agent, which may be given by telephone. Each such notice must be received by Collateral Agent not later than 1:00 p.m. three Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans. Each telephonic notice pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Collateral Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower Agent. Each Borrowing of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b) Following receipt of a Committed Loan Notice for the Term Loan Facility, Collateral Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Term Loan Facility of the applicable Loans. In the case of a Term Borrowing, each Lender shall make the amount of its Loan available to Collateral Agent in immediately available funds at Collateral Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, Collateral Agent shall make all funds so received available to Borrowers in like funds as received by Collateral Agent by wire transfer of such funds, in each case in accordance with written instructions provided to (and reasonably acceptable to) the Required Lenders and Collateral Agent by Borrower Agent.

(c) [Reserved].

(d) After giving effect to all continuations of Loans, there shall not be more than nine (9) Interest Periods in effect in respect of the Term Loan Facility.

2.03. Reserved.

2.04. Reserved.

2.05. Repayment of Loans.

(a) Term Loan. Borrowers unconditionally promise to pay to Collateral Agent for the account of each Term Lender the aggregate principal amount of its Term Loan outstanding (as such amount is reduced as a result of prepayments applied in accordance with the terms of this Agreement) and all accrued and unpaid interest on the earlier of (i) the Term Loan Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof.

(b) Reserved.

(c) Reserved.

2.06. Prepayments.

(a) Optional. Subject to the terms of the Intercreditor Agreement, Borrowers may, upon notice to Collateral Agent from Borrower Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by Collateral Agent not later than 2:00 p.m. three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of at least $100,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, how such prepayment shall be applied and the Interest Period(s) of such Loans. Collateral Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Term Loan Facility). If such notice is given by Borrower Agent, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that the prepayment is conditioned upon the effectiveness of other credit facilities, acquisitions or dispositions, in which case such notice may be revoked by Borrower Agent (by notice to Collateral Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.06(a) shall be applied as specified by the Borrower Agent in the applicable notice of prepayment and, in the absence of such direction, in the manner set forth in Section 2.06(b)(iv). Such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentage in respect of the Term Loan Facility.

(b) Mandatory.

(i) Excess Cash Flow. Subject to the terms of the Intercreditor Agreement, within ten Business Days after financial statements have been delivered or should have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered or should have been delivered pursuant to Section 6.02(a) commencing with the Fiscal Year ending December 31, 2014 (it being agreed and understood that Excess Cash Flow for the Fiscal Year ending December 31, 2014 shall be measured only for the period commencing on the Closing Date and ending on December 31, 2014), Borrowers shall prepay an aggregate principal amount of Loans equal to (x) 50% of Excess Cash Flow for the Fiscal Year covered by such financial statements; provided that (1) if the Consolidated Total Net Leverage Ratio (determined as of the last day of such Fiscal Year by reference to the Compliance Certificate delivered together with the financial statements delivered pursuant to Section 6.01(a) for such Fiscal Year) shall be less than 4.60 to 1.00 but greater than or equal to 4.03 to 1.00, Borrowers shall prepay an aggregate principal amount of Loans equal to 25% of Excess Cash Flow for such Fiscal Year and (2) if the Consolidated Total Net Leverage Ratio (determined as of the last day of such Fiscal Year by reference to the Compliance Certificate delivered together with the financial statements delivered pursuant to Section 6.01(a) for such Fiscal Year) shall be less than 4.03 to 1.00, Borrowers shall prepay an aggregate principal amount of Loans equal to 0% of Excess Cash Flow for such Fiscal Year, less (y) the aggregate amount of voluntary prepayments of the Term Loans (other than Discounted Voluntary Prepayments), the Term Loans (as defined in the Senior Loan Agreement) and the Revolving Loans (as defined in the Senior Loan Agreement) to the extent accompanied by a permanent reduction in the Revolving Credit Commitment (as defined in the Senior Loan Agreement), in each case, made (i) during such Fiscal Year (other than any voluntary prepayments made during the first 120 days of such Fiscal Year to the extent such voluntary prepayments were credited in the calculation of the Excess Cash Flow prepayment for the prior Fiscal Year) or (ii) within 120 days after the end of the Fiscal Year for which such Excess Cash Flow is being calculated that are applied in the manner set forth in Section 2.06(b)(iv), in each case, to the extent not financed with proceeds from the incurrence of long-term Indebtedness.

(ii) Asset Dispositions. Subject to the terms of the Intercreditor Agreement, if any Loan Party or any of its Subsidiaries Disposes of, or suffers an Event of Loss of, any property (other than any Disposition of any property permitted by Sections 7.05(a), (b)(i), (c), (e), (f), (g), (h), (i), (j), (k) or (l)) which results in Net Cash Proceeds in connection with such Disposition or Event of Loss in excess of $1,000,000 and, together with all other Dispositions and Events of Loss occurring during the Fiscal Year in excess of $2,000,000, Borrowers shall prepay an aggregate principal amount of Loans equal to such excess Net Cash Proceeds promptly after receipt thereof by such Person; provided that so long as no Event of Default shall have occurred and be continuing (or, to the extent the only Event of Default that has occurred and is continuing is an Event of Default arising under Section 8.01(a), so long as the Borrowers have paid in full the unpaid amount giving rise to such Event of Default with such Net Cash Proceeds (such payment, the “Monetary Default Payment”)), the recipient of any such Net Cash Proceeds realized in a Disposition or Event of Loss described in this Section 2.06(b)(ii) may (x) reinvest the amount of any such Net Cash Proceeds (or, to the extent such Net Cash Proceeds were used to pay the Monetary Default Payment, the remaining amount of such Net Cash Proceeds) within three hundred sixty-five (365) days of the receipt thereof, in replacement assets of a kind then used or usable in the business of such recipient or (y) enter into a binding commitment thereof within said three hundred sixty-five (365) day period and actually reinvests such Net Cash Proceeds within one hundred eighty (180) days after the last day of said three hundred sixty-five (365) day period; provided that if the recipient does not intend to fully reinvest such Net Cash Proceeds, or if the time period set forth in this sentence expires without such recipient having reinvested such Net Cash Proceeds, Borrowers shall prepay the Loans in an amount equal to such Net Cash Proceeds (to the extent not reinvested or intended to be reinvested within such time period).

(iii) Debt Incurrence. Subject to the terms of the Intercreditor Agreement, upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.01), Borrowers shall prepay an aggregate principal amount of Loans equal to all Net Cash Proceeds received therefrom promptly after receipt thereof by such Loan Party or such Subsidiary.

(iv) Application of Mandatory Prepayments. Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.06(b) shall be applied to the outstanding amount of Term Loans and paid to the Collateral Agent for the account of each Term Lender in accordance with their respective Applicable Percentage.

(v) Notwithstanding the foregoing, any Lender may elect to decline, by notice to Collateral Agent and the Borrower Agent on or prior to the date of any prepayment of Term Loans required or permitted to be made by the Borrowers for the account of such Lender pursuant to Section 2.06(b)(i) or 2.06(b)(ii), all or a portion of such prepayment, in which case such prepayment (or portion thereof) shall be retained by the Borrowers.

(vi) Notwithstanding the foregoing, to the extent any or all of the Net Cash Proceeds of any Disposition by, or Event of Loss of, a Foreign Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.06(b)(ii) or Excess Cash Flow attributable to Foreign Subsidiaries, is prohibited, restricted or delayed by any applicable local requirements of Law (including but not limited to financial assistance, corporate benefit restrictions and restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Foreign Subsidiaries) from being repatriated or passed on or distributed to or used for the benefit of any of the Borrowers or any Domestic Subsidiary

(each, a “Repatriation”; with “Repatriated” having a correlative meaning), or if the Borrowers have determined in good faith that Repatriation of any such amount would reasonably be expected to have adverse tax consequences with respect to Holdings or its Subsidiaries (including, without limitation, a deemed dividend pursuant to Section 956 of the Code), the receipt or realization of the portion of such Net Cash Proceeds or Excess Cash Flow so affected (solely in the case of Excess Cash Flow, to the extent not exceeding 20% of the aggregate Excess Cash Flow payment otherwise required to be made pursuant to Section 2.06(b)(i) without giving effect to this clause (vi)), will not be taken into account in measuring the Borrowers’ obligation to prepay Term Loans at the times provided in this Section 2.06; provided, that if any such Repatriation ceases to be prohibited, restricted or delayed by applicable local requirements of Law at any time during the one (1) year period immediately following the date on which the applicable mandatory prepayment pursuant to Section 2.06 was required to be made, the Loan Parties shall reasonably promptly Repatriate, or cause to be Repatriated, an amount equal to that portion of the applicable mandatory prepayment amount previously not taken into account in measuring the Borrowers’ obligation to make such mandatory prepayment under Section 2.06 (such amount, the “Excluded Prepayment Amount”), and, subject to the terms of the Intercreditor Agreement, the Loan Parties shall reasonably promptly pay the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with Section 2.06(b)(iv). For the avoidance of doubt, the non-application of any such portion of the mandatory prepayment amount pursuant to this Section 2.06(b)(vi) shall not constitute a Default or an Event of Default and such portion of the mandatory prepayment amount shall be available for working capital purposes of such Foreign Subsidiaries.

(vii) Notwithstanding the foregoing, until the repayment in full of the obligations under the Senior Indebtedness Documents, no mandatory prepayments of outstanding Loans that would otherwise be required to be made hereunder shall be required to be made. For the avoidance of doubt, to the extent any mandatory prepayment is waived under the Senior Loan Agreement (the amount waived being referred to herein as the “Waived Amount”), the Waived Amount shall not be required to be applied to prepay the Loans; provided, however, that any such Waived Amount shall not be included in the Available Amount, except to the extent of any Waived Amount offered to, and declined by, the Lenders.

(c) Prepayment Premium.

(i) In the event that all or any portion of the Loans are voluntarily prepaid for any reason (other than in connection with a Change of Control) or mandatorily prepaid pursuant to Section 2.06(b)(iii) (other than in connection with a Change of Control), such prepayment will be made, in each case, at (w) 104.0% of the principal amount of the Loans prepaid if such prepayment occurs on or prior to the first anniversary of the Closing Date, (x) 102.0% of the principal amount prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (y)

101.0% of the principal amount prepaid if such prepayment occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date and (z) par if such prepayment occurs after the third anniversary of the Closing Date.

(ii) In the event that all or any portion of the Loans are voluntarily prepaid for any reason in connection with a Change of Control or mandatorily prepaid pursuant to Section 2.06(b)(iii) in connection with a Change of Control, such prepayment will be made, in each case, at (x) 101.0% of the principal amount of the Loans prepaid if such prepayment occurs on or prior to the third anniversary of the Closing Date and (y) par, if such prepayment occurs after the third anniversary of the Closing Date.

2.07. Termination or Reduction of Commitments.

(a) Reserved.

(b) Term Loan Commitment. The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing (after giving effect thereto).

2.08. Interest.

(a) Subject to the provisions of Section 2.10 and subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) (i) If any amount payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any Event of Default exists, then upon the written request of the Required Lenders (which Collateral Agent shall notify Borrowers thereof) (or automatically if an Event of Default under Section 8.01(a) or 8.01(f) exists), all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.

(a) Reserved.

(b) Reserved.

(c) Fee Letter. Borrowers agree to pay the fees payable in the amount and at the time set forth in the Fee Letter.

(d) Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Collateral Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of actual days elapsed over a year of 365 or 366 days, as the case may be. All other computations of fees and interest shall be made on the basis of the actual days elapsed over a 360-day year (i.e., the 365/360 day method of interest computation, which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Collateral Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by Collateral Agent (the “Loan Account”) in the Register; provided that any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. The accounts or records maintained by Collateral Agent (and any Lender) shall be conclusive absent manifest error; provided that in the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through Collateral Agent, Borrowers shall execute and deliver to such Lender (through Collateral Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.

(b) [Reserved].

2.12. Payments Generally; Collateral Agent’s Clawback.

(a) General. All payments to be made by Borrowers shall be made without deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to

Collateral Agent, for the account of the respective Lenders to which such payment is owed, at Collateral Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Subject to Section 2.14, Collateral Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Term Loan Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Collateral Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected when computing interest or fees, as the case may be.

(b) Reserved.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Collateral Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by Collateral Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Collateral Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Insufficient Funds. If at any time insufficient funds are received by and available to Collateral Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as provided in Section 8.03.

2.13. Sharing of Payments by Lenders. Except as otherwise provided herein, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Term Loan Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Term Loan Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Term Loan Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Term Loan Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the

Obligations in respect of the Term Loan Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Term Loan Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify Collateral Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Term Loan Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including payments under Section 2.19) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

2.14. Reserved.

2.15. Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations and all agreements under the Loan Documents. As such, each Borrower agrees that it is a guarantor of each other Borrower’s obligations and liabilities hereunder and under the other Loan Documents.

(b) Direct Liability. Nothing contained in this Section 2.15 or Article XI shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(c) Joint Enterprise. Each Borrower has requested that Collateral Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Collateral Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(d) Borrower Agent.

(i) Each Borrower hereby irrevocably appoints and designates the Initial Borrower, and from and after the consummation of the Closing Date Acquisition and the joinder thereof pursuant to a Joinder Agreement, J.A. Cosmetics (“Borrower Agent”) as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including requests for Credit Extensions, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Collateral Agent or any Lender.

(ii) Each other Loan Party hereby irrevocably appoints and designates Borrower Agent as its agent and attorney-in-fact to receive statements on its account and all other notices from Collateral Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(iii) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(iv) Borrower Agent hereby accepts the appointment by each Loan Party hereunder to act as its agent and attorney-in-fact.

(v) Collateral Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower or other Loan Party. Collateral Agent and Lenders may give any notice or communication with a Borrower or other Loan Party hereunder to Borrower Agent on behalf of such Borrower or Loan Party. Each of Collateral Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower and each other Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

2.16. Reserved.

2.17. Reserved.

2.18. Reserved.

2.19. Prepayments Below Par.

(a) Borrowers’ Right to Prepay. Each Borrower shall have the right at any time and from time to time to prepay the Term Loan to the Lenders at a discount to the par value of such Loan and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.19, provided that (i) no proceeds of Revolving Loans (as defined in the Senior Loan Agreement) or Swing Line Loans (as defined in the Senior Loan Agreement) shall be used to consummate any Discounted Voluntary Prepayment, (ii) no Default or Event of Default shall have occurred and be continuing or would result from the Discounted Voluntary Prepayment, (iii) the relevant Borrower shall deliver to Collateral Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the relevant Borrower (1) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.19 has been satisfied and (2) specifying the aggregate principal amount of the Term Loan to be prepaid pursuant to such Discounted Voluntary Prepayment, (iv) the Term Loan prepaid is immediately cancelled and may not be reborrowed, and (v) neither the Sponsor, the Borrowers or any of their respective Affiliates shall be required to make a representation that it is not in possession of material non-public information with respect to the Borrowers, their Subsidiaries or their respective securities and customary “Big Boy” disclaimers from all parties shall be obtained.

(b) Notice. To the extent any Borrower seeks to make a Discounted Voluntary Prepayment, such Borrower will provide written notice to the Collateral Agent (each, a “Discounted Prepayment Option Notice”) that such Borrower desires to prepay a portion of the Term Loan in an aggregate principal amount specified therein by such Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of the Term Loan as specified below. The Proposed Discounted Prepayment Amount shall not be less than $1,000,000 (unless otherwise agreed by the Collateral Agent). The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (i) the Proposed Discounted Prepayment Amount, (ii) a discount range (which may be a single percentage) selected by such Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Term Loan to be prepaid (the “Discount Range”), and (iii) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least 5 Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(c) Lender Acceptance. Upon receipt of a Discounted Prepayment Option Notice, the Collateral Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice (each, a “Lender Participation Notice” it being understood that a Lender may deliver more than one Lender Participation Notice, and that each such Lender Participation Notice of such Lender shall constitute an independent and unconditional offer, and no such Lender Participation Notice may be contingent on the making of any prepayment with respect to the Offered Loans (defined below) in respect of any other Lender Participation Notice, or otherwise be contingent or conditional in any way) to the Collateral Agent setting forth (i) a maximum acceptable discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the portion of the Term Loan to be prepaid) and (ii) a maximum principal amount (subject to rounding requirements specified by the Collateral Agent) of the Term Loan held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Offered Loans, the Collateral Agent, in consultation with the relevant Borrower, shall determine the applicable discount for the portion of the Term Loan to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (y) the percentage specified by the relevant Borrower if such Borrower has selected a single percentage pursuant to Section 2.19(b) for the Discounted Voluntary Prepayment or (z) otherwise, the highest Acceptable Discount at which such Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be paid in full at any Acceptable Discount, the Applicable Discount shall be the highest Acceptable Discount specified by the Lenders that is within that Discount Range and then the next highest until all of the Offered Loans are repurchased. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender whose Lender Participation Notice is not received by the Collateral Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of its portion of the Term Loan at any discount to their par value within the Discount Range.

(d) Loans held by Sponsor and Affiliates. Notwithstanding anything in this Section 2.19 to the contrary, if the consummation of any Discounted Voluntary Prepayment would have the effect of causing the aggregate principal amount of the Term Loans held by Sponsor and its Affiliates (other than Debt Fund Affiliates) to exceed 25% of the aggregate principal amount of all Term Loans then outstanding (a “Sponsor Investor Overage”), the Sponsor, such Affiliates and each Borrower agree that (i) the Sponsor and such Affiliates shall be deemed to have issued Lender Participation Notices accepting the Discounted Voluntary Prepayment offer for sufficient portions of the Term Loans held by the Sponsor and its Affiliates (other than Debt Fund Affiliates) so that the Sponsor Investor Overage would be eliminated, (ii) the applicable Borrower shall be deemed to have accepted such Lender Participation Notices in the aggregate amount necessary to eliminate the Sponsor Investor Overage and (iii) the Collateral Agent shall determine, in consultation with the applicable Borrower, how to allocate the applicable Discounted Voluntary Prepayment among the Sponsor and its Affiliates.

(e) Allocation. The relevant Borrower shall make a Discounted Voluntary Prepayment by prepaying the portion of the Term Loan to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, such Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Collateral Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the relevant Borrower shall prepay all Qualifying Loans.

(f) Payment Mechanics. Each Discounted Voluntary Prepayment shall be made within 5 Business Days of the Acceptance Date (or such later date as the Collateral Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty, upon irrevocable notice (each a “Discounted Voluntary Prepayment Notice”), delivered to the Collateral Agent no later than 1:00 p.m. New York City Time, 3 Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Collateral Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Collateral Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable portion of the Term Loan, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of the Term Loan shall be applied ratably to reduce the remaining installments of the Term Loan.

(g) Additional Procedures. To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.19(b) above) established by the Collateral Agent and the relevant Borrower.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Law requires the withholding or deduction of any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined in good faith by Borrower Agent or Collateral Agent, as the case may be, taking into account the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If applicable Law requires the withholding or deduction of any Taxes from any payment under any Loan Document, then (A) the applicable Loan Party shall withhold or make such deductions as are required taking into account the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of subsection (a) above but without duplication of amounts payable under this Section, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnification.

(i) Without limiting the provisions of subsection (a) or (b) above but without duplication of amounts payable under this Section, each Loan Party shall, and does hereby, on a joint and several basis indemnify each Recipient (and its respective directors, officers, employees, affiliates and agents) and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted on payments to, or paid by, such Recipient (or its respective directors, officers, employees, affiliates and agents), as the case may be, and any penalties, interest and related expenses and losses arising therefrom or with respect thereto

(including the fees, charges and disbursements of any counsel or other tax advisor for the Recipient (or its respective directors, officers, employees, affiliates, and agents)), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by a Lender (with a copy to Collateral Agent), or by Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify Collateral Agent, and shall make payment in respect thereof within 10 days after demand therefor, against (i) any Indemnified Taxes attributable to such Lender, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participation Register and (iii) any Taxes (other than Indemnified Taxes) attributable to such Lender, in each case, that are payable or paid by the Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Collateral Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Collateral Agent, any assignment of rights by, or the replacement of, a Lender and the occurrence of the Facility Termination Date.

(d) Evidence of Payments. Upon request by Borrower Agent or Collateral Agent, as the case may be, after any payment of Taxes by the Loan Parties or by Collateral Agent to a Governmental Authority as provided in this Section 3.01, Borrower Agent shall deliver to Collateral Agent or Collateral Agent shall deliver to Borrower Agent, as the case may be, the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower Agent or Collateral Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Recipient shall deliver to Borrower Agent and to Collateral Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower Agent or Collateral Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower Agent or Collateral Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Recipient’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Recipient by the Loan Parties pursuant to this Agreement or otherwise to establish such Recipient’s status for withholding tax purposes in the applicable jurisdiction; provided each Recipient shall only be required to deliver such documentation as it may legally provide.

(ii) Without limiting the generality of the foregoing:

(A) any Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower Agent and Collateral Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower Agent or Collateral Agent as will enable Borrower Agent or Collateral Agent, as the case may be, to determine whether or not such Recipient is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender shall deliver to Borrower Agent and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower Agent or Collateral Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, if any,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation, or

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN.

(iii) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA

(including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower Agent and Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Agent or Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Collateral Agent as may be necessary for Borrower and Collateral Agent to comply with their obligations under FATCA and to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Recipient shall promptly notify Borrower Agent and Collateral Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) Treatment of Certain Refunds. So long as no Event of Default is occurring, if Collateral Agent or any Lender determines, in its sole discretion acting in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by Collateral Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of Collateral Agent or such Lender, agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Collateral Agent or such Lender in the event Collateral Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) to the extent the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require Collateral Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower Agent through Collateral Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Collateral Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Collateral Agent and Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Loan Parties shall, upon demand from such Lender (with a copy to Collateral Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Collateral Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Collateral Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Collateral Agent is advised in writing by the Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Collateral Agent determines that for any reason in connection with any request for a Eurodollar Rate Loan or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Collateral Agent will promptly so notify Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Collateral Agent revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for (i) Indemnified Taxes covered by Section 3.01, (ii) any Tax described in clause (a) of the definition of Excluded Taxes to the extent such Taxes are imposed on or measured by such Recipient’s net income or profits (or are franchise Taxes imposed in lieu thereof) and (iii) any Tax described in clauses (b) through (e) of the definition of Excluded Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to a Eurodollar Rate Loan (whether of principal, interest or any other amount) then, upon request of such Lender, the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in subsection (a) or (b) of this Section and delivered to Borrower Agent shall be conclusive absent manifest error. The Loan Parties shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. Without duplication of the effect of the Eurodollar Reserve Percentage, Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower Agent shall have received at least 15 days’ prior written notice (with a copy to Collateral Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such written notice.

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to Collateral Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, or continue any Loan on the date or in the amount notified by Borrower Agent; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower Agent pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Reimbursement

No Loan Party shall be required to compensate a Lender pursuant to this Article III for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower Agent of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, provided further that, if the change in law giving rise to such increases costs or reduction is retroactive then the 180 day period referred to above shall be extended to include the period of retroactive effect hereof. Upon the receipt by Borrower Agent of such demand, the Borrower Agent shall have the option to immediately repay such Eurodollar Loan or convert such Eurodollar Loan to a Base Rate Loan, in each case in order to minimize or eliminate such increased cost or reduction.

3.07. Mitigation Obligations. If any Lender requests compensation under Section 3.04, or Borrowers are required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.08. Survival. All of the obligations under this Article III shall survive the resignation of Collateral Agent, the replacement of any Lender and the occurrence of the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. The obligation of each Lender to make any initial Credit Extension hereunder is subject to satisfaction or waiver by the applicable party of the following conditions precedent:

(a) The Required Lenders’ receipt of the following items, each properly executed by a Responsible Officer of applicable Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Required Lenders and its legal counsel:

(i) Uniform Commercial Code financing statements, suitable in form and substance for filing in all places required by applicable law to perfect the Liens of Collateral Agent under the Security Instruments as a second priority Lien under U.S. law as to items of Collateral in which a security interest may be perfected by the filing of financing statements;

(ii) a legal opinion from Kirkland and Ellis LLP;

(iii) the secretary’s certificates, borrowing request and closing certificates set forth on the closing checklist attached hereto as Exhibit G;

(iv) a solvency certificate in the form of Exhibit I; and

(v) the Loan Documents, except for (i) the Guarantees by the Guarantors and (ii) those items that are specifically permitted herein to be delivered after the Closing Date

(b) with respect to the Borrowers, all amounts due or outstanding in respect of any Indebtedness of the Target (other than as permitted to remain outstanding under the Closing Date Acquisition Documents or the Loan Documents) and the Initial Borrower and its Subsidiaries have been (or substantially simultaneously with the initial funding of the Loans on the Closing Date, will be) paid in full, all commitments (if any) in respect thereof terminated, all guarantees (if any) thereof discharged and released and all security therefor (if any) released or documentation to effect such release upon such repayment and termination have been delivered to the Collateral Agent; provided, that notwithstanding the foregoing, certain lien filings, if any, in the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, on Intellectual Property owned by Target and its Subsidiaries relating to such Indebtedness of the Target (the “Specified Lien Filings”) shall not be required to be removed on or prior to the Closing Date, and Borrowers shall have seven (7) days following the Closing Date (or such longer period as may be agreed by the Required Lenders in their sole discretion) to file (or to have filed) the appropriate documents to cause the Specified Lien Filings to be removed;

(c) (x) the consummation of the incurrence of the Senior Indebtedness in accordance with the terms of the Senior Indebtedness Documents (it being agreed that the original aggregate principal amount of term loans funded on the Closing Date shall not to exceed $105,000,000), (y) the consummation of equity contributions by Sponsor and its co-investors (together with rollover equity contributions from the selling shareholders and management of the Target) of not less than 35% of the total pro forma capital structure of the Initial Borrower and its Subsidiaries (after giving effect to the Transactions) and (z) the consummation of, substantially simultaneously with, but after, the initial funding of Loans on the Closing Date, the Closing Date Acquisition in accordance with the terms of the Closing Date Acquisition Documents, without any waiver, amendment, supplement or other modification of any provision of the Purchase Agreement that is material and adverse to the Lenders unless the Required Lenders have consented thereto; provided, that (1) any reduction in the purchase price for the Closing Date Acquisition set forth in the Purchase Agreement by less than fifteen percent (15%) is not material and adverse to the interests of the Lenders, (2) any increase in the purchase price for the Closing Date Acquisition set forth in the Purchase Agreement is not material and adverse to the interests of the Lenders so long as any such purchase price increase is funded with the proceeds of equity contributions or proceeds of the Senior Indebtedness (it being understood and agreed that no purchase price adjustments or similar adjustment provisions set forth in the Purchase Agreement constitute a reduction or increase in the purchase price of the Closing Date Acquisition for purposes of this proviso), (3) the granting by Holdings of any consent under the Purchase Agreement that is not materially adverse to the interests of the Lenders shall not constitute an amendment or waiver for purposes of this clause (z) and (4) any change to the definition of “Material Adverse Effect” in the Purchase Agreement shall be deemed materially adverse to the Lenders.

(d) All accrued costs, fees and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to PennantPark, plus such additional amounts of such reasonable out-of-pocket fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable out-of-pocket fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and PennantPark) and the fees and expenses of any other advisors) and other compensation due and payable to the Collateral Agent or PennantPark on or before the Closing Date shall have been paid (or deducted from the initial funding of the Loans hereunder), to the extent invoiced prior to the Closing Date (except as otherwise reasonably agreed by the Initial Borrower).

(e) The Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its Subsidiaries for the Fiscal Year ended December 31, 2011 and the Fiscal Year ended December 31, 2012 and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Target and its Subsidiaries for the month ended November 30, 2013 (and the corresponding period of the prior Fiscal Year, each prepared in accordance with GAAP; it being agreed and understood that as of the date hereof, the Lenders have received such documents.

(f) The Lenders shall have received an unaudited pro forma consolidated balance sheet of the Borrowers as of the date of the most recent consolidated balance sheet delivered pursuant to clause (e) above and related unaudited pro forma combined statement of income of the Target and its Subsidiaries for the twelve-month period ending on such balance sheet date, in each case adjusted to give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such pro forma balance sheet) or at the beginning of such period (in the case of the pro forma statement of income); it being agreed and understood that as of the date hereof, the Lenders have received such documents.

(g) The representations and warranties (i) set forth in Articles III and IV of the Purchase Agreement made by the Target and the Sellers in the Purchase Agreement as are material to the interests of the Lenders shall be true and correct in all respects but only to the extent that Initial Borrower (or any of its Affiliates) has the right to terminate its obligations under the Purchase Agreement (or refuse to consummate the Purchase Agreement) as a result of the breach of such representation or warranty in the Purchase Agreement (the “Specified Acquisition Agreement Representations”) and (ii) of the Initial Borrower contained in Sections 5.01(a), 5.01(b)(ii) (solely as it relates to the Loan Documents), 5.02(a) (solely as it relates to the Loan Documents), 5.03, 5.04(d), 5.13, 5.15, 5.19 of this Agreement and Section 5(j) of the Security Agreement (solely with respect to the first two sentences thereof) (the “Specified Representations”) shall be true and correct in all material respects (without duplication of any materiality qualified contained therein); provided, that notwithstanding anything to the contrary contained herein or in any other Loan Document to the contrary, solely for the purpose of this clause (g), to the extent any of the Specified Acquisition Agreement Representations are qualified or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect”, as defined in the Purchase Agreement.

(h) The Initial Borrower shall have provided the documentation and other information to the Collateral Agent (to the extent reasonably requested by the Collateral Agent in writing at least eight (8) Business Days prior to the Closing Date) that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Closing Date.

(i) Since December 29, 2013, there shall not have occurred a Material Adverse Effect (as defined in the Purchase Agreement).

Notwithstanding anything herein to the contrary, the terms of the Loan Documents shall be in a form such that they do not impair availability of the Loans on the Closing Date if the conditions set forth in Section 4.01 are satisfied or waived (it being understood that to the extent any security interest in Collateral (including the creation or perfection of any security interest) (other than (x) grants of security interests in Collateral subject to the Uniform Commercial Code that may be perfected by the filing of Uniform Commercial Code financing statements and (y) the delivery of equity certificates for certificated Equity Interests of Holdings’ Domestic Subsidiaries that are part of the Collateral) is not or cannot be provided or perfected on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, without undue burden or expense, the delivery of such Collateral (and granting and perfecting of security interests therein) shall not constitute a condition precedent to the availability of the Loans on the Closing Date but shall be required to be delivered within 90 days after the Closing Date (or such later date as may be reasonably agreed by the Required Lenders in their sole discretion) pursuant to arrangements to be mutually agreed).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Collateral Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce Collateral Agent and the Lenders to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to Collateral Agent and the Lenders, that:

5.01. Existence, Qualification and Power. Each Loan Party and each Subsidiary (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents, Closing Date Acquisition Documents and Senior Indebtedness Documents to which it is a party, and (c) is duly qualified and in good standing under the Laws of each jurisdiction where its operation or properties requires such qualification, except, in the case of clauses (b)(i) and (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention; Consents. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions, have been duly authorized by all necessary organizational action, and (a) do not and will not (i) contravene the terms of its Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.02) (x) any Contractual Obligation to which such Person is a party or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) violate any Law material to any Loan Party or Subsidiary in any material respect, except with respect to any conflict, breach, or contravention referred to in clause (a)(ii), to the extent that such conflict, breach or contravention would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) do not or will not require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, except for (i) filings necessary to perfect Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Lender Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices, and filings which have been duly obtained, taken, given or made and are in full force and effect or (iii) if the failure to obtain the same, take such action or give such notice could reasonably be expected to result in a Material Adverse Effect.

5.03. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

5.04. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the Target and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Target and its Subsidiaries dated as of November 30, 2013, and the related consolidated statements of income or operations and cash flows for the fiscal month then ended fairly present in all material respects the financial condition of the Target and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to year-end audit adjustments.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) On the Closing Date, immediately after giving effect to the Transactions, the Loan Parties and their Subsidiaries, on a Consolidated basis, are Solvent.

5.05. Litigation. As of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions or (b) except as specifically disclosed in Schedule 5.05, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.06. No Default. No Default or Event of Default has occurred and is continuing.

5.07. Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good, and in the case of Real Estate, defensible title to all property (tangible and intangible) necessary to, or used in the ordinary conduct of, its business, subject to Permitted Liens and except (i) for any such properties which are immaterial to the operations of such Loan Party’s or such Subsidiary’s respective business, (ii) as may have been disposed of in compliance with the terms of this Agreement, (iii) minor defects in title that do not materially interfere with such Loan Party’s ability to conduct its business or to utilize such assets for their intended purpose and/or (iv) where the failure to have such title or other interest would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

(b) Schedule 5.07(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by any Loan Party as of the Closing Date. Schedule 5.07(b)(2) sets forth the address (including street address, county and state) of all leased real property of the Loan Parties, with respect to each such lease as of the Closing Date.

5.08. Environmental Compliance.

(a) No Loan Party or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to such Loan Party’s or

Subsidiary’s operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case of clauses (i) – (iii) above, as has not resulted, and could not, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

(b) As of the Closing Date, (i) none of the properties owned or operated by any Loan Party or any Subsidiary is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary, except in each case of clauses (i) - (iv) above, as has not resulted and could not, individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect.

(c) Except as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect on the part of the Loan Parties and their Subsidiaries, as of the Closing Date, no Loan Party or any Subsidiary is undertaking, and no Loan Party or any Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property owned or operated by any Loan Party or any Subsidiary have, to the knowledge of the Loan Parties, been disposed of in a manner not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect.

5.09. Insurance and Casualty. The Loan Parties and their Subsidiaries maintain insurance with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried under similar circumstances by such other Persons as reasonably determined in good faith by the Borrowers. Schedule 5.09 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.09 is in full force and effect.

5.10. Taxes. Each Loan Party and each Subsidiary has filed all Federal income Tax returns and other material Tax returns and reports required to be filed, and has paid all Federal income and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being Properly Contested.

5.11. ERISA Compliance.

(a) Except as would not have a Material Adverse Effect each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Except as would not have a Material Adverse Effect each employee benefit plan that is not subject to United States law (a “Foreign Plan”) is in compliance in all material respects with all provisions of applicable Laws.

(b) As of the Closing Date, there are no pending or, to the best knowledge of any Loan Party, threatened in writing, claims, actions or lawsuits, or action by any Person, with respect to any Plan that would have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would have a Material Adverse Effect.

(c) Except as would not have a Material Adverse Effect: (i) no ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event and (ii) each Loan Party, each Subsidiary thereof and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained. As of the most recent valuation date preceding the Closing Date for any Pension Plan maintained by a Loan Party, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date. Except as would not have a Material Adverse Effect, no Loan Party, no Subsidiary thereof nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d) As of the Closing Date, no Loan Party maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 5.11(d) hereto.

(e) As of the Closing Date, except as set forth on Schedule 5.11(e) hereto no Loan Party maintains or contributes to any Foreign Plan.

(f) Except as would not result in a Material Adverse Effect, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

5.12. Subsidiaries; Equity Interests; Capitalization. As of the Closing Date, no Loan Party and no Subsidiary of any Loan Party (a) has any Subsidiaries other than those disclosed on Schedule 5.12 (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary), or (b) has any equity Investments in any other Person other than those specifically disclosed on Schedule 5.12. All of the outstanding Equity Interests of each Loan Party and each Subsidiary (a) have been validly issued, are fully paid and non-assessable (if applicable) and (b) as of the Closing Date, are owned by the Persons and in the amounts specified on Schedule 5.12 free and clear of all Liens except for Permitted Liens.

5.13. Margin Regulations; Investment Company Act. No Loan Party and no Subsidiary of any Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the Loan Parties, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14. Disclosure. No report, financial statement, certificate or other written information furnished, in each case, in writing, by or on behalf of any Loan Party or any Subsidiary (other than any Projections (defined below), budgets, estimates or other forward looking statements) and information of a general economic or industry nature) to Collateral Agent or any Lender in connection with any Loan Documents or the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which they were made, provided that, with respect to written projected financial information (“Projections”), furnished by or on behalf of any Loan Party or any Subsidiary in connection with the transactions contemplated hereby, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such Projections were delivered by any Loan Party to Collateral Agent or any Lender, and it being recognized by the Lenders and the Collateral Agent that such projections as to future events are not to be viewed as facts or a guarantee of financial performance and no assurance can be given that Projections will be realized and actual results may differ from the Projections and such differences may be material.

5.15. Compliance with Laws; Anti-Terrorism Laws and Foreign Asset Control Regulations.

(a) Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and each Subsidiary is in compliance in all material respects with, and the advances of the Loans and use of the proceeds thereof will not violate, (a) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations administered by the United States Treasury Department, Office of Foreign Assets Control (“OFAC”) (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) and any other enabling legislation or executive order relating thereto (which, for the avoidance of doubt, shall include, but shall not be limited to, Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (Sept. 25, 2001)) (the “Executive Order”)) and/or (b) the Uniting and Strengthening America by Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT) Act of 2001 (“USA PATRIOT Act”). None of the Loan Parties or any of their Subsidiaries is a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations. None of the Loan Parties will use any part of the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.16. Labor Matters. Except as set forth on Schedule 5.16, as of the Closing Date no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing, in any case which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. As of the Closing Date, there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.17. Brokers. No broker or finder (except for those whose fees and expenses have been paid in full on the Closing Date) brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents.

5.18. Intellectual Property. The Loan Parties own, possess, or have the right to use all necessary Intellectual Property to conduct their businesses, except for any such failure to so own, possess or have the right to use that could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan Obligation (other than contingent indemnification claims for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to:

6.01. Financial Statements. Deliver to each Lender:

(a) within 120 days after the end of each Fiscal Year (in the case of the Fiscal Year ending December 31, 2013, 150 days), a consolidated balance sheet of Holdings and its Subsidiaries (in the case of the Fiscal Year ending December 31, 2013, of J.A. Cosmetics and its Subsidiaries) as of the end of such Fiscal Year, and the related consolidated statements of income or operations, and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an accounting firm of nationally recognized standing or otherwise reasonably acceptable to the Required Lenders, it being agreed and understood that as of the Closing Date, McGladrey LLP is acceptable to the Required Lenders (the “Auditor”), which report and opinion shall not be subject to any “going concern” or other qualification or exception or any qualification or exception as to the scope of such audit (except for qualifications relating to changes in accounting principles practice reflecting changes in GAAP and required or approved by such Auditor or relating to the financial statements for the fiscal year ending immediately prior to the final stated maturity of the Loans or Senior Indebtedness, applicable, solely because of the impending maturity of the Loans or Senior Indebtedness, as applicable) and shall state that such financial statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP;

(b) within 45 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2014 (in the case of each of the Fiscal Quarters ending March 31, 2014 and June 30, 2014, 60 days), (i) unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, setting forth in each case in comparative form figures for the preceding Fiscal Year and the financial projections for the current Fiscal Year (or, in the case of quarterly financial statements delivered with respect to the Fiscal Quarters ending March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, to the corresponding period set forth in the financial model delivered to the Lenders prior to the Closing Date) certified by a

Responsible Officer of Borrower Agent to the effect that such statements fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to year-end adjustments and the absence of footnotes and (ii) a flash report of cash balances of Foreign Subsidiaries as of the last day of such Fiscal Quarter; and

(c) within 60 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2014, annual financial projections of Holdings and its Subsidiaries on a consolidated basis, of quarterly consolidated balance sheets and statements of income or operations and cash flows, a budget, including assumptions made in the build-up of such budget, of the Loan Parties (and their Subsidiaries) consolidated financial performance for the forthcoming Fiscal Year on a quarterly basis.

6.02. Other Information. Deliver to each Lender:

(a) concurrently with delivery of financial statements under Section 6.01(a) and with the financial statements under Section 6.01(b), a Compliance Certificate executed by a Responsible Officer of Borrower Agent which certifies compliance with Section 7.12 and, solely with respect to the financial statements delivered under Section 6.01(b), (i) a management report (x) describing the operations and financial condition of Holdings and its Subsidiaries for the fiscal period covered by such financial statements and the portion of the current Fiscal Year then elapsed and (y) discussing the reasons for any significant variations as between the fiscal period covered and the portion of the Fiscal Year then elapsed and the same periods during the immediately preceding Fiscal Year, and as between such periods and the same periods included in the financial projections delivered pursuant to Section 6.01(c), and (ii) a description of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary (if any), all such information in the preceding clauses (i) and (ii) to be presented in reasonable detail;

(b) within ten (10) Business Days of delivery of financial statements under Section 6.01(a), an Excess Cash Flow Certificate executed by a Responsible Officer of Borrower Agent for such Fiscal Year (other than with respect to the Fiscal Year ending December 31, 2013);

(c) promptly after the public filing thereof, copies of all annual, regular, periodic and special reports and registration statements which Holdings, any Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Collateral Agent pursuant hereto;

(d) [Reserved];

(e) [Reserved];

(f) [Reserved];

(g) promptly, such additional information regarding the business, financial or organizational affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents (excluding information subject to confidentiality obligations in favor of third parties which are not entered into in contemplation of this clause (g) or attorney-client privilege, constituting attorney work product or trade secrets or proprietary information or otherwise prohibited by law from disclosure), as Collateral Agent or any Lender through the Collateral Agent may from time to time reasonably request; and

(h) reasonably promptly from time to time, without duplication of any notices, reports or certificates delivered pursuant to this Agreement and the other Loan Documents, (i) with respect to this clause (i), the Loan Parties shall use commercially reasonable efforts to deliver copies of all material reports and other written information delivered to the Senior Lender Agent pursuant to the Senior Loan Agreement (without duplication of any such reports or information required to be delivered to Collateral Agent and the Lenders pursuant to Section 6.02), (ii) copies of all notices of the occurrence of a “Default”, an “Event of Default” or other event described by terms of similar import under the Senior Indebtedness Documents, (iii) notice of any cure or waiver of any “Default”, “Event of Default” or other event described by terms of similar import under the Senior Indebtedness Documents or any reservation of rights notice, and (iv) complete copies of, any amendments, consents, waivers, or forbearances to, or with respect to the Senior Indebtedness Documents.

6.03. Notices. Promptly after a Responsible Officer of any Loan Party becomes aware thereof notify Collateral Agent:

(a) of the occurrence of any Default or Event of Default;

(b) after the receipt thereof, a copy of any notice of any non-compliance with any applicable law, regulation or guideline relating to Holdings or any Subsidiary, or its business, including, without limitation, the FDA’s applicable Good Manufacturing Practice regulations, complaint handling regulations and requirements for cosmetic or “over the counter” drug products, which non-compliance would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect;

(d) after the receipt thereof, a copy of (i) any notice, complaint or inquiry from the FDA or any other Government Authority relating to Holdings or any Subsidiary, or its business, asserting that the manufacture, distribution, marketing or sale of the products of any Loan Party or any of its Subsidiaries is not in compliance with any applicable requirements of law, (ii) any notice from the FDA or any other Governmental Authority limiting, suspending or revoking any registration of the Loan Parties or their Subsidiaries, or (iii) any written notice asserting that a product of any Loan Party or any of its Subsidiaries has been or is being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing by the FDA or any other Governmental Authority, or any written notice of the commencement, or the threatened commencement, of any proceedings in the United States or any other applicable jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product of any of the Loan Parties or their Subsidiaries except, in each case of (i) through (iii) above, where such non-compliance or action would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) the occurrence of any actual or threatened investigation, inquiry, inspection or administrative or judicial action, hearing, or enforcement proceeding by the FDA or any other Governmental Authority, against any Loan Party or any Subsidiary in connection with legal or regulatory non-compliance, except in each case, where such non-compliance or action would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower Agent setting forth details of the occurrence referred to therein and stating what action Borrowers have taken and propose to take with respect thereto.

6.04. Payment of Taxes and Assessments. Pay and discharge as the same shall become due and payable, all Federal, state and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested or unless the failure to so pay and discharge would not be reasonably be expected to have a Material Adverse Effect.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered Intellectual Property and rights to use Intellectual Property necessary in the normal conduct of its business except where the failure to take such action would not reasonably be expected to have a Material Adverse Effect; and (d) keep in full force and effect each License the expiration or termination of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (each a “Material License”).

6.06. Maintenance of Properties. Maintain, preserve and protect all of its tangible properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except (i) to the extent that, in the reasonable business judgment of such Person, any such property is no longer necessary for the proper conduct of the business of such person or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance; Business Interruption Proceeds.

(a) Maintain with financially sound and reputable insurance companies that are not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons as determined by management of the Loan Parties in their reasonable good faith business judgment.

(b) (i) Promptly after the expiration or cancellation of any insurance policies evidenced by the most recent insurance certificates delivered to the Collateral Agent, deliver to Collateral Agent certificates (in a form substantially similar to the insurance certificates delivered to the Collateral Agent in connection with the consummation of the Transaction) setting forth the nature and extent of all insurance maintained by the Loan Parties and (ii) cause each issuer of an insurance policy (excluding directors and officers policies, workers’ compensation policies and business interruption insurance policies) to a Loan Party to provide Collateral Agent with a customary endorsement showing, among other things, Collateral Agent as a loss payee with respect to each applicable policy of property or casualty insurance and naming Collateral Agent as an additional insured with respect to each applicable policy of liability insurance; provided, that with respect to any insurance certificates required to be delivered on the Closing Date with respect to the Initial Borrower and its Subsidiaries, the Loan Parties shall have thirty (30) days after the Closing Date (or such longer period as agreed to by the Required Lenders in their sole discretion), to deliver or cause to be delivered, such required insurance certificates to Collateral Agent in form and substance reasonably satisfactory to the Required Lenders; provided, further, that with respect to any endorsements required to be delivered on the Closing Date with respect to the Initial Borrower and its Subsidiaries, the Loan Parties shall have ninety (90) days after the Closing Date (or such longer period as agreed to by the Required Lenders in their sole discretion), to deliver or cause to be delivered, such required endorsements to Collateral Agent in form and substance reasonably satisfactory to the Required Lenders.

(c) Subject to the Intercreditor Agreement, unless Borrower Agent provides Collateral Agent with evidence of the continuing insurance coverage required by this Agreement, Collateral Agent may (but shall not be obligated to) purchase insurance at Borrowers’ expense to protect Collateral Agent’s and Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrowers’ and each other Loan Party’s interests. The coverage that Collateral Agent purchases may, but need not, pay any claim that is made against a Borrower or any other Loan Party in connection with the Collateral. Borrowers may later cancel any insurance purchased by Collateral Agent, but only after providing Collateral Agent with evidence that Loan Parties have obtained the insurance coverage required by this Agreement. If Collateral Agent purchases insurance for the Collateral, as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

6.08. Compliance with Laws Generally; Environmental Laws. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being Properly Contested; (b) maintain its Real Estate in compliance with all Environmental Laws; (c) obtain and renew all environmental permits required under requirements of Law for its operations and properties; and (d) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its Real Estate.

6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries, in all material respects, for the Loan Parties taken as a whole and for the Loan Parties and their Subsidiaries taken as a whole, in conformity with GAAP consistently applied (or such other customary standard in such foreign jurisdiction where a Foreign Subsidiary does business) shall be made.

6.10. Inspection Rights; Meetings with Collateral Agent. Permit Collateral Agent or its designees or representatives from time to time, subject to reasonable prior written notice and during normal business hours, to conduct inspections of the operations and properties of the Loan Parties and Subsidiaries and to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and auditors; provided that representatives of Borrower Agent shall be given the opportunity to participate in any discussions with the auditors. Collateral Agent shall not have any duty to any Loan Party to share any results of any such inspection, examination with any Loan Party. The Loan Parties acknowledge that all reports are prepared by or for Collateral Agent and Lenders for their purposes, and Loan Parties shall not be entitled to rely upon them. Notwithstanding anything to the contrary in this Section 6.10, (i) none of the Loan Parties or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (c) that is subject to attorney client or similar privilege or constitutes attorney work product and (ii) absent an Event of Default that has occurred and is continuing, the Collateral Agent shall not exercise such rights more often than once per calendar year, which visit or inspection shall be at the Borrowers’ expense.

6.11. Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following, except if a Material Adverse Effect would not result from the failure to do so: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; (c) cause each Foreign Plan to maintain any required approvals by any Governmental Authority regulating such Foreign Plan, (d) make all required contributions to any Plan, and (e) make all required contributions and payments to any Foreign Plans.

6.12. Further Assurances.

(a) At Borrowers’ cost and expense, upon reasonable request of Required Lenders (or within thirty (30) days (or such longer period of time as the Required Lenders may agree in their sole discretion) of the consummation of any Permitted Acquisition pursuant to which a Loan Party or Subsidiary has acquired all or substantially all of the assets of a Person (or all or substantially all of a line or lines of business of a Person)), duly execute and deliver or cause to be duly executed and delivered, to Collateral Agent such further instruments, documents, certificates and financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary in the reasonable opinion of Collateral Agent or the Required Lenders to grant, perfect and maintain the validity, effectiveness and priority of any of the Liens required by the Security Instruments and the other Loan Documents in accordance with all applicable requirements of Law.

(b) Within thirty (30) days (or such longer period of time as the Required Lenders may agree in their sole discretion) of the acquisition or creation of any Domestic Subsidiary (other than an Excluded Domestic Subsidiary or other Excluded Subsidiary) or, pursuant to a Permitted Acquisition and in accordance with clause (a) of the definition thereof, the merger of any Loan Party or Subsidiary with and into any Person, with such Person as the surviving entity of such merger, cause to be delivered to Collateral Agent each of the following, as applicable, in each case, consistent with the documents delivered on the Closing Date or otherwise reasonably acceptable to Collateral Agent and, as applicable, duly executed by the parties thereto: (i) a joinder agreement with respect to this Agreement, together with other Loan Documents reasonably requested by Collateral Agent or the Required Lenders, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of Collateral Agent in all Collateral of such Domestic Subsidiary subject to any limitations on Collateral set forth in the Loan Documents; (ii) Uniform Commercial Code financing statements, Documents and original collateral (including pledged Equity Interests, other securities and Instruments) and such other documents and agreements as may be reasonably required by Collateral Agent or the Required Lenders, all as necessary to establish and maintain a valid, perfected Lien under U.S. law in all Collateral in which such Domestic Subsidiary has an interest consistent with the terms of the Loan Documents executed on the Closing Date (and subject to any limitations on Collateral set forth therein); (iii) upon the reasonable request of the Required Lenders, an opinion of counsel to such Domestic Subsidiary addressed to Collateral Agent and the Lenders, in form and substance reasonably acceptable to the Required Lenders and substantially similar to those opinions of counsel delivered on the Closing Date; and (iv) current copies of the Organization Documents of such Domestic Subsidiary resolutions of the Board of Directors (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 6.12, all certified by an appropriate officer. For the avoidance of doubt, any Foreign Subsidiary, Excluded Domestic Subsidiary or other Excluded Subsidiary shall not be required to guarantee or pledge its assets for any obligations of a Loan Party; provided however, the shareholder or shareholders of any such first tier Foreign Subsidiary, Excluded Domestic Holdco or Excluded Domestic Subsidiary, as applicable, shall pledge 65% of all classes of Equity Interests of such first tier Foreign Subsidiary, Excluded Domestic Holdco or Excluded Domestic Subsidiary, as applicable, to support the Obligations of such Loan Parties (and no other Equity Interests of a Foreign Subsidiary, Excluded Domestic Holdco or Excluded Domestic Subsidiary shall be pledged).

(c) Within ninety (90) days (or such longer period of time as the Required Lenders may permit) of the acquisition by any Loan Party of any fee owned Real Estate with an individual fair market value in excess of $2,000,000, deliver or cause to be delivered to Collateral Agent, with respect thereto, in each case reasonably acceptable to the Required Lenders, a mortgage or deed of trust, as applicable, and an opinion of Borrowers’ counsel with respect thereto, an ALTA lender’s title insurance policy insuring Collateral Agent’s second priority Lien (subject to Permitted Liens), a current ALTA survey, certified to Collateral Agent by a licensed surveyor, a certificate from a national certification agency indicating whether such Real Estate is located in a special flood hazard area (and, if applicable, flood insurance) and an environmental audit (to the extent already prepared).

6.13. Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) first, to refinance on the Closing Date, existing Indebtedness of the Target and then to pay on the Closing Date a portion of the consideration for the Closing Date Acquisition, (b) to pay fees, costs and expenses of the Transactions and fees, costs and expenses required to be paid pursuant to Section 4.01, and (c) payment of fees and expenses related to the foregoing.

6.14. Control Agreements. Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (a) zero balance accounts, (b) any payroll account so long as the Loan Parties do not deposit or maintain funds in any such payroll account in excess of amounts necessary for the purpose of funding up to two periods of payroll liabilities (including payroll taxes) and amounts necessary to satisfy minimum balance requirements, (c) petty cash accounts, amounts on deposit in which do not exceed $350,000 in the aggregate at any one time and (d) withholding tax, benefits, trust, escrow or fiduciary accounts, in each case, which hold funds solely (i) for taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) or (ii) that are benefits accounts or held on behalf of another Person or as an escrow or fiduciary for such Person, as applicable (such excluded accounts, “Excluded Accounts”)) as of and after the Closing Date. It is agreed and understood that the Loan Parties shall have until the date that is (a) ninety (90) days following the Closing Date (or such later date as may be agreed to by the Required Lenders in their sole discretion) to comply with the provisions of this Section 6.14 with regard to accounts (other than Excluded Accounts) of the Loan Parties existing on the Closing Date.

6.15. Collateral Access Agreements. Each Loan Party shall use commercially reasonable efforts to obtain, (a) within ninety (90) days after the Closing Date, a landlord waiver or collateral access agreement from the respective lessors of each of the following leased properties (i) the Borrowers’ distribution center located at 45 Mayhill Street, Saddle Brook, New Jersey 07663 and (ii) the corporate headquarters of any Borrower (excluding, for the avoidance of doubt, the corporate headquarters of the Initial Borrower), which agreements shall be reasonably satisfactory in form and substance to the Required Lenders and (b) within ninety (90) days after the acquisition of, or execution and delivery of a lease with respect to, leased locations acquired after the Closing Date where any Collateral in excess of $2,500,000 or which otherwise constitute corporate headquarters, a landlord waiver or collateral access agreement from the respective lessors of such leased locations, which agreements shall be reasonably satisfactory in form and substance to the Required Lenders; provided, that it being understood and agreed that no Loan Party shall be required to take any actions to obtain a landlord waiver or collateral access agreement with respect to a leased location described in clause (b) above unless the applicable Loan Party reasonably believes that such landlord waiver or collateral access agreement is reasonably obtainable without paying any fees to the applicable lessor and without incurring excessive costs and expenses within ninety (90) days of requesting such a landlord waiver or collateral access agreement. It is agreed and understood that the Loan Parties shall have until the date that is ninety (90) days following the Closing Date (or such later date as may be agreed to by Senior Lender Agent in its sole discretion) to use commercially reasonable efforts to comply with the provisions of this Section 6.15 with regard to the distribution center specified in clause (a) above and the corporate headquarters of the Borrowers as of the Closing Date; provided that in no event shall a Default or Event of Default occur as a result of not delivering any such collateral access agreement so long as the Loan Parties used commercially reasonable efforts to obtain the same within the specific time frame.

6.16. Joinder Agreement. Prior to 11:59 p.m. (New York City time) on the Closing Date, after giving effect to the Closing Date Acquisition, Initial Borrower shall cause J.A. Cosmetics to join this Agreement as a “Borrower” and each Domestic Subsidiary (other than Excluded Subsidiaries) of J.A. Cosmetics to join this Agreement as a “Borrower”, in each case, by executing and delivering to Collateral Agent a Joinder Agreement.

6.17. [Reserved].

6.18. [Reserved].

6.19. Amendments to Certain Agreements.

Upon entering into any amendment or other modification of the Senior Loan Agreement or any extension, renewal, replacement, refinancing or any other form of refunding of the Senior Loan Agreement (a “Replacement Loan Agreement”) or any amendment or other modification of any Replacement Loan Agreement, in any such case (each being a “Modifying Agreement”) pursuant to which covenants or events of default are changed or added (or having the same effect as such a change or addition), the Loan Parties shall (1) promptly, and in any event within three Business Days provide written notice thereof to Collateral Agent and each Lender describing such Modifying Agreement in reasonable detail and (2) offer to enter into an amendment of this Agreement within five Business Days of consummating such Modifying

Agreement to make corresponding changes or additions herein in respect of covenants and events of default; provided, however, that, as to covenants which set forth any requisite ratio or compliance amount, such ratio and compliance amount may be less onerous upon the Loan Parties in the same proportion as comparable provisions are less onerous hereunder on the Closing Date.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan Obligation (other than contingent indemnification claims for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a) the Obligations;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.01 and any Permitted Refinancing thereof;

(c) (i) Guarantees by any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party; provided that any Guarantee of Indebtedness that is required to be subordinated to the Obligations shall be subordinated to the Obligations on terms at least as favorable to Collateral Agent and the Lenders as such subordinated Indebtedness and (ii) Guarantees by a Subsidiary of Holdings which is not a Loan Party in respect of Indebtedness otherwise permitted hereunder of another Subsidiary of Holdings which is not a Loan Party;

(d) obligations (contingent or otherwise) of the Loan Parties and their Subsidiaries existing or arising under any Swap Contract, provided that such obligations are (or were) required hereunder or entered into by such Person in the Ordinary Course of Business and not for purposes of speculation;

(e) Indebtedness in respect of Capital Leases and purchase money obligations within the limitations set forth in Section 7.02(i) and Permitted Refinancings thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,875,000;

(f) the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(g) Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party, (iii) any Subsidiary that is not a Loan Party owing to any Loan Party; provided that (A) the aggregate principal amount of all such Indebtedness under this clause (iii) of all such Subsidiaries (together with Investment permitted under Section 7.03(c)(iv)) shall not exceed the greater of (i) $5,750,000 and (ii) 17.25% of Adjusted Consolidated EBITDA for the four Fiscal Quarter period most recently ended as to which financial statements were required to be delivered pursuant to this Agreement, in the aggregate at any time outstanding and (B) such Indebtedness shall not be evidenced by promissory notes unless such notes are delivered to the Collateral Agent (or the collateral agent under the Senior Indebtedness Documents) and pledged to Collateral Agent pursuant to the Security Agreement, and (iv) any Loan Party owing to any Subsidiary that is not a Loan Party, so long as such Indebtedness is subordinated in right of payment to the prior Payment in Full of the Obligations pursuant to subordination provisions reasonably acceptable to the Required Lenders;

(h) (i) surety bonds, performance bonds or custom bonds or any guarantees in connection with the foregoing, in each case, incurred in the Ordinary Course of Business and (ii) appeal bonds in connection with the enforcement of rights or claims of Borrower or any Subsidiary in connection with judgments that do not result in an Event of Default;

(i) Indebtedness (i) owing to insurance carriers and incurred to finance insurance premiums of any Loan Party or any Subsidiary or (ii) consisting of take or pay obligations contained in supply agreements, in the case of each of the foregoing clauses (i) and (ii), incurred in the Ordinary Course of Business;

(j) (i) unsecured deferred purchase price obligations in the form of earnouts and other similar contingent obligations and (ii) unsecured seller debt subject to customary subordination terms as reasonably determined by the Borrowers, which shall, in any event, provide that any such unsecured seller debt shall not be payable while an Event of Default has occurred and is continuing, in the case of each of the foregoing clauses (i) and (ii), incurred in connection with a Permitted Acquisition, solely to the extent permitted pursuant to the defined term “Permitted Acquisition” or other Investment permitted hereunder and;

(k) Indebtedness in respect of cash management obligations, netting services, overdraft protections and other like services, in each case incurred in the Ordinary Course of Business;

(l) Senior Debt (as defined in and permitted under the Intercreditor Agreement as in effect as of the Closing Date unless any amendment thereto is consented to by the Loan Parties);

(m) Indebtedness representing any taxes, assessments or governmental charges to the extent (i) the same are being Properly Contested or (ii) that payment thereof shall not at any time be required to be made in accordance with Section 6.04 hereof;

(n) Indebtedness of Borrowers or any Subsidiary which may be deemed to exist in connection with agreements providing for indemnification, incentive, non-compete, purchase price adjustments and similar obligations in connection with the disposition of assets in the Ordinary Course of Business and in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective sale, and are not guaranteed by any other Person except as permitted hereunder;

(o) Indebtedness assumed in connection with any Permitted Acquisition or other investment permitted under Section 7.03(z), provided that (x) such Indebtedness (i) was not incurred in contemplation of such Permitted Acquisition or such other investment, (ii) is secured only by the assets acquired in the applicable Permitted Acquisition or other investment (including any acquired Equity Interests), (iii) the only obligors with respect to any Indebtedness incurred pursuant to this clause (o) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition or applicable investment, (y) both immediately prior and after giving effect thereto no Event of Default shall exist or result therefrom and (z) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $5,750,000;

(p) unsecured Indebtedness representing deferred compensation, deferred compensation plans or other similar arrangements to employees of the Borrowers (or any direct parent of a Borrower) and their Subsidiaries, in each case, incurred in the Ordinary Course of Business;

(q) unsecured Indebtedness of Holdings to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(r) Indebtedness incurred by Holdings, the Borrowers or any of their Subsidiaries in a Permitted Acquisition or any other Investment expressly permitted hereunder, in each case to the extent constituting reasonable and customary indemnification obligations or obligations in respect of working capital or other similar purchase price adjustments;

(s) Indebtedness incurred by the Borrowers or any of their Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(t) [Reserved];

(u) Indebtedness of Foreign Subsidiaries which is secured by the assets of any Foreign Subsidiary as permitted under Section 7.02(z), in an aggregate principal amount not to exceed $11,500,000 at any time outstanding;

(v) unsecured subordinated Indebtedness, provided that (i) any such subordinated Indebtedness shall have a final maturity on or later than the final maturity of the Loans and a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Loans, (ii) such subordinated Indebtedness shall be unsecured and shall only be guaranteed by Holdings or the Subsidiaries that are otherwise guarantors of the Loans at the time any such subordinated Indebtedness is incurred, (iii) such subordinated Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Required Lenders, (iv) all of the other terms (other than interest rates, premiums, call protection and fees) and conditions governing such subordinated Indebtedness shall be substantially identical to or less favorable to the lenders providing such subordinated Indebtedness than those applicable to the Loans but, in any case, no scheduled principal payments, redemptions or sinking fund or like payments of any such unsecured subordinated Indebtedness shall be required prior to the date at least 6 months after the Term Loan Maturity Date (it being agreed that such terms and conditions shall be less favorable to at least the same extent as the corresponding provisions in the Agreement are less favorable than such provisions in the Senior Indebtedness Documents), (v) no Event of Default shall exist immediately before and after giving effect to the incurrence of such unsecured subordinated Indebtedness and the use of proceeds therefrom on such date, and (vi) immediately before and after giving effect to the incurrence of such unsecured subordinated Indebtedness and the use of proceeds therefrom on such date, (x) the Consolidated Total Net Leverage Ratio of Holdings and its Subsidiaries as of the end of the Fiscal Quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement shall be equal to or less than 5.18 to 1.00, (y) the Consolidated Senior Net Leverage Ratio of Holdings and its Subsidiaries as of the end of the Fiscal Quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement shall be equal to or less than 3.74 to 1.00 and (z) the Loan Parties shall be in compliance on a Pro Forma Basis with the requirements of the covenants set forth in Section 7.12(a) and (b) (any such unsecured subordinated Indebtedness, “Other Subordinated Indebtedness”);

(w) additional Indebtedness in an aggregate outstanding principal amount at any one time outstanding not to exceed $8,625,000;

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above;

(y) interest and fees payable in kind or accrued on any of the foregoing; and

(z) unsecured and non-interest bearing obligations of Holdings arising from the exercise of the Seller Put Option.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

7.02. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens in favor of Collateral Agent pursuant to any Loan Document;

(b) Liens existing on the date hereof and set forth on Schedule 7.02 and any renewals, extensions, modifications or replacements thereof; provided, with respect to any renewals, extensions, modifications or replacements thereof, (i) such Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01(b), and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.01(b);

(c) Liens for taxes, duties, levies, imposts, deductions, assessments or other governmental charges, not yet due and payable or which are being Properly Contested or otherwise not required to be paid pursuant to Section 6.04;

(d) Liens of carriers, warehousemen, processors, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than 90 days or which are being Properly Contested;

(e) Liens, pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or a foreign benefit law;

(f) Liens on deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds, performance bonds and other obligations (other than obligations for the payment of borrowed money) of a like nature incurred in the Ordinary Course of Business;

(g) Liens consisting of imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate do not materially detract from the value of the property subject thereto or materially interfere with the use by the Loan Parties or their Subsidiaries in the Ordinary Course of Business of the property subject to such encumbrance;

(h) Liens securing judgments not constituting an Event of Default under Section 8.01 or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.01(e); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness and replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits;

(j) licenses, sublicensees, operating leases or subleases (and precautionary UCC filings with respect thereto) granted by or to the Loan Parties or any Subsidiary to or from any other Person in the Ordinary Course of Business and any renewals, extensions, modifications or replacements thereof;

(k) Liens in favor of collecting banks (including those arising under Section 4-210 of the UCC) arising by operation of law;

(l) Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(m) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business;

(n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under Section 7.01(i) and Liens arising out of deposits of cash and Cash Equivalents, security deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the Ordinary Course of Business;

(o) other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $5,750,000 at any time outstanding;

(p) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.03(f), (l), or (z) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q) Liens in favor of Holdings, the Borrowers or any Subsidiary that is a Loan Party securing Indebtedness permitted under Section 7.01(g);

(r) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.01(o);

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or any Subsidiaries in the Ordinary Course of Business;

(t) Liens that are customary contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions in the Ordinary Course of Business, (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrowers or any Subsidiary in the Ordinary Course of Business;

(u) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the Ordinary Course of Business;

(w) ground leases in respect of real property on which facilities owned or leased by the Borrowers or any Subsidiaries are located;

(x) Liens on property of a Subsidiary that is not a Loan Party securing Indebtedness of another Subsidiary that is not a Loan Party permitted to be incurred by Section 7.01;

(y) Liens solely on any cash earnest money deposits made by the Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement for an Acquisition or other Investment that would be permitted hereunder;

(z) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted by Section 7.01(u); and

(aa) Liens securing Senior Debt (as defined in and permitted under the Intercreditor Agreement as in effect as of the Closing Date unless any amendment thereto is consented to by the Loan Parties).

7.03. Investments. Make any Investments, except:

(a) Investments held by the Loan Parties and their Subsidiaries in the form of Cash Equivalents;

(b) loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $2,300,000;

(c) (i) Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries solely to the extent outstanding on the date hereof, (ii) additional Investments by a Loan Party in or to another Loan Party (in the case of Investments in or to Holdings, solely pursuant to loans, advances, Guarantees or assumptions of Indebtedness of Holdings or the acquisition of any Equity Interests of a Subsidiary of Holdings, in each case, to the extent permitted hereunder and constituting Investments), (iii) additional Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iv) additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount (together with Indebtedness permitted by Section 7.01(g)(iii)) not to exceed the greater of (x) $5,750,000 and (y) 17.25% of Adjusted Consolidated EBITDA for the four Fiscal Quarter period most recently ended as to which financial statements were required to be delivered pursuant to this Agreement, in the aggregate at any time outstanding and (v) additional Investments by any Subsidiary that is not a Loan Party in a Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business (and, to the extent owing by a Foreign Subsidiary to a Loan Party, made on customary arms-length terms), and Investments received in satisfaction or partial satisfaction thereof from financially troubled or delinquent account debtors or received in connection with disputes with customers and suppliers, in each case, to the extent in furtherance of business objectives determined in good faith by the Loan Parties or their Subsidiaries;

(e) Investments existing as of the date hereof (other than those set forth on Schedule 5.12) to the extent set forth in Schedule 7.03 and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default or an Event of Default hereunder;

(f) Investments consisting of a Permitted Acquisition;

(g) bank deposits and securities accounts maintained in accordance with the terms of this Agreement and the other Loan Documents;

(h) Investments in securities of account debtors received pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors and Investments acquired in connection with the settlement of delinquent accounts receivable in the Ordinary Course of Business;

(i) Investments received as the non-cash portion of consideration in connection with a transaction permitted under Section 7.05;

(j) Investments constituting Indebtedness and Guarantees permitted under Section 7.01 and transactions permitted by Section 7.04, Section 7.05 and Section 7.06;

(k) deposits permitted under Section 7.02;

(l) other Investments (including Minority Interests) not exceeding $17,250,000 in the aggregate at any one time outstanding;

(m) Investments to the extent solely reflecting an increase in the value of Investments otherwise permitted hereunder;

(n) asset purchases (including purchases of inventory, supplies and materials) and the licensing of Intellectual Property, in each case in the Ordinary Course of Business;

(o) Investments in the Ordinary Course of Business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees in the Ordinary Course of Business;

(q) Investments held by a Subsidiary acquired after the Closing Date (including, pursuant to a Permitted Acquisition) or of a Person merged into a Borrower or merged or consolidated with a Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in anticipation of, in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantee Obligations of Holdings or any of its Subsidiaries in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business;

(s) Investments made with Qualified Equity Interests of Holdings (or of the Borrowers or any direct or indirect parent company of Holdings after a Qualified IPO of the Borrowers or such parent company as the case may be) to the extent of such Qualified Equity Interests and to the extent not included in the Available Amount and, with respect to any Investments under this clause (s) that are Acquisitions or other acquisitions of the type described in clause (a) of the definition of “Permitted Acquisition”, to the extent the conditions set forth in the definition of “Permitted Acquisition” have been satisfied with respect to any such Investment;

(t) interests in interest rate hedging agreements or currency exchange rate hedging agreements, in each case, entered into in order to hedge interest rate exposure or currency exchange rate exposure, as applicable, and for bona fide and not for speculative purposes;

(u) prepaid expenses or lease, utility and other similar deposits, in each case made in the Ordinary Course of Business;

(v) securities acquired in connection with the satisfaction or enforcement of indebtedness or claims due or owing or as security for any such indebtedness or claim, so long as the same are pledged to the Collateral Agent to secure the Obligations;

(w) accounts receivable owing to Borrower or any Subsidiary in the Ordinary Course of Business or acquired in connection with a Permitted Acquisition or other Investment permitted hereunder to the extent that such accounts receivable were not made or acquired in anticipation of, in contemplation of or in connection with such acquisition, merger or consolidation or Investment and were in existence on the date of such acquisition, merger or consolidation or Investment;

(x) (i) non-cash loans and advances to officers, directors and employees to purchase equity of Holdings or any direct or indirect parent thereof (including through the exercise of options or warrants of Holdings or any direct or indirect parent thereof) and (ii) any cash loans and advances to officers, directors and employees to pay taxes and related expenses associated with the purchase by such employees of equity of Holdings or any direct or indirect parent thereof (including through the exercise of options or warrants of Holdings or any direct or indirect parent thereof) in an aggregate amount not to exceed $2,300,000 plus the Available Amount in the aggregate at any time outstanding for all such cash loans and advances;

(y) (i) reasonable earnest money deposits made in connection with the acquisitions of property and assets not prohibited hereunder and (ii) deposits made in the Ordinary Course of Business securing contractual obligations to the extent constituting a Lien permitted hereunder; and

(z) other Investments by a Loan Party or a Subsidiary in an aggregate amount equal to the Available Amount as of the applicable date of such Investment; provided, that the following conditions are satisfied after giving effect to such Investment: (i) no Event of Default exists or shall immediately result from the making of such Investment and (ii) the Loan Parties shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 7.12(a) and (b) computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered or were required to be delivered pursuant to Section 6.01(b).

For purposes of this Section 7.03, the amount of any Investments (other than Permitted Acquisitions) shall be determined net of all actual returns on such Investments, whether as principal, interest, dividends, distributions, proceeds or otherwise (for the avoidance of doubt, other than increases in book value) and loans and advances shall be taken at the principal amount thereof then remaining unpaid, exclusive of any pay in kind or accrued interest or fees thereon.

7.04. Mergers, Dissolutions, Etc.. Merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a) (i) any Subsidiary may merge or consolidate with or liquidate or dissolve into a Loan Party, provided, that, the Loan Party shall be the continuing or surviving Person and (ii) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party, provided, that, when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that, (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person unless, in the case of each of the foregoing clauses (i) and (ii), the surviving entity has otherwise assumed all obligations of such Loan Party or Subsidiary, as applicable, under the Loan Documents pursuant to documentation reasonably acceptable to the Required Lenders.

7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of Cash Equivalents and Inventory in the Ordinary Course of Business;

(b) (i) Dispositions in the Ordinary Course of Business of property that is obsolete, worn out or no longer useful in the Ordinary Course of Business and (ii) disposition of other assets, in each case for so long as (x) the aggregate fair market value or a book value, whichever is more, of such equipment, fixed assets and other assets does not exceed the greater of (A) $8,625,000 and (B) 17.25% of Adjusted Consolidated EBITDA for the four Fiscal Quarter period most recently ended as to which financial statements were required to be delivered pursuant to this Agreement, in any twelve-month period and (y) all proceeds thereof are either (A) applied in accordance with Section 2.06(b)(ii) of the Senior Loan Agreement if required thereby or (B) to the extent permitted by the Intercreditor Agreement as in effect as of the Closing Date unless any amendment thereto is consented to by the Loan Parties, remitted to Collateral Agent for application to the Obligations in accordance with Section 2.06(b)(ii) if required thereby;

(c) any Disposition that constitutes (i) an Investment permitted under Section 7.03, (ii) a Lien permitted under Section 7.02, (iii) a merger, dissolution, consolidation or liquidation permitted under Section 7.04, or (iv) a Restricted Payment permitted under Section 7.06;

(d) such Disposition that results from a casualty or condemnation in respect of such property or assets so long as all proceeds thereof are either (A) applied in accordance with Section 2.06(b)(ii) of the Senior Loan Agreement if required thereby or (B) to the extent permitted by the Intercreditor Agreement as in effect as of the Closing Date unless any amendment thereto is consented to by the Loan Parties, remitted to Collateral Agent for application to the Obligations in accordance with Section 2.06(b)(ii) if required thereby;

(e) the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection of delinquent accounts or other accounts which, in the applicable Loan Party’s or Subsidiary’s reasonable business judgment, are doubtful of collection,

(f) licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business;

(g) the lapse, abandonment or other dispositions of Intellectual Property that is, in the reasonable good faith judgment of a Loan Party or Subsidiary, no longer material to the conduct of the business of the Loan Parties or any of their Subsidiaries;

(h) (i) Dispositions among the Loan Parties (other than to Holdings except in respect of dispositions of Equity Interests) or by any Subsidiary to a Loan Party (other than to Holdings except in respect of dispositions of Equity Interests), and (ii) Dispositions by any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(i) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) the unwinding of any Swap Contract pursuant to its terms;

(l) Foreign Subsidiaries of the Borrowers may sell or dispose of Equity Interests to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests; and

(m) Permitted Sale Leasebacks.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrowers or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and the Collateral Agent shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) each Subsidiary may make Restricted Payments to a Loan Party or a Subsidiary of a Loan Party (other than Holdings except Restricted Payments made to Holdings the proceeds of which are used for Restricted Payments permitted hereunder) and, in connection therewith, on a pro rata basis to any other equity holder of such Subsidiary;

(b) Holdings and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) only if no Event of Default shall have occurred and be continuing, both immediately before or as a result of the making of such Restricted Payment, Holdings may (or may make a Restricted Payment to permit any direct or indirect parent to) purchase, redeem or otherwise acquire shares of its (or of any direct or indirect parent’s) stock or other Equity Interests in connection with customary employee or management agreements, plans or arrangements for future, present or former directors, managers and employees (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees, or distributes of any of the foregoing) of any of the Loan Parties and their Subsidiaries in an amount not to exceed $4,600,000 in the aggregate in any Fiscal Year and $11,500,000 in the aggregate at any time during the term of this Agreement; provided, that 50% of any unused amount (other than any unused carryover amount from the immediately preceding Fiscal Year) in any Fiscal Year shall be permitted to be carried over to the immediately succeeding Fiscal Year, with such amount carried over being deemed to be the first amount expended in the Fiscal Year; provided, further, that cancellation of Indebtedness owing to the Loan Parties (or any direct or indirect parent thereof) or any Subsidiary in connection with the repurchase or Equity Interests or stock hereunder will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(d) Restricted Payments by Borrowers to the extent necessary to permit Holdings or any direct or indirect holder of Equity Interests in the Borrowers to pay administrative or corporate costs and expenses related to the business of Borrowers and their Subsidiaries (including administrative, legal, accounting and similar expenses and director or officer indemnification claims of any direct or indirect parent of the Borrowers) attributable to the direct or indirect ownership or operations of the Borrowers and their Subsidiaries and franchise or other taxes payable by Holdings or any parent entity of Holdings whose sole material asset consists of the Equity Interests of Holdings (or another similarly situated parent entity thereof) to maintain its corporate existence) in each case, which are incurred in the Ordinary Course of Business;

(e) only if no Event of Default shall have occurred and be continuing, both immediately before or as a result of the making such Restricted Payment, the Loan Parties may make payments of management, consulting, monitoring, transaction and advisory fees to Sponsor or its Affiliates in accordance with the Management Agreement as in effect on the date hereof and the payment of out-of-pocket costs and expenses, reimbursements and indemnification payments thereunder; provided, that if at any time any such fees are not permitted to be paid as a result of the occurrence and continuance of an Event of Default, then (i) such amounts shall continue to accrue (plus accrued interest, if any, with respect thereto) and (ii) any such amounts that have accrued but which were not permitted to be paid may be paid so long as such Event of Default has been waived or cured and no other Event of Default has occurred and is continuing or would immediately result therefrom (it being agreed and understood that out-of-pocket costs and expenses, reimbursements, indemnities and other similar payments may be paid during the continuance of any Event of Default);

(f) Holdings, the Borrowers or any Subsidiary may make distributions which are promptly used by Holdings to satisfy unsecured and non-interest bearing obligations of Holdings arising from the exercise of the Seller Put Option when due; provided, that all of the following conditions have been satisfied:

(i) no Event of Default exists or shall immediately result from the making of such distribution; and

(ii) after giving effect to such distribution, the Loan Parties shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 7.12(a) and (b) for the Fiscal Quarter most recently ended as to which financial statements have been delivered or were required to be delivered pursuant to Section 6.01(b);

(g) Restricted Payments by Borrowers in an amount sufficient to permit Holdings (or, if applicable, the direct or indirect parent of Holdings that is the parent of the consolidated tax group for which Holdings is a member) to pay consolidated tax liabilities of Holdings and its Subsidiaries relating to the business of Borrowers and Borrowers’ Subsidiaries, in an amount not to exceed the amount of any such Taxes that the Borrowers and their Subsidiaries would have been required to pay on a separate group basis if the Borrowers and such Subsidiaries were the only members of the consolidated tax group, less the amount of any such Taxes that are paid directly by the Borrowers or their Subsidiaries to the relevant Governmental Authority;

(h) Restricted Payments not otherwise permitted above in an amount not in excess of the Available Amount, so long as (i) no Event of Default exists or shall immediately result from the payment of such Restricted Payment, (ii) the Loan Parties shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 7.12(a) and (b) for the Fiscal Quarter most recently ended as to which financial statements have been delivered or were required to be delivered pursuant to Section 6.01(b) and (iii) if any such payment shall be funded from amounts derived from clause (a) of the definition of “Available Amount”, after giving effect to such payment, the Consolidated Senior Net Leverage Ratio is not greater than 3.16 to 1.00 on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered or were required to be delivered pursuant to Section 6.01(b);

(i) Holdings and the Borrowers may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby;

(j) to the extent constituting Restricted Payments, Holdings, the Borrowers and the Subsidiaries may enter into and consummate transactions expressly permitted to be effected by such Person by any provision of Section 7.03, Section 7.04 or Section 7.08;

(k) repurchases of Equity Interests in the Ordinary Course of Business in the Borrowers (or any direct or indirect parent thereof) or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(l) Holdings and its Subsidiaries may make Restricted Payments to any direct or indirect holder of an Equity Interest in the Borrowers:

(i) to finance any Investment permitted to be made pursuant to Section 7.03; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrowers or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to the Borrowers or a Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrowers or a Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12; and

(ii) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(m) [reserved]; and

(n) the Borrowers or any Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms.

7.07. Change in Nature of Business. Engage in any material line of business other than the Core Business.

7.08. Transactions with Affiliates. Enter into, or suffer to exist, any transaction, arrangement or agreement of any kind with any Affiliate of any Loan Party, other than (a) those described on Schedule 7.08, as in existence on the date hereof, or any amendment thereto to the extent such an amendment is not adverse to the Collateral Agent and/or the Lenders in any material respect, (b) those expressly permitted by this Agreement and the other Loan Documents, including pursuant to Section 7.06, (c) transactions between or among Loan Parties, (d) employment and severance agreements and compensation to employees, officers or directors (including stock ownership plans, awards or grants of Equity Interests, employee benefit plans including vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans and similar plans), (e) indemnification of officers, directors and employees in the Ordinary Course of Business, (f) transactions between Loan Parties and Subsidiaries that are not Loan Parties and/or any entity that becomes a Subsidiary as a result of such transaction, subject to any limitations set forth herein, (g) others on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (h) the Transaction and the payment of fees and expenses related to the Transaction and (i) the transactions contemplated by the Management Agreement including (but not limited to) payment of fees, expenses, reimbursements and indemnification payments.

7.09. Inconsistent Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (i) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person or (ii) limits the ability (A) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (B) of any Subsidiary to Guarantee the Indebtedness of any Loan Party or become a direct Borrower hereunder, or (C) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.09 shall not prohibit limitations:

(a) in respect of any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01(e) or 7.01(u) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(b) in respect of customary restrictions and conditions contained in any agreement relating to any Disposition not prohibited hereunder (in which case such restrictions or conditions shall relate only to the applicable property) or otherwise relating to a Disposition that is conditioned upon the amendment, restatement or replacement of this Agreement or the repayment in full of amounts owing hereunder;

(c) consisting of restrictions regarding licenses or sublicenses by a Loan Party or a Subsidiary of a Loan Party of Intellectual Property in the Ordinary Course of Business (in which case such restrictions shall relate only to such Intellectual Property);

(d) customary anti-assignment provisions found in Contractual Obligations entered into in the Ordinary Course of Business;

(e) in the Senior Indebtedness Documents or any documents governing a renewal, extension or refinancing thereof permitted by the terms of the Intercreditor Agreement as in effect as of the Closing Date unless any amendment thereto is consented to by the Loan Parties; and

(f) governing Indebtedness outstanding on the date any Person first becomes a Subsidiary of Holdings (so long as such agreement was not entered into solely in contemplation of such person becoming a Subsidiary of such Person).

7.10. Reserved.

7.11. Prepayment of Indebtedness; Amendment to Senior Indebtedness Documents; Amendment to Organization Documents; Amendment to Management Agreement; Payment of Earnouts and Other Deferred Purchase Price Obligations.

(a) Voluntarily prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness that is subordinated to any of the Obligations except as set forth in clause (i) or (ii) below, or make any payment in violation of any subordination terms thereof:

(i) payments in respect of Other Subordinated Indebtedness solely to the extent expressly permitted under the intercreditor agreement applicable to, or subordination provisions of, such Other Subordinated Indebtedness; and

(ii) the Borrowers may make prepayments or redemptions in respect of any Other Subordinated Indebtedness in each case, in an amount not in excess of the Available Amount, so long as (i) no Event of Default exists or shall immediately result from the prepayment or redemption in respect of such Indebtedness, (ii) the Loan Parties shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 7.12(a) and (b) for the Fiscal Quarter most recently ended as to which financial statements were required to be delivered pursuant to this Agreement, (iii) if any such prepayment or redemption shall be funded from amounts derived from clause (a) of the definition of “Available Amount,” after giving effect to such prepayment or redemption, the Consolidated Senior Net Leverage Ratio is not greater than 3.16 to 1.00 on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered or were required to be delivered pursuant to Section 6.01(b) and (iv) not more than $20,000,000 in the aggregate for all such prepayments or redemptions shall be funded from amounts derived from clause (b) of the definition of “Available Amount”.

(b) Amend, modify or change in any manner any term or condition of (i) any Senior Indebtedness Document in a manner that violates the Intercreditor Agreement as in effect as of the Closing Date unless any amendment thereto is consented to by the Loan Parties or (ii) any other Indebtedness that is subordinated to any of the Obligations in a manner that violates the subordination terms thereof or, to the extent not covered by the applicable subordination terms, is materially adverse to the Lenders.

(c) Amend or otherwise modify any Organization Documents of such Person, except for such amendments or other modifications required by Law or which are not materially adverse to the interests of Collateral Agent or any Lender.

(d) Amend or otherwise modify the Management Agreement or enter into any new or supplemental agreement other than amendments or modifications that are not materially adverse to Collateral Agent or the Lenders (it being understood that in any event no such amendment or modification of the Management Agreement the effect of which is to increase the amount of fees payable pursuant thereto in excess of the amount permitted by Section 7.06(e) shall be permitted absent the prior written consent of the Required Lenders).

(e) Pay, redeem, purchase, repurchase, defease or otherwise satisfy any earnout obligations or other similar deferred purchase price obligations unless all of the following conditions have been satisfied:

(i) no Default or Event of Default exists or shall immediately result from such payment, redemption, purchase, repurchase, defeasement or satisfaction of such obligation; and

(ii) after giving effect to such payment, redemption, purchase, repurchase, defeasement or satisfaction, the Loan Parties shall be in compliance on a Pro Forma Basis with the covenants set forth in Sections 7.12(a) and (b) for the Fiscal Quarter most recently ended as to which financial statements have been delivered or were required to be delivered pursuant to Section 6.01(b).

7.12. Financial Covenants.

(a) Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the end of any Measurement Period of Borrowers set forth below to be greater than the ratio set forth below opposite the last day of such Measurement Period:

Measurement Period Ending	Maximum Consolidated Total Net Leverage Ratio
June 30, 2014	8.05 to 1.00
September 30, 2014	8.05 to 1.00
December 31, 2014	8.05 to 1.00

March 31, 2015	7.75 to 1.00
June 30, 2015	7.45 to 1.00
September 30, 2015	7.20 to 1.00
December 31, 2015	6.90 to 1.00

March 31, 2016	6.90 to 1.00
June 30, 2016	6.30 to 1.00
September 30, 2016	6.30 to 1.00
December 31, 2016	6.05 to 1.00

March 31, 2017	6.05 to 1.00
June 30, 2017	5.75 to 1.00
September 30, 2017	5.75 to 1.00
December 31, 2017	5.45 to 1.00

March 31, 2018	5.45 to 1.00
June 30, 2018 and each Fiscal Quarter thereafter	5.15 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period of Borrowers set forth below to be less than the ratio set forth below opposite the last day of such Measurement Period:

Measurement Period Ending	Minimum Consolidated Interest Coverage Ratio
June 30, 2014	1.55 to 1.00
September 30, 2014	1.55 to 1.00
December 31, 2014	1.60 to 1.00

March 31, 2015	1.60 to 1.00
June 30, 2015	1.70 to 1.00
September 30, 2015	1.70 to 1.00
December 31, 2015	1.85 to 1.00

March 31, 2016	1.85 to 1.00
June 30, 2016	1.90 to 1.00
September 30, 2016	1.90 to 1.00
December 31, 2016	2.05 to 1.00

March 31, 2017	2.10 to 1.00
June 30, 2017	2.15 to 1.00
September 30, 2017	2.15 to 1.00
December 31, 2017	2.25 to 1.00

March 31, 2018	2.25 to 1.00
June 30, 2018 and each Fiscal Quarter thereafter	2.35 to 1.00

7.13. Anti-Terrorism Laws and Foreign Asset Control Regulations. (a) Become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations, (b) knowingly engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violate any such order, or (c) use any part of the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

7.14. Fiscal Year. Change its Fiscal Year end, except in connection with acquisitions to conform new Subsidiaries to the Borrowers’ Fiscal Year.

7.15. Holdings Covenant. Permit Holdings to engage in any business activities or incur any Indebtedness other than (i) acting as a holding company and transactions incidental thereto (including maintain its corporate existence), (ii) entering into the Loan Documents and the transactions required herein or permitted herein to be performed by Holdings (including, for the avoidance of doubt, until the consummation of the Closing Date Acquisition and the joinder of J.A. Cosmetics pursuant to a Joinder Agreement, acting as the Initial Borrower hereunder), (iii) entering into the agreements related to and consummating the Transactions and the transactions required therein or permitted therein to be performed by Holdings (including the Management Agreement), (iv) receiving and distributing the dividends, distributions and payments permitted to be made to Holdings pursuant to Section 7.06, (v) entering into engagement letters and similar type contracts and agreements with attorneys, accountants and other professionals (and participating thereunder), (vi) owning the Equity Interests of the Initial Borrower and its Subsidiaries, (vii) issuing Equity Interests as permitted hereunder (including pursuant to a Qualified IPO), (viii) engaging in activities necessary or incidental to any director, officer and/or employee option incentive plan at Holdings, (ix) providing guarantees for the benefit of a Borrower to the extent such Person is otherwise permitted to enter into the transaction under this Agreement (including guaranties of lease obligations), (x) holding nominal deposits in Deposit Accounts in connection with consummating any of the foregoing transactions, (xi) the entering into and performance of obligations under the Senior Indebtedness Documents or any other debt documents permitted hereunder to which it is a party or any documents for a refinancing thereof permitted by the Subordination Agreement, (xii) the entering into and performance of the unsecured and non-interest bearing obligations arising from the exercise of the Seller Put Option and (xiii) obligations or activities incidental to the business or activities described in the foregoing clauses (i) to (xii), including providing indemnification of officers, directors, shareholders and employees.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee or other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 6.03 (solely with respect to notices of Events of Default), 6.05(a) (solely with respect to the Loan Parties), 6.07, 6.10, 6.16, 6.18, or Article VII (subject to Section 8.04 hereof), or (ii) in any of Sections 6.01, 6.02(a) or 6.02(b) and such failure continues for five (5) or more days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) receipt of notice of such failure by a Responsible Officer of Borrower Agent from Collateral Agent, or (ii) any Responsible Officer of any Loan Party becomes aware of such failure; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (without duplication of other materiality qualifiers contained therein); or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness (other than Senior Indebtedness) or Guarantee (other than in respect of Senior Indebtedness) having an aggregate principal amount of more than $5,750,000, or (B) fails to observe or perform any other material agreement or condition relating to any such Indebtedness or such Guarantee or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), and such event continues for more than the grace period, if any, therein specified, the effect of which is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(i)(B) shall not apply to Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (ii) any Loan Party or any Subsidiary fails to observe or perform any agreement or condition relating to Senior Indebtedness or a Guarantee with respect thereto or any other event occurs, and such event continues after the expiration of any applicable grace period therein specified and, as a consequence thereof, the Senior Indebtedness or Guarantee thereof) has become or has been declared due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity; provided, further, that this clause (e) shall not apply to any breach or default with respect to the Senior Indebtedness that is (I) remedied by Holdings or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the Senior Indebtedness in either case, prior to the actual acceleration of Senior Indebtedness;

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) [Reserved];

(h) Judgments. There is entered against any Loan Party or any Subsidiary one or more final non-appealable judgments or orders for the payment of money, writs, warrants of attachment or execution or similar process in an aggregate amount exceeding $5,750,000 (except to the extent covered by insurance as to which the insurer does not dispute coverage or third party indemnification reasonably acceptable to the Required Lenders) and such judgments, orders, writs, warrants of attachment or execution or similar process remain unsatisfied, unvacated and unstayed for a period of 60 consecutive days after the entry, issue or levy thereof; or

(i) ERISA. (i) An ERISA Event occurs which, together with any outstanding liability incurred in connection with any other ERISA Event, has resulted in or would have a Material Adverse Effect (ii) the existence of any Lien under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA on any assets of a Loan Party or any Subsidiary thereof, (iii) a Loan Party, a Subsidiary thereof or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect would result, (iv) the benefit liabilities of any Foreign Plan, at any time exceed all Foreign Plan’s assets, as computed in accordance with applicable law as of the most recent valuation date for such Foreign Plan, such that, when aggregated with such excess for all other Foreign Plans, the aggregate excess equals more than $1,150,000, or (v) any other event occurs or shall occur or exist with respect to a Plan, Foreign Plan, Pension Plan or Multiemployer Plan that results in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted under such Loan Document or upon Payment in Full of all Obligations or as a result of the failure of Collateral Agent or any Lender to take any action within its control, ceases to be in full force and effect (except with respect to immaterial assets); or any Loan Party or any Subsidiary thereof repudiates, challenges or contests in writing the validity or enforceability of any material provision in any Loan Document, any Loan Obligation or any Lien granted to Collateral Agent pursuant to the Security Instruments (including the perfection or priority thereof); or any Loan Party denies that it has any or further liability or obligation under any material provision in any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document (other than as a result of a payment made hereunder or release expressly permitted hereunder); or

(k) [Reserved.]; or

(l) Change of Control. There occurs any Change of Control.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Collateral Agent with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, take any or all of the following actions: (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; and (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided, however, that upon the occurrence of Event of Default under clause (f) above, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of Collateral Agent or any Lender.

8.03. Application of Funds.

(a) After the exercise of any remedy provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Collateral Agent in the following order:

First, to all fees, indemnities, expenses and other amounts (including all reasonable fees, charges and disbursements of counsel to Collateral Agent payable pursuant to Section 10.04 and amounts payable under Article III) due to Collateral Agent in its capacity as such, until paid in full;

Second, to that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, fees and other Obligations expressly described in clauses Third through Fifth below) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them until paid in full;

Third, to that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them until paid in full;

Fourth, to that portion of the Obligations constituting unpaid principal of the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them until paid in full;

Fifth, to all other Obligations of Borrowers owing under or in respect of the Loan Documents, in each case, that are due and payable to Collateral Agent and the other Lender Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to Collateral Agent and the other Lender Parties on such date until paid in full; and

Last, the balance, if any, after Payment in Full of the Obligations, to Borrowers or as otherwise required by Law.

(b) Reserved.

(c) For purposes of Section 8.03(a), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any insolvency proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under Debtor Relief Laws but, excluding contingent indemnification obligations for which no claim has been asserted.

8.04. Equity Cure Right. In the event Borrowers fail to comply with the financial covenants set forth in Section 7.12, subject to the terms and conditions hereof, Holdings shall have the right (the “Cure Right”) after the first day of the applicable Fiscal Quarter for which such covenants are then being tested until the expiration of the 10th Business Day subsequent to the date the applicable financial statements are required to be delivered to Collateral Agent with respect thereto (the “Cure Period”), to issue Permitted Cure Securities for cash or otherwise receive, as additional paid in capital, cash common equity contributions, in either case in an aggregate amount equal to, but not greater than, the amount necessary to cure all relevant financial covenants (including, without limitation all relevant financial covenants contained in the Senior Loan Agreement) (hereinafter, the “Cure Amount”), and upon the receipt by any Borrower of the cash proceeds thereof, the financial covenants shall then be recalculated giving effect to the following pro forma adjustments: (a) Adjusted Consolidated EBITDA shall be increased for the applicable Fiscal Quarter and for the subsequent three (3) consecutive Fiscal Quarters, solely for the purpose of measuring compliance with the financial covenants and not for any other purpose under this Agreement or any other Loan Document (including, without limitation, calculating basket levels), by an amount equal to the Cure Amount contributed by Holdings to the Borrowers; and (b) if, after giving effect to the foregoing recalculations, Borrowers shall then be in compliance with the requirements of all financial covenants, Borrowers shall be deemed to have been in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of such financial covenants that had occurred shall be deemed not to have occurred for all purposes of this Agreement. In the event that (i) no Event of Default exists other than that arising due to failure of the Loan Parties to comply with the financial covenants set forth in Section 7.12 or the failure to deliver a notice of Default in respect thereof), and (ii) until the expiration of the Cure Period, then neither Collateral Agent nor any Lender shall exercise any remedies set forth in Section 8.02 hereof or under any Loan Document until after the Borrowers’ ability to cure has lapsed and the Borrowers have not exercised such Cure Right. Notwithstanding anything herein to the contrary, in no event shall Holdings or Borrowers be permitted to exercise the Cure Right hereunder (x) more than 5 times in the aggregate during the term of this Agreement or (y) more than 2 times in any 4 consecutive Fiscal Quarters.

ARTICLE IX

COLLATERAL AGENT

9.01. Appointment and Authority; Limitations on Lenders. Each of the Lenders hereby irrevocably appoints U.S. Bank to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and authorizes Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Collateral Agent and the Lenders, except for a Borrower’s consent right as expressly permitted in Section 9.06 and no Loan Party shall have rights as a third party beneficiary of any of such provisions (although each Loan Party shall be bound by such provisions). Each of the Lenders hereby acknowledges and confirms that it has received a copy of the Intercreditor Agreement and hereby agrees to be bound by the provisions thereof. Actions taken by Collateral Agent hereunder, under the other Loan Documents or upon the instructions of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Collateral Agent shall believe in good faith shall be necessary), shall be binding upon each Lender.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Collateral Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Collateral Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.02. Rights as a Lender. Should the Person serving as Collateral Agent hereunder become a Lender, it shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, and shall not be required to take any action that, in its opinion may expose Collateral Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by Collateral Agent or any of its Affiliates in any capacity.

Collateral Agent shall not be liable for any action taken (including any apportionment or distribution of payments) or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct. Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to an authorized officer of Collateral Agent at Collateral Agent’s Office by Borrower Agent or a Lender. Collateral Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or expose Collateral Agent to any liability for which it has not received indemnification satisfactory to it.

Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Collateral Agent.

9.04. Reliance by Collateral Agent. Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, Collateral Agent may presume that such condition is satisfactory to such Lender unless Collateral Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Collateral Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it and shall be entitled to rely on the opinions of such expert.

9.05. Delegation of Duties. Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Collateral Agent. Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Collateral Agent and any such sub-agent, and shall apply to their respective activities as Collateral Agent. Collateral Agent shall not be liable for the actions or inaction of any sub-agent appointed by Collateral Agent with due care.

9.06. Resignation of Collateral Agent. Collateral Agent may at any time give notice of its resignation to the Lenders and Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and which shall, so long as no Event of Default under Section 8.01(a) of 8.01(f) shall have occurred and be continuing, be reasonably acceptable to the Borrower Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Lenders appoint a successor Collateral Agent meeting the qualifications set forth above which shall, so long as no Event of Default under Section 8.01(a) of 8.01(f) shall have occurred and be continuing, be reasonably acceptable to the Borrower Agent. If the Collateral Agent resigns and no successor is appointed, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Collateral Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

In the event that the Person serving as Collateral Agent shall consolidate or merge with another entity, or shall sell all or substantially all of its corporate trust business to another entity, the survivor or transferee, as applicable, shall be the Collateral Agent hereunder without further act.

9.07. Non-Reliance on Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. Reserved.

9.09. Collateral Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Collateral Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Collateral Agent and their respective agents and counsel and all other amounts due the Lenders and Collateral Agent) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Collateral Agent and, in the event that Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Collateral Agent and its agents and counsel, and any other amounts due Collateral Agent under Section 10.04(c).

The Loan Parties and the Lender Parties hereby irrevocably authorize Collateral Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Collateral Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lender Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Collateral Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Collateral Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lender Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Security Instruments, Collateral Agent will not execute and deliver a release of any Lien on any Collateral. Upon request by Collateral Agent or Borrowers at any time, the Lender Parties will confirm in writing Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.09.

9.10. Collateral Matters. The Lender Parties irrevocably authorize Collateral Agent, at its option and in its discretion, (a) to release any Lien on any Collateral (i) upon the occurrence of the Facility Termination Date, (ii) at the time the property that is subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to clause (c) or (d) below or pursuant to or to the extent required under the Intercreditor Agreement; (b) (i) to subordinate any Lien on any property granted to or held by Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under Section 7.02(i) or pursuant to or to the extent required under the Intercreditor Agreement and (ii) that the Collateral Agent is authorized to release or subordinate any Lien on any property granted to or held by the Collateral Agent in accordance with the terms of the Security Agreement; and (c) to release any Borrower or any Subsidiary from its obligations under the Loan Documents (and all Liens granted by such Borrower or Subsidiary) if such Person ceases to be a Borrower or a Subsidiary as a result of a transaction permitted hereunder or to the extent such release is pursuant to or required under the Intercreditor Agreement. Upon request by Collateral Agent at any time, the Required Lenders will confirm in writing Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section 9.10. In each case as specified in this Section 9.10, each Lender irrevocably authorizes the Collateral Agent to, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Instruments, or to evidence the release of such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.10

9.11. Other Collateral Matters.

(a) Care of Collateral. Collateral Agent shall have no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b) Lenders as Agent For Perfection by Possession or Control. Collateral Agent and Lender Parties appoint each Lender as agent (for the benefit of Lender Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Collateral Agent thereof and, promptly upon Collateral Agent’s request, deliver such Collateral to Collateral Agent or otherwise deal with it in accordance with Collateral Agent’s instructions.

9.12. Right to Perform, Preserve and Protect. The obligations of the Collateral Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Collateral Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided herein. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Collateral Agent may take (but shall not be obligated to) take or refrain from taking) such actions as it deems appropriate and in the best interest of all the Lenders. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors paid in the name of, or on behalf of, any Loan Party) that may be incurred by Collateral Agent or any of its Related Persons in connection with the preparation, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work out, bankruptcy, restructuring or other legal or other proceeding (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.

9.13. Reserved.

9.14. Reserved.

9.15. Authorization to Enter into Intercreditor Agreement. Each Lender hereby irrevocably appoints, designates and authorizes Collateral Agent to enter into the Intercreditor Agreement on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement. In the event of any specific conflict or inconsistency between the provisions of Intercreditor Agreement and this Agreement, the provisions of Intercreditor Agreement shall control.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc. Except as otherwise specifically provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrowers, Borrower Agent or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrowers, the applicable Borrower or the applicable Loan Party, as the case may be (and notwithstanding the foregoing, no amendment to Section 10.19 shall be effective unless in writing signed by the holders of the Senior Indebtedness), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall (with respect to clauses (b) and (c) below, only the consent of the Lenders specified therein and not the Required Lenders is required):

(a) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent in Section 4.01 of this Agreement or the waiver of any covenant, Default, Event of Default or mandatory prepayment or reductions shall not constitute an increase of any Commitment of a Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment) of principal, interest, fees or other amounts due to a Lender (or any of them), including the Term Loan Maturity Date, or any scheduled reduction of the Commitments hereunder or under any other Loan Document, in each case without the written consent of such Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of such Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Eurodollar Rate Loans) or to waive any obligation of Borrowers to pay interest at the Default Rate; provided, further¸ that any waiver of Default or Event of Default or default interest, waiver of a mandatory prepayment or any modification, waiver or amendment to the financial covenant definitions or any component thereof in this Agreement shall not constitute a reduction or forgiveness in the interest rates or the fees or premiums for purposes of this clause (c);

(d) change the provisions requiring pro rata payments to the Lenders set forth herein without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release any Borrower or any Guarantor from this Agreement without the written consent of each Lender, except to the extent such Person is the subject of a Disposition permitted by Section 7.05 (in which case such release may be made by Collateral Agent acting alone); or

(g) release all or substantially all of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder (including pursuant to Section 7.05) or as provided or required in the Intercreditor Agreement or the other Loan Documents (in which case such release may be made by Collateral Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Collateral Agent in addition to the Lenders required above, affect the rights or duties of Collateral Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or any class of Lenders and that has been approved by the Required Lenders, Borrowers may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrowers to be made pursuant to this paragraph).

Notwithstanding the terms of this Agreement or any amendment, waiver, consent or release with respect to any Loan Document, Non-Consenting Lenders shall not be entitled to receive any fees or other compensation paid to the Lenders in connection with any amendment, waiver, consent or release approved in accordance with the terms of this Agreement by the Required Lenders.

In addition, notwithstanding anything to the contrary in this Agreement, including this Section 10.01, this Agreement and the other Loan Documents may be amended (or amended and restated) by the Collateral Agent, the Borrower and the Lenders providing the applicable Credit Extension to increase the Term Loan Facility (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the Lenders to share ratably in prepayments following any such increase to the Term Loan Facility), the Security Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the Loan Documents so that such increase to the Term Loan Facility is appropriately incorporated herein (including this Section 10.01).

In addition, notwithstanding anything to the contrary herein, this Agreement, (a) the Borrower Agent may by written notice to the Collateral Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders holding Term Loans with a like maturity date (each Loan subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures specified by the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 5 Business Days after the date of such notice, unless otherwise reasonably agreed to by the Collateral Agent). Extension Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans of such Extension Request Class as to which such Lender’s acceptance has been made; and (b) an Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrowers, each applicable Extending Lender and the Collateral Agent. No consent of any Lender or the Collateral Agent shall be required to effectuate any Extension Offer, other than the consent of each Lender agreeing to such Extension Offer with respect to its Term Loans (or a portion thereof). The Collateral Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Required Lenders and the Borrowers, to give effect to the provisions of this paragraph of Section 10.01, including any amendments necessary to treat the applicable Loans of the Extending Lenders as a new “tranche” of loans and/or commitments hereunder. With respect to all extensions consummated by Borrowers pursuant hereto, (i) such extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.06(a) or (b) and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower Agent may at its election specify as a condition to consummating any such extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower Agent’s sole discretion and may be waived by Borrower Agent) of Term Loans (as applicable) of any or all applicable tranches be tendered. For the avoidance of doubt, Lenders holding Extended Loans of the same tranche may elect to have payments made to them on a non-pro rata basis to effectuate the extended terms of such Extended Loans of the same tranche.

In addition, notwithstanding anything to the contrary contained in Section 10.01, if the Collateral Agent and the Borrowers shall have jointly identified an obvious error or any error, defect or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Collateral Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email (including as a .pdf or .tif file) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

if to a Loan Party or Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (d) below:

(i)	If to Collateral Agent:	U.S. Bank Global Corporate Trust Services
One Federal Street
Boston, Massachusetts 02110
Attention: ###, Corporate Trust Services
Telecopy: ###
Telephone No.: ###
Email: ###

	With a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: ###
Telecopy: ###

	With a copy to:	Shipman & Goodwin LLP
One Constitution Plaza
Hartford, Connecticut 06103
Attn: ###
Telecopy: ###
Telephone No.: ###

(ii)	If to a Loan Party:	J.A. Cosmetics US, Inc., as Borrower Agent
10 West 33rd Street, Suite 802
New York, NY 10001
Attention: ###
Facsimile No.: ###
Telephone No.: ###
Email: ###

	With a copy to:	TPG Growth
345 California Street, Suite 3300
San Francisco, CA 94104
Attention: ###
Facsimile No.: ###
Telephone No.: ###
Email: ###

With a copy to:	TPG Growth
345 California Street, Suite 3300
San Francisco, CA 94104
Attention: ###
Facsimile No.: ###
Telephone No.: ###
Email: ###

With a copy to:	Kirkland & Ellis LLP
333 S. Hope Street
Los Angeles, CA 90071
Attention: ###
Facsimile No.: ###
Telephone No.: ###
Email: ###

if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (d) below (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Loan Parties).

Notices sent by hand or overnight courier service or by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not sent during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Collateral Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Collateral Agent that it is incapable of receiving notices under such Article by electronic communication. Collateral Agent or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Collateral Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed given to the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Borrower Materials. Each Loan Party hereby acknowledges that Collateral Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) through the Internet. In no event shall Collateral Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s or Collateral Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Borrowers and Collateral Agent may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower Agent and Collateral Agent. In addition, each Lender agrees to notify Collateral Agent from time to time to ensure that Collateral Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Collateral Agent and Lenders. Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with Collateral Agent may be recorded by Collateral Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by any Lender or Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses of the Collateral Agent and PennantPark incurred on or prior to the Closing Date (promptly following a written demand therefor, together with backup documentation supporting such reimbursement request) associated with the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to PennantPark and of one counsel to the Collateral Agent, one regulatory counsel and, if necessary, of one local counsel in each relevant jurisdiction) and (ii) after the Closing Date, upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrowers, all reasonable and documented out-of-pocket expenses of the Collateral Agent and the Lenders promptly following a written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Lenders taken as a whole, one counsel to the Collateral Agent, and, if necessary, of one local counsel to the Collateral Agent and the Lenders taken as a whole in each relevant jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole) in connection with the enforcement of the Loan Documents or protection of rights thereunder; provided that the foregoing indemnity will not apply to expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of Collateral Agent or any Lender, (ii) to the extent arising from a material breach of the obligations by Collateral Agent or any Lender under the Loan Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final judgment) or (iii) to the extent arising from any dispute solely among Collateral Agent and any Lenders or among Lenders, other than any claims against any Collateral Agent in such capacity or any Lender in its capacity or in fulfilling its role as an collateral agent or arranger or any similar role under the Term Loan Facility and other than any claims arising out of any act or omission on the part of any Loan Party or its Affiliates (as determined by a court of competent jurisdiction in a final judgment).

(b) Indemnification by Loan Parties. The Loan Parties shall indemnify Collateral Agent and the Lenders and their respective affiliates, and each Related Party (each such Person being called an “Indemnitee”) against, and hold them harmless from and against all costs and expenses (including, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees taken as a whole (absent an actual conflict of interest in which case affected Persons may engage and be reimbursed for one additional counsel for each such group of affected Indemnitees similarly situated taken as a whole), and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by Collateral Agent to, a Controlled Account Bank or other Person which has entered into a control agreement with Collateral Agent hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, the Sponsor or any of its Affiliates or by Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (w) result from any settlement of any claim, litigation, investigation or proceeding without the consent of the Loan Parties (such consent not to be unreasonably withheld, conditioned or delayed), (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, willful misconduct or material breach of the Loan Documents of or by any Indemnitee or any of its Related Parties or (y) any dispute solely among any Indemnitees (other than claims of an Indemnitee against Collateral Agent, in its capacity as such or any Lender in its capacity or fulfilling its role as an arranger or any similar role under the Loan Documents and other than any claims arising out of any act or omissions on the part of any Loan Party or any of its Affiliates (as determined by a court of competent jurisdiction by final judgment). For the avoidance of doubt, this Section 10.04(b) shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly to the applicable Borrower, Holdings, Sponsor or Affiliate any and all amounts paid by any Borrower, Holdings, the Sponsor or any of their Affiliates under this clause (b) to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. The Loan Parties shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee (which approval shall not be unreasonably withheld or delayed) from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Collateral Agent or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Collateral Agent or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to Collateral Agent (or any such sub-agent) or such Related Party such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on such Lender’s portion of Loans and commitments) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Collateral Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for Collateral Agent (or any such sub-agent); and provided, further, that, the obligation of the Lenders to so indemnify shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Collateral Agent or Related Party. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto or Indemnitee, or any of their respective Related Parties shall assert, and each hereby waive any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, except in respect of any such damages paid by an Indemnitee to a third party for which such Indemnitee is entitled to reimbursement thereof pursuant to Section 10.04(b). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 20 Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Collateral Agent, the replacement of any Lender and the occurrence of the Facility Termination Date.

10.05. Marshalling; Payments Set Aside. None of Collateral Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to a Lender Party, or a Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender Party in its discretion)

to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that unless in connection with a transaction permitted by Section 7.04, an Investment permitted hereunder to the extent the surviving or succeeding Person or assignee, as applicable, of such Investment has assumed all obligations of such Loan Party under the Loan Documents pursuant to documentation reasonably acceptable to the Required Lenders, or Permitted Acquisition and in accordance with the requirements thereof, no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to any Person (other than any of the Persons described in Subsection (b)(iv) of this Section) in accordance with the provisions of subsection (b) of this Section (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void), (iv) to Sponsor or any Non-Debt Fund Affiliate in accordance with the provisions of subsection (g) of this Section or (v) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, subsection (h). Without limiting the generality of the foregoing, the parties hereto expressly confirm their agreement that the holders of the Senior Indebtedness are intended third party beneficiaries of Sections 10.01 and 10.19 and will have the right to enforce such provisions directly against the applicable parties. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section, the holders of the Senior Indebtedness as third-party beneficiaries of Section 10.19 and to the extent provided in Section 10.01 and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Term Loan Facility and the Loans at the time owing to it under such Term Loan Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section or in Section 10.06(g), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Collateral Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless such assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, such assignment is of the assigning Lender’s entire interest in such facility or each of Collateral Agent and, so long as no Event of Default under Section 8.01(a), 8.01(b) (solely with respect to the failure to perform or comply with Section 7.12) or 8.01(f) has occurred and is continuing, Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), 8.01(b) (solely with respect to the failure to perform or comply with Section 7.12) or 8.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Collateral Agent within ten (10) Business Days after having received notice thereof; provided, further, that the Borrower Agent’s consent shall be required with respect to any assignment to a Disqualified Institution notwithstanding the existence of an Event of Default under Section 8.01(a), 8.01(b) (solely with respect to a failure to perform or comply with Section 7.12) or 8.01(f) and Borrower Agent’s refusal to consent to an assignment to any Disqualified Institution (to the extent such consent is required) shall not be deemed to be unreasonable; and

(B) [Reserved].

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to Collateral Agent an Assignment and Assumption, together with (except for any assignments pursuant to Section 10.06(g) hereof) a processing and recordation fee in the amount of $3,500; provided, however, that Collateral Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and provided, further, that such fee shall not be payable in connection with an assignment to an Affiliate of a Lender or an Approved Fund. The assignee, if it is not a Lender, shall deliver to Collateral Agent an Administrative Questionnaire.

(iv) No Assignment to Certain Persons. No such assignment shall be made to (A) Sponsor, any Affiliate of Sponsor, any Borrower or any of a Borrower’s Affiliates or Subsidiaries (except as provided in subsection (g) or (h) of this Section), (B) any holder of the Senior Indebtedness, (C) a natural person or (D) without Borrower Agent’s consent, any Disqualified Institution.

(v) Reserved.

Subject to acceptance and recording thereof by Collateral Agent in the Register pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d); provided that an assignment or transfer not in compliance with Section 10.06(b)(iv) shall be void and of no force or effect.

(c) Register. Collateral Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers (in such capacity, subject to Section 10.17), shall maintain at Collateral Agent’s Office in the U.S. a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower Agent at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Collateral Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Collateral Agent, sell participations to any Person (other than a natural person, Sponsor, any Affiliate of Sponsor, a Borrower or any of Borrowers’ Affiliates or Subsidiaries (except as provided in subjection (g) or (h) of this Section) or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Collateral Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each Participant agrees to be subject to Section 10.07 as though it were a Lender. Each Lender granting a participation shall as a non-fiduciary agent of the Borrowers maintain in the U.S. a register (“Participation Register”) with respect to the ownership and transfer of each participation containing the information set forth in the Register described in Section 10.06(c). No Lender shall have any obligation to disclose all or any portion of the Participation Register (including any such portion containing the identity of any Participant or any information relating to a Participant’s interest in any rights or obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that the Loans or other rights or obligations under this Agreement are in registered form under Section 5f.103-1(c) or Section 1.871-14(c) of the Treasury Regulations. The entries in the Participation Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participation Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Assignments to Sponsor. Subject to clauses (A), (B) and (C) below, any Lender may assign all or a portion of the Term Loan (subject to the limitations contained in Sections 10.06(b)(i)) to the Sponsor or any Non-Debt Fund Affiliate, without the consent of any Person but subject to acknowledgment by the Collateral Agent; provided that (i) the assigning Lender and the assignee shall execute and deliver to the Collateral Agent an Assignment and Assumption, (ii) Term Loans held by the Sponsor or any Non-Debt Fund Affiliate shall not at any time, in the aggregate for all such Persons, exceed 25% of the aggregate principal amount of the Term Loans then outstanding, and (iii) after giving effect to an assignment the number of Non-Debt Fund Affiliates together with the Sponsor holding the Term Loans shall not constitute 50% or more of the aggregate number of Lenders holding a portion of the Term Loans at the time of such assignment.

(A) Notwithstanding anything to the contrary in this Section 10.06, but subject to the rights contained in clause (C) below, neither the Sponsor nor any Non-Debt Fund Affiliate shall have any right to (1) attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) among the Collateral Agent and any Lender to which representatives of the Sponsor, the Borrowers or the Guarantors are not invited, or (2) receive any information or material prepared by the Collateral Agent or any Lender or any communication by or among the Collateral Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Sponsor, the Borrowers or the Guarantors or their representatives.

(B) Notwithstanding anything to the contrary in this Section 10.06 or the definition of “Required Lenders”, for purposes of determining whether the Required Lenders have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Borrower or any Guarantor therefrom, (2) otherwise acted on any matter related to any Loan Document, or (3) directed or required the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Sponsor or any Non-Debt Fund Affiliate shall be deemed, to the extent not adversely affecting the Sponsor or any Non-Debt Fund Affiliate as compared to other Lenders, to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not the Sponsor or any Non-Debt Fund Affiliate; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive the Sponsor or any Non-Debt Fund Affiliate of its pro rata share of any payments to which the Sponsor or any Non-Debt Fund Affiliate, as applicable, as a Lender is entitled under the Loan Documents or any vote which affects the Sponsor or any Non-Debt Fund Affiliate disproportionately without the Sponsor or any Non-Debt Fund Affiliate, as applicable, providing its consent; and in furtherance of the foregoing, (x) the Sponsor or any Non-Debt Fund Affiliate agrees to execute and deliver to the Collateral Agent any instrument reasonably requested by the Collateral Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.06(g); provided that if the Sponsor or any Non-Debt Fund Affiliate fails to promptly execute such instrument such failure shall in no way prejudice any of the Collateral Agent’s rights under this paragraph and (y) the Collateral Agent is hereby appointed (such appointment being coupled with an interest) by the Sponsor or any Non-Debt Fund Affiliate as each such Person’s attorney in fact, with full authority in the place and stead of such Person and in the name of such Person, from time to time in the Collateral Agent’s reasonable discretion to take any action and to execute and instrument that the Collateral Agent may deem reasonably necessary to carry out the provisions of this Section 10.06(g) and (ii) Sponsor and any Non-Debt Fund Affiliate, as applicable, in its capacity as a Lender shall retain the right to consent to an extension of the maturity date of their Term Loans, reduction in the principal amount of their Term Loans, reduction in the interest rate thereof or postponement of the scheduled due date therefor). Sponsor or its Non-Debt Fund Affiliates may, with the consent of Borrower Agent and pursuant to documentation reasonably satisfactory to the Required Lenders, contribute the Term Loans held by them as an equity contribution to the Borrowers (whether through any of its direct or indirect parent companies or otherwise) in exchange for debt or equity securities of the Borrowers or such parent company that are otherwise permitted to be issued by such Person at such time. If any Borrower or any Guarantor is the subject of any proceeding under any Debtor Relief Laws neither the Sponsor nor any Non-Debt Fund Affiliate shall (i) vote in opposition to a plan of reorganization of such

Borrower or Guarantor that has been approved by all Lenders (exclusive of the Sponsor or any Non-Debt Fund Affiliate) unless such plan of reorganization affects the Sponsor or any Non-Debt Fund Affiliate, as applicable, in its capacity as a Lender in a disproportionately adverse manner than its effect on other Lenders or (ii) vote in favor of any plan of reorganization of such Borrower or Guarantor that has not been approved by Lenders (exclusive of the Sponsor or any Non-Debt Fund Affiliate) holding a majority of the outstanding principal amount of the Loans (exclusive of the amount held by the Sponsor or any Non-Debt Fund Affiliate).

(C) The Sponsor or any of its Non-Debt Fund Affiliates, in its capacity as a Lender of a portion of the Term Loan, in its sole and absolute discretion and with Borrower Agent’s consent, may, but is not required to, make one or more capital contributions or assignments of the portion of the Term Loan that it acquires in accordance with this Section 10.06 to Holdings solely in exchange for equity interests of Holdings upon no less than 3 Business Days’ prior written notice to the Collateral Agent. Immediately upon the acquisition by Holdings of such portion of the Term Loan, it shall transfer such portion to the Borrowers. Immediately upon any Borrower or any of a Borrower’s Subsidiaries’ acquisition of any portion of the Term Loan, (x) such portion of the Term Loan and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and such Borrower or such Borrower’s Subsidiary shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment and (y) Borrowers shall deliver to the Collateral Agent a written acknowledgement and agreement executed by a Responsible Officer and in form and substance reasonably acceptable to the Required Lenders acknowledging the irrevocable prepayment, termination, extinguishment and cancellation of such portion of the Term Loan and confirming that such Borrowers have no rights as a Lender under this Agreement, the other Loan Documents or otherwise. The parties hereto agree that any prepayment, termination, extinguishment and/or cancellation of any Loans as contemplated by this Section 10.06 shall be disregarded for purposes of calculating each of Adjusted Consolidated EBITDA and Excess Cash Flow for any applicable period of calculation.

(h) Although Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Section 10.06(g), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.19 (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the amounts included in determining whether applicable Lenders have consented to any action pursuant to Section 10.01.

(i) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Nothing contained in this Section 10.06 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans) under this Agreement and/or its Loans hereunder (i) to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) in the case of a Lender that is an investment fund, to any agent or trustee for, or any other similar representative of, holders of obligations owed to, or securities issued by, such investment fund, as security for such obligations or securities, in either case without notice to or consent of the Borrower or Collateral Agent; provided, however, that (A) such Lender shall remain a “Lender” under this Agreement and shall continue to be bound by the terms and conditions set forth in this Agreement and the other Loan Documents, and (B) any pledge or assignment by such trustee shall be subject to this Section 10.06.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Collateral Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.06, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Collateral Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

10.07. Treatment of Certain Information; Confidentiality. Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Lender Party agrees to use commercially reasonable efforts (to the extent permitted by law and practical to do so) to notify the Borrower Agent promptly thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations, (g) with the consent of Borrower Agent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties other than as a result of a breach of any duty of confidentiality.

For purposes of this Section, “Information” means all information received from Sponsor, any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from Sponsor, a Loan Party or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided, that any information marked “PUBLIC” may also be marked “Confidential”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in any event a reasonable level.

Each of the Lender Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but other than any Excluded Accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender, but only to the extent then due and owing. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower Agent and Collateral Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Collateral Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by Collateral Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Collateral Agent and when Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and each other Loan Document by telecopy or other electronic means (including .pdf or .tif files) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender Parties, regardless of any investigation made by any Lender Party or on their behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

Further, the provisions of Sections 3.01, 3.04, 3.05, 10.02, 10.03, 10.04, 10.05, 10.06, 10.09, 10.10, 10.11, 10.12, 10.14, 10.15, 10.16, 10.17 and 10.18 shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender fails to approve any amendment, waiver or consent requested by Borrower Agent pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender, then in each such case Borrower Agent may, at its sole expense and effort, upon notice to such Lender and Collateral Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower Agent shall have paid to Collateral Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower Agent (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such requested amendment, waiver or consent; and

(e) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply. Subject to the immediately preceding sentence, any assignment or delegation made in compliance with this Section 10.13 should nonetheless be effective for all purposes hereunder and under the Loan Documents, regardless of whether a Lender being replaced fails to execute and deliver any documents in connection therewith.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and Collateral Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Collateral Agent, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

10.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Lender Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Lender Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Lender Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Lender Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Lender Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Lender Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18. Attachments. Any exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.19. Intercreditor Agreement.

(a) Each Lender hereunder (i) acknowledges that it has received a copy of the Intercreditor Agreement, (ii) consents to the subordination of the Loans, the other Obligations hereunder and the Liens provided for in the Intercreditor Agreement, (iii) agrees that it is bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, and (iv) authorizes and instructs Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender.

(b) Notwithstanding anything herein to the contrary, (i) the Loans, the other Obligations and all other obligations and liabilities under the Loan Documents owing to Collateral Agent or any Lender, the liens and security interests granted to Collateral Agent pursuant to this Agreement or any other Loan Document are expressly subject and subordinate to the Senior Debt and the liens and security interests granted (including, without limitation, liens and security interests granted to Senior Lender Agent) pursuant to the Senior Indebtedness Documents and (ii) the exercise of any right or remedy by Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

(c) The foregoing provisions are intended as an inducement to the holders of the Senior Indebtedness to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrowers and such holders are intended third party beneficiaries of such provisions and the provisions of Section 10.01 with respect to any amendment to this Section 10.19.

(d) Until the Senior Debt (as defined in the Intercreditor Agreement) is Finally Paid (as defined in the Intercreditor Agreement), and so long as the Intercreditor Agreement remains in effect, any obligation of any Loan Party under this Agreement that requires (or any representation or warranty hereunder to the extent that it would have the effect of requiring) (a) delivery of original possessory Collateral (including any endorsements related thereto) to, or the possession or control of Collateral with, the Collateral Agent shall be deemed complied with and satisfied (or, in the case of any representation or warranty hereunder, shall be deemed to be true) if such delivery of Collateral is made to, or such possession or control of Collateral is with, the Senior Lender Agent and (b) the provision of voting rights or the obtaining of any consent of the Collateral Agent or any Person, in each case in connection with any Collateral, shall be deemed to be satisfied if such Grantor complies with the requirements of the similar provision of the Senior Loan Agreement.

ARTICLE XI

CONTINUING GUARANTEE

11.01. Guarantee. Holdings and each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and performance and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of Borrowers to the Lender Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof, subject to the limitations set forth in Section 10.04(a) hereof).

11.02. Rights of Lenders. Holdings and each Subsidiary Guarantor consents and agrees that the Lender Parties may, at any time and from time to time, and without affecting the enforceability or continuing effectiveness hereof and subject only to the terms of this Agreement: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guarantee or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Collateral Agent and the Lenders in their sole discretion may determine in accordance with the terms of the Loan Documents; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings and each Subsidiary Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings or any Subsidiary Guarantor under this Guarantee or which, but for this provision, might operate as a discharge of Holdings or any Subsidiary Guarantor.

11.03. Certain Waivers.

(a) Holdings and each Subsidiary Guarantor waives, to the fullest extent permitted by law, (i) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of Borrowers; (ii) any defense based on any claim that Holdings’ or any Subsidiary Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (iii) the benefit of any statute of limitations affecting Holdings’ or any Subsidiary Guarantor’s liability hereunder; (iv) any right to require any Lender Party to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender Party whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; and (vi) to the fullest extent permitted by law, any and all other defenses (other than a defense of payment in full) or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings and each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guarantee or of the existence, creation or incurrence of new or additional Obligations, except as otherwise expressly set forth in this Agreement.

(b) Holdings and each Subsidiary Guarantor agrees that its obligations hereunder are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower or other Loan Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Collateral Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Obligations or any action, or the absence of any action, by Collateral Agent or any Lender in respect thereof (including the release of any security or guarantee); (iv) the insolvency of any Borrower or any other Loan Party; (v) any election by Collateral Agent or any Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any Borrower or other Loan Party, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Collateral Agent or any Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except defense of payment in full.

(c) Holdings and each Subsidiary Guarantor expressly waives, to the fullest extent permitted by law, all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Collateral Agent or Lenders to marshal assets or to proceed against any Borrower, or any other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against Holdings or such Subsidiary Guarantor. Holdings and each Subsidiary Guarantor waives, to the fullest extent permitted by law, all defenses available to a surety, guarantor or accommodation co-obligor other than defense of payment in full. It is agreed among Holdings and each Subsidiary Guarantor, Collateral Agent and Lenders that the provisions of this Article XI are essential to the transaction contemplated by the Loan Documents and that, but for such provisions, Collateral Agent and Lenders would decline to make Loans. Holdings and each Subsidiary Guarantor acknowledges that its guarantee pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(d) Collateral Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Article XI. If, in taking any action in connection with the exercise of any rights or remedies, Collateral Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Loan Party or other Person, whether because of any applicable Laws pertaining to “election of remedies” or otherwise, Holdings and each Subsidiary Guarantor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that Holdings or any Subsidiary Guarantor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Collateral Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair Holdings’ and each Subsidiary Guarantor’s obligation to pay the full amount of the Obligations.

11.04. Obligations Independent. The obligations of Holdings and each Subsidiary Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings and each Subsidiary Guarantor to enforce this Guarantee whether or not any Borrower or any other person or entity is joined as a party.

11.05. Subrogation. Neither Holdings nor any Subsidiary Guarantor shall exercise any right of subrogation or similar rights with respect to any payments it makes under this Guarantee until the Facility Termination Date. If any amounts are paid to Holdings or any Subsidiary Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to Collateral Agent for the benefit of the Lender Parties to reduce the amount of the Obligations, whether matured or unmatured.

11.06. Termination; Reinstatement. This Guarantee is a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date (or, as to any applicable Guarantor, until the sale or Disposition of such Guarantor in a transaction permitted hereunder). Notwithstanding the foregoing, this Guarantee shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of a Borrower or Holdings or any Subsidiary Guarantor is made, or any of the Lender Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Guarantee and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings and each Subsidiary Guarantor under this paragraph shall survive termination of this Guarantee.

11.07. Subordination. If the Required Lenders so request after the occurrence and during the continuance of any Event of Default, any such obligation or indebtedness of any Borrower owing to Holdings or any Subsidiary Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to Holdings or any Subsidiary Guarantor as subrogee of the Lender Parties or resulting from Holdings’ or any Subsidiary Guarantor’s performance under this Guarantee (and, in each case, the payment thereof), shall be subordinated to the Payment in Full of the Obligations and shall be enforced and performance received by Holdings or any Subsidiary Guarantor as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Collateral Agent to be applied to the Obligations, but without reducing or affecting in any manner the liability of Holdings or any Subsidiary Guarantor under this Guarantee.

11.08. Condition of Borrowers. Holdings and each Subsidiary Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other guarantor such information concerning the financial condition, business and operations of Borrowers and any such other guarantor as Holdings and each Subsidiary Guarantor requires, and that none of the Lender Parties has any duty, and neither Holdings nor any Subsidiary Guarantor is relying on the Lender Parties at any time, to disclose to Holdings or any Subsidiary Guarantor any information relating to the business, operations or financial condition of Borrowers or any other guarantor (Holdings and each Subsidiary Guarantor waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).

11.09. Limitation of Liability. Notwithstanding any provision of this Article XI to the contrary, it is intended that the provisions of this Article XI not constitute a “Fraudulent Conveyance” (as defined below). Consequently, each Lender Party and Loan Party agrees that if the provisions of this Article XI, or any Liens securing the obligations and liabilities arising pursuant to this Article XI, would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement and each such Lien shall be valid and enforceable only to the maximum extent that would not cause such provisions or such Lien to constitute a Fraudulent Conveyance, and such provisions shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance or fraudulent transfer under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any Governmental Authority as in effect from time to time.

[Remainder of page is intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INITIAL BORROWER:

J.A. COSMETICS HOLDINGS, INC., a Delaware corporation

By:	/s/ Frank Pisani
Name:	Frank Pisani
Title:	Vice President

Second Lien Credit Agreement

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President

Second Lien Credit Agreement

LENDERS:

PENNANTPARK INVESTMENT CORPORATION, as a Lender

By:	/s/ Arthur H. Penn
Name:	Arthur H. Penn
Title:	Chief Executive Officer

PENNANTPARK FLOATING RATE CAPITAL LTD., as a Lender

By:	/s/ Arthur H. Penn
Name:	Arthur H. Penn
Title:	Chief Executive Officer

PENNANTPARK CREDIT OPPORTUNITIES FUND, LP, as a Lender

By:	/s/ Arthur H. Penn
Name:	Arthur H. Penn
Title:	Managing Member of PennantPark Capital, LLC, the general partner of PennantPark Credit Opportunities Fund, LP

Second Lien Credit Agreement

Exhibit A

Form of Committed Loan Notice

Date:             ,

To:	U.S. Bank National Association, as Collateral Agent for the Lenders party to the Second Lien Credit Agreement dated as of January 31, 2014 (as extended, renewed, modified, supplemented, amended or restated from time to time, the “Second Lien Credit Agreement”), by and among J.A. Cosmetics Holdings, Inc., a Delaware corporation (“Holdings”), as the initial borrower (the “Initial Borrower” each of the Initial Borrower, and each Domestic Subsidiary of Initial Borrower who hereafter becomes a “Borrower” under the Second Lien Credit Agreement pursuant to a Joinder Agreement, are referred to herein individually as a “Borrower” and collectively as the “Borrowers”), the Guarantors party thereto, certain Lenders which are signatories thereto, and U.S. Bank National Association, as Collateral Agent. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Second Lien Credit Agreement.

Ladies and Gentlemen:

[The undersigned refers to the Second Lien Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.02 of the Second Lien Credit Agreement, of a Borrowing requested by                     1 and, in connection therewith, sets forth the following information:

1. The Business Day of the proposed Borrowing is             ,         .

2. The aggregate amount of the proposed Borrowing is $        .

3. The aggregate principal amount of Term Loans is $        , of which $         consists of Eurodollar Rate Loans having an initial Interest Period of 3 months.]

[The undersigned hereby certifies that the following statements will be true on the date of the proposed [Borrowing], immediately before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Loan Parties contained in Article V of the Second Lien Credit Agreement or any other Loan Document are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such earlier date; and

(b) no Default or Event of Default has occurred and is continuing or would immediately result from such proposed Credit Extension.]

[1]	Include relevant Borrower.

[J.A. COSMETICS HOLDINGS, INC.]/[J.A. COSMETICS US, INC.], a Delaware corporation[2]

By
Name
Title

[2]	Prior to the consummation of the Closing Date Acquisition and the joinder by J.A. Cosmetics US, Inc., as a Borrower pursuant to a Joinder Agreement, J.A. Cosmetics Holdings, Inc. will be the signatory hereto. Upon the consummation of the Closing Date Acquisition and the joinder by J.A. Cosmetics US, Inc., as a Borrower pursuant to a Joinder Agreement, J.A. Cosmetics US, Inc. will be the signatory hereto.

Exhibit B

[Reserved]

Exhibit C-1

[Reserved]

This instrument, the indebtedness and any other rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Intercreditor Agreement”) dated as of January 31, 2014 among Bank of Montreal and U.S. Bank National Association, and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of the Intercreditor Agreement.

Exhibit C-2

Form of Term Loan Note

U.S. $	,

FOR VALUE RECEIVED, the undersigned, J.A. Cosmetics Holdings, Inc., a Delaware corporation (“Initial Borrower”), hereby promises to pay to                      (the “Lender”) or its registered assigns at the principal office of the Collateral Agent in Hartford, Connecticut (or such other location as the Collateral Agent may designate to the Initial Borrower), in immediately available funds, the principal sum of                      Dollars ($        ) or, if less, the aggregate unpaid principal amount of all Term Loans made or maintained by such Lender to the Borrowers pursuant to the Second Lien Credit Agreement, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Second Lien Credit Agreement.

This Note is one of the Term Loan Notes referred to in the Second Lien Credit Agreement dated as of January 31, 2014, among the Initial Borrower (the Initial Borrower, together with each Domestic Subsidiary of Initial Borrower who hereafter becomes a “Borrower” thereunder pursuant to a Joinder Agreement may be referred to individually, as a “Borrower” and collectively, as “Borrowers”), the Guarantors party thereto, the Lenders party thereto, and U.S. Bank National Association, as Collateral Agent (as extended, renewed, supplemented, modified, amended or restated from time to time, the “Second Lien Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Second Lien Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Second Lien Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Second Lien Credit Agreement.

The Borrower hereby waives to the extent permitted by applicable law demand, presentment, protest or notice of any kind hereunder.

[Signature Page Follows]

J.A. COSMETICS HOLDINGS, INC., a Delaware corporation[3]

By
Name
Title

[3]	Upon the consummation of the Closing Date Acquisition and the joinder by J.A. Cosmetics US, Inc., as a Borrower pursuant to a Joinder Agreement, J.A. Cosmetics US, Inc. will be the signatory hereto.

EXHIBIT D

TO

SECOND LIEN CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

J.A. COSMETICS US, INC.

Date:             , 20

This certificate is given by J.A. Cosmetics US, Inc., a Delaware corporation, in its capacity as Borrower Agent, pursuant to Section 6.02(a) of that certain Second Lien Credit Agreement dated as of January 31, 2014 among Borrower Agent, J.A. Cosmetics Holdings, Inc., a Delaware corporation (the “Initial Borrower”; the Initial Borrower and each Domestic Subsidiary of Initial Borrower that becomes a “Borrower” thereunder pursuant to a Joinder Agreement collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and U.S. Bank National Association, as Collateral Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Second Lien Credit Agreement.

The undersigned Responsible Officer hereby certifies to Collateral Agent and Lenders, solely as an officer of Borrower Agent and not individually, as of the date hereof, that:

(a) the financial statements delivered with this certificate in accordance with Section 6.01(a) and/or 6.01(b) of the Second Lien Credit Agreement were prepared in accordance with GAAP and fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated therein [, subject to year-end adjustments and the absence of footnotes] [note: delete bracketed text where the Compliance Certificate is delivered in conjunction with the annual audited financial statements.]

(b) I have reviewed the terms of the Second Lien Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Holdings and its Subsidiaries during the accounting period covered by such financial statements;

(c) such review has not disclosed the existence as of the date hereof of a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature of such Default or Event of Default and what action Borrowers have taken, are undertaking and/or propose to take with respect thereto;

1

(d) Borrowers are in compliance with the covenants contained in Section 7.12(a) and 7.12(b) of the Second Lien Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below;

(e) subsequent to the delivery of the last Compliance Certificate submitted pursuant to the Second Lien Credit Agreement, except as set forth in Schedule 2 hereto, no Loan Party has (i) obtained any U.S. Federal registration of a patent or trademark, or (ii) applied for the U.S. Federal registration of a patent or trademark;

(f) subsequent to the delivery of the last Compliance Certificate submitted pursuant to the Second Lien Credit Agreement, except as set forth in Schedule 3 hereto, (i) no Subsidiary of a Loan Party has merged or consolidated with or liquidated or dissolved into a Loan Party and (ii) no Subsidiary that is not a Loan Party has merged into any other Subsidiary that is not a Loan Party;

(g) subsequent to the delivery of the last Compliance Certificate submitted pursuant to the Second Lien Credit Agreement, except as set forth in Schedule 4 hereto (which shall set forth the information in reasonable detail), there has been no material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary; and

(h) attached hereto as Schedule 5 is a correct calculation of the Available Amount as of [            ].

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate, solely as an officer of Borrower Agent and not individually, this      day of             ,         .

J.A COSMETICS US, INC.

By
Name
Title	of the Borrower Agent

2

CONSOLIDATED TOTAL NET LEVERAGE RATIO

(Section 7.12(a))

Consolidated Total Net Funded Debt is defined as follows:

The sum (but without duplication) of the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries as of the last day of the Measurement Period, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or other permitted Investment), solely to the extent consisting of (a) obligations for borrowed money, (b) obligations under Capital Leases and synthetic or other similar financing leases, (c) obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (d) direct or contingent obligations arising under letters of credit (including standby and commercial but excluding all Letters of Credit (as defined in the Senior Loan Agreement), bankers’ acceptances, bank guarantees and similar instruments, (e) obligations to pay the deferred purchase price of property or services (other than (i) accrued expenses and trade payables incurred in the Ordinary Course of Business, (ii) any working capital adjustment or any earnout obligation, deferred compensation, non-compete or similar obligations under employment agreements of such Person and (iii) any earnout obligations and other similar deferred purchase price obligations (other than obligations with respect to seller notes) solely to the extent such earnout obligations and other similar deferred purchase price obligations (other than obligations with respect to seller notes) either (x) are subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Collateral Agent or (y) are payable (including with respect to principal, interest and fees) no earlier than the date that is 180 days after the Facility Termination Date), in each case, only if due and payable, (f) obligations with respect to seller notes, (g) obligations with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; provided, Consolidated Total Net Funded Debt shall not include (i) obligations under Swap Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculative purposes and (ii) unsecured and non-interest bearing obligations of Holdings arising as a result of the exercise of the Seller Put Option

3

Less:  Unrestricted cash and Cash Equivalents of any Loan Party (other than any Net Cash Proceeds from the issuance by Holdings of any Permitted Cure Securities, or cash common equity contributions received by Holdings pursuant to Section 8.04 of the Second Lien Credit Agreement) with respect to which Collateral Agent has a perfected Lien, not to exceed $10,000,000 in the aggregate; provided, that notwithstanding the foregoing, until the expiration of the time period permitted under Section 6.14 of the Second Lien Credit Agreement, such cash and Cash Equivalents shall be deducted for purposes of calculating Consolidated Total Net Funded Debt regardless of whether Collateral Agent has a perfected Lien on such cash and Cash Equivalents

Consolidated Total Net Funded Debt as of the last day of the Measurement Period	$

Adjusted Consolidated EBITDA for the Measurement Period is defined as follows[1]:

Consolidated net income (or loss) for the Measurement Period of Holdings, the Borrowers, and their Subsidiaries, but excluding: (a) the income (or loss) of any Person that is not a Subsidiary, provided that consolidated net income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to a Borrower or Subsidiary thereof from a Person that is not a Subsidiary in respect of such period and (b) except as otherwise provided below, the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with Borrower or a Subsidiary of a Borrower; provided, extraordinary, non-recurring or unusual gains, losses, charges or expenses shall be excluded from the calculation of consolidated net income (or loss) (it being understood, for the avoidance of doubt, that items that are subject to a cap in other areas of the calculation of Adjusted Consolidated EBITDA shall not be permitted to be added-back on the basis of being “unusual” or “non-recurring”)	$

[1]	To include Acquired EBITDA and exclude Disposed EBITDA per the paragraph on page 10 of this certificate.

4

Plus (without duplication):

Any provision for taxes based on income, profits or capital, including but not limited to federal, provincial, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including penalties, interest, costs and expenses related to such taxes or arising from any tax examinations) deducted in the determination of consolidated net income for the Measurement Period

Interest expense (including but not limited to (i) net payments, if any, pursuant to interest rate Swap Contracts entered into for the purpose of hedging interest rate risk, (ii) bank fees, (iii) costs of surety bonds in connection with financing activities, and (iv) fees, charges, commissions, and discounts owed with respect to letters of credit or bankers acceptances) (less, interest income) deducted (or included) in the determination of consolidated net income for the Measurement Period

Amortization and depreciation (including but not limited to the amortization of deferred financing fees or costs and the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and, to the extent a synthetic or other similar financing lease is Indebtedness, rental payments in connection with such leases that are expensed) deducted in the determination of consolidated net income for the Measurement Period

Losses (less gains) from asset Dispositions (other than asset Dispositions in the Ordinary Course of Business) included in the determination of consolidated net income for the Measurement Period

Non-cash expenses, charges or losses (less non-cash gains or income), including any write-offs or write-downs, including impairment charges, deducted (or included) in the determination of consolidated net income for the Measurement Period; provided that if any such amount represents an accrual or reserve for a potential cash item in any future period, the cash payment in respect thereof that is paid in a subsequent Measurement Period shall be deducted from Adjusted Consolidated EBITDA to such extent in such subsequent Measurement Period

5

Expenses and fees deducted in the determination of consolidated net income and incurred during the Measurement Period to consummate the Transaction, whether occurring before or within 180 days after the Closing Date

Expenses and fees (including expenses and fees paid to Collateral Agent and Lenders and the lenders under the Senior Indebtedness Documents and any other Indebtedness) deducted in the determination of consolidated net income and incurred during the Measurement Period and after the Closing Date in connection with the consummation or administration of the Loan Documents and the Senior Indebtedness Documents or the documents governing such other Indebtedness (including in connection with any actual or proposed amendment, supplement, waiver or other modification to the Loan Documents or Senior Indebtedness Documents or any other Indebtedness, whether or not consummated)

Fees and expenses incurred under the Management Agreement, and fees, expenses and indemnifications of directors, in each case permitted under the Second Lien Credit Agreement and deducted in the determination of consolidated net income during the Measurement Period

Expenses deducted in the determination of consolidated net income during the Measurement Period and covered by indemnification or other reimbursement provisions, or purchase price adjustments in connection with any Permitted Acquisition or other permitted Investment (to the extent deducted from the determination of consolidated net income during the Measurement Period), in each case to the extent actually received in cash during such Measurement Period, or to the extent that Borrower Agent reasonably expects a payment in respect of the applicable indemnification or other reimbursement provision, or purchase price adjustment will be received in cash within 180 days after the date such expense is incurred (with a deduction in the applicable future period for any amount so added back to the extent not actually paid, indemnified or reimbursed in a subsequent period and added back hereto in a prior period, and such amount shall not be permitted to be added back for such subsequent period)

6

Expenses and fees deducted in the determination of consolidated net income during the Measurement Period and which are incurred in connection with the consummation (or attempted or proposed or anticipated consummation) of any Permitted Acquisitions or any Acquisitions which would reasonably be expected to have (if they had been consummated) satisfied the requirements of the defined term “Permitted Acquisition” but for the fact they are not consummated; provided that the add-back for all amounts attributable to all such non-consummated transactions shall not exceed $1,000,000 (or such higher amount reasonably acceptable to Collateral Agent) in any Fiscal Year

Expenses and fees deducted in the determination of consolidated net income during the Measurement Period and which are incurred in connection with any proposed or actual issuance of debt or equity, restricted payment, Investment permitted under Section 7.03(b) or (l) of the Second Lien Credit Agreement or asset Dispositions (other than asset Dispositions in the Ordinary Course of Business); provided, that the add-back for all amounts attributable to all such non-consummated transactions shall not exceed $1,000,000 (or such higher amount reasonably acceptable to Collateral Agent) in any Fiscal Year

Without duplication of any other add-back set forth herein, losses, charges or expenses deducted in the determination of consolidated net income during the Measurement Period, but for which insurance or indemnity recovery is actually received in cash during the Measurement Period or to the extent that Borrower Agent reasonably expects such insurance or indemnity recovery will be received in cash within 180 days after the date such loss, charge or expense is incurred (with a deduction in the applicable future period for any amount so added back to the extent not actually indemnified or recovered in a subsequent period and added back hereto in a prior period, and such amount shall not be permitted to be added back for such subsequent period)

7

Without duplication of any other add-back set forth herein, expenses, charges or losses deducted in the determination of consolidated net income during the Measurement Period and reimbursed by third parties to the extent such reimbursements are actually received in cash during the Measurement Period or to the extent that Borrower Agent reasonably expects such reimbursement will be received in cash within 180 days after the date such loss, charge or expense is incurred (with a deduction in the applicable future period for any amount so added back to the extent not actually reimbursed in a subsequent period and added back hereto in a prior period, and such amount shall not be permitted to be added back for such subsequent period)

Non-cash exchange or translation losses (less non-cash gains) deducted (or included) in the determination of consolidated net income during the Measurement Period and arising from foreign currency hedging transactions or currency fluctuations

Non-cash deductions or charges (less non-cash gains or positive adjustments, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Adjusted Consolidated EBITDA in any prior Measurement Period and excluding any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Adjusted Consolidated EBITDA in such prior period) to net income attributable to purchase accounting adjustments made in accordance with GAAP the amount of any earn out or other similar deferred purchase price obligation (other than obligations constituting salary payments pursuant to ordinary course employment agreements and salary bonuses payable thereunder) which was reserved or paid during such Measurement Period and deducted in the calculation of consolidated net income for such Measurement Period, to the extent such obligations are permitted under the Second Lien Credit Agreement

8

(i) the amount of any deferred compensation, signing bonuses, retention and relocation costs and expenses, restructuring charges, integration costs or other business optimization expenses, costs associated with establishing new facilities or reserves, including any one-time costs incurred in connection with acquisitions, and costs related to the closure and/or consolidation of facilities, in each case, to the extent deducted in the calculation of consolidated net income for the Measurement Period (collectively, the “Restructuring Charges, Business Optimization Expenses and Reserves”), as calculated in the good faith determination of the Borrowers and as certified by the Borrower Agent’s chief financial officer, chief executive officer, controller or other comparable executive and (ii) the amount of cost savings, operating expense reductions, and synergies projected by the Borrowers in good faith to be realized as a result of specified actions taken or initiated prior to or during the 12-month period following the date thereof (which will be added to Adjusted Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized during such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrowers) and (y) such actions have been taken or initiated or are reasonably expected to be taken, no later than 12 months after the last day of the relevant Measurement Period (it being agreed and understood that no add-back for Restructuring Charges, Business Optimization Expenses and Reserves shall be permitted in any subsequent Measurement Period where any such action is discontinued or is no longer reasonably expected to be taken) (collectively, the “Cost Savings and Synergies”); provided, that the aggregate amount of add-backs made for the revenue synergies portion of Cost Savings and Synergies during any Measurement Period shall not exceed 10% (or such greater amount approved by Collateral Agent) of Adjusted Consolidated EBITDA on a Pro Forma Basis for that period calculated after giving pro forma effect to the inclusion of the add-backs pursuant to this clause and, without duplication, the Pro Forma Adjustments, and the add-backs pursuant to this clause shall not be duplicative of other adjustments for the same Measurement Period; provided, further, that the aggregate amount of add-backs made for Restructuring Charges, Business Optimization Expenses and Reserves and Cost Savings and Synergies during any Measurement Period, together with the aggregate Pro Forma

9

Adjustments during such Measurement Period, shall not exceed 20% of Adjusted Consolidated EBITDA on a Pro Forma Basis for that period calculated after giving pro forma effect to the inclusion of the add-backs pursuant to this clause and after giving effect to the Pro Forma Adjustments as set forth below, and the add-backs pursuant to this clause shall not be duplicative of other adjustments for the same Measurement Period

10

the amount of any severance costs to the extent deducted in the calculation of consolidated net income for the Measurement Period, as calculated in the good faith determination of the Borrowers and as certified by the Borrower Agent’s chief financial officer, chief executive officer, controller or other comparable executive any costs or expense incurred by Holdings, the Borrowers or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings (or the Borrowers through Holdings) or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings or the Borrowers

proceeds received during such Measurement Period by Holdings and its Subsidiaries of business interruption insurance or business interruption proceeds that Borrower Agent reasonably expects will be received in cash within 180 days after the date of the business interruption event giving rise to such proceeds (with a deduction in the applicable future Measurement Period for any amount so added back to the extent not actually received in a subsequent Measurement Period and added back hereto in a prior Measurement Period, provided, that if such proceeds are actually received in a subsequent Measurement Period and previously added back in a prior Measurement Period, such amount shall not be permitted to be added back for such subsequent Measurement Period), in each case, to the extent not already included in consolidated net income payments to or on behalf of Holdings or any indirect parent company of the Borrowers for out-of-pocket legal, accounting and filing costs, director fees, expenses and indemnities and other overhead expenses incurred in the Ordinary Course of Business for the benefit of Borrowers and their Subsidiaries or otherwise related to Holdings’ or such indirect parent company’s ownership of Borrowers and their Subsidiaries, in each case, to the extent deducted in the calculation of consolidated net income

11

Pro Forma Adjustments (as defined in the Second Lien Credit Agreement)

for purposes of compliance with the financial covenants set forth in Sections 7.12(a) and (b), the amount of any proceeds from the issuance of Permitted Cure Securities or any cash common equity contributions received in connection with an exercise of a Cure Right pursuant to Section 8.04 of the Second Lien Credit Agreement in respect of such Measurement Period

Less:

Cash payments made during such Measurement Period in respect of an accrual or reserve added back to consolidated net income in the calculation of Adjusted Consolidated EBITDA in a prior Measurement Period

Adjusted Consolidated EBITDA for the Measurement Period (for use in Section 7.12(b) of the Compliance Certificate) [2]	$

[2]	Notwithstanding the foregoing, Adjusted Consolidated EBITDA for each period set forth below shall be deemed to be the amount set forth below opposite such month (subject to Pro Forma Adjustments and as a result of acquisitions, all as set forth above):

Period	Consolidated EBITDA

Quarter ending June 30, 2013	$3,785,428
Quarter ending September 30, 2013	$8,112,506
Month ending October 31, 2013	$4,659,358
Month ending November 30, 2013	$4,780,369

12

Notwithstanding the foregoing there shall be included in determining Adjusted Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by the Borrowers or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrowers or such Subsidiary during such Measurement Period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such Measurement Period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), in the case of each of the foregoing clauses (A) and (B), as specified in a certificate executed by a Responsible Officer and delivered to the Collateral Agent; provided, that the aggregate amount of Pro Forma Adjustments for such period, together with the aggregate add-backs to consolidated net income made for Restructuring Charges, Business Optimization Expenses and Reserves and Cost Savings and Synergies during such period, shall not exceed 20% of Adjusted Consolidated EBITDA on a Pro Forma Basis for that period calculated after giving pro forma effect to the Pro Forma Adjustments pursuant to this clause and, without duplication, the add-backs to consolidated net income made for Restructuring Charges, Business Optimization Expenses and Reserves and Cost Savings and Synergies, and the Pro Forma Adjustments pursuant to this clause shall not be duplicative of other adjustments for the same period. There shall be excluded in determining Adjusted Consolidated EBITDA for any period the Disposed EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrowers or any Subsidiary during such Measurement Period (each such Person, property, business or asset so sold or disposed, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such Measurement Period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).

Consolidated Total Net Leverage Ratio (ratio of Consolidated Total Net Funded Debt as of the last day of the Measurement Period to Adjusted Consolidated EBITDA for the Measurement Period)	to 1.0

Maximum Permitted Consolidated Total Net Leverage Ratio for the Measurement Period	to 1.0

In Compliance	Yes/No

13

CONSOLIDATED INTEREST COVERAGE RATIO

(Section 7.12(b))

Interest expenses paid (or required to be paid) in cash during the Measurement Period, net of (x) interest income received in cash and (y) net payments, if any, received pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness, by Holdings and its Subsidiaries for the Measurement Period (“Total Cash Interest Expenses”)[3]	$

Adjusted Consolidated EBITDA for the Measurement Period (calculated in the manner required by Section 7.12(a) of the Compliance Certificate)	$

Consolidated Interest Coverage Ratio (Ratio of Adjusted Consolidated EBITDA to Total Cash Interest Expenses) for the Measurement Period		to 1.0

Minimum required Consolidated Interest Coverage Ratio for the Measurement Period		to 1.0

In Compliance		Yes/No

[3]	(a) For purposes of calculating the Consolidated Interest Coverage for the Measurement Periods ending March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, Total Cash Interest Expenses for each such Measurement Period shall be calculated by taking the amount of interest for the period from the Closing Date through the last day of the applicable Measurement Period and multiplying such amount by a fraction, the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the last day of such Measurement Period.

(b) For the avoidance of doubt, Total Cash Interest Expense shall be calculated on a Pro Forma Basis.

14

CALCULATION OF CONSOLIDATED SENIOR NET LEVERAGE RATIO

Consolidated Senior Net Debt is defined as follows:

Consolidated Total Net Funded Debt (calculated in Section 7.12(a) of the Compliance Certificate) as of the last day of the Measurement Period	$

Less: the outstanding principal balance of all Subordinated Indebtedness (as defined in the Senior Loan Agreement) as of the last day of the Measurement Period	$

Consolidated Senior Net Debt as of the last day of the Measurement Period	$

Adjusted Consolidated EBITDA (calculated in Section 7.12(a) of the Compliance Certificate) for the Measurement Period	$

Consolidated Senior Net Leverage Ratio (ratio of Consolidated Senior Net Debt as of the last day of the Measurement Period to Adjusted Consolidated EBITDA for the Measurement Period)		to 1.0

15

EXHIBIT E

TO

SECOND LIEN CREDIT AGREEMENT

EXCESS CASH FLOW CERTIFICATE

J.A. COSMETICS US, INC.

Date:             , 20

This certificate is given by J.A. Cosmetics US, Inc., a Delaware corporation, in its capacity as Borrower Agent, pursuant to Section 6.02(b) of that certain Second Lien Credit Agreement dated as of January 31, 2014 among Borrower Agent, J.A. Cosmetics Holdings, Inc., a Delaware corporation (the “Initial Borrower”; the Initial Borrower and each Domestic Subsidiary of Initial Borrower that becomes a “Borrower” thereunder pursuant to a Joinder Agreement collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, and U.S. Bank National Association, as Collateral Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Second Lien Credit Agreement.

The undersigned Responsible Officer hereby certifies to Collateral Agent and Lenders, solely as an officer of Borrower Agent and not individually, as of the date hereof that:

(a)	set forth below is a correct calculation of Excess Cash Flow for the year ended December 31, 20 and a correct calculation of the required prepayment of:

$        ; and

(b)	Schedule I attached hereto is based on the audited financial statements which have been delivered to the Collateral Agent in accordance with subsection 6.01(a) of the Second Lien Credit Agreement.

[Remainder of page intentionally blank; signature page follows]

1

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate, solely as an officer of Borrower Agent and not individually, this      day of             , 201    .

J.A. COSMETICS US, INC., as Borrower Agent

By
Name
Title

2

Schedule I

to Excess Cash Flow Certificate

J.A. COSMETICS US, INC.

Calculations as of             , 201

Excess Cash Flow Calculation

A.	Cash Flow

	1.	Adjusted Consolidated EBITDA for the applicable Fiscal Year (calculated in the manner set forth in the Compliance Certificate, but for the avoidance of doubt, excluding any Cure Amount included in the calculation of Adjusted Consolidated EBITDA)	$

Less, in each case, during the applicable Fiscal Year and without duplication:[1]

	2.	Unfinanced Capital Expenditures (calculated in the manner set forth in Schedule III hereto)	$

	3.	Any taxes based on income, profits or capital, including but not limited to federal, provincial, state, franchise and similar taxes and foreign withholding taxes paid during such period (including penalties, interest, costs and expenses related to such taxes or arising from any tax examination) paid in cash and deducted in the determination of net income, net of any cash tax credit or other cash tax benefits received	$

	4.	Interest expense (including but not limited to (i) net payments, if any, pursuant to interest rate Swap Contracts entered into for the purpose of hedging interest rate risk, (ii) bank fees, (iii) costs of surety bonds in connection with financing activities, and (iv) fees, charges, commissions, and discounts owed with respect to letters of credit or bankers acceptances) paid in cash, net of interest income received in cash, by Holdings and its Subsidiaries	$

	5.	The aggregate amount of amortization payments required to be made, and actually made, by Holdings and its Subsidiaries in respect of all principal on all Indebtedness	$

1	For the avoidance of doubt, (a) the deductions set forth in items A2 through A10 shall exclude such amounts attributable to the target of a Permitted Acquisition prior to the consummation of such Acquisition and (b) any amounts included as Unfinanced Capital Expenditures shall not be included as a deduction in any other item.

3

6.	(i) Fees and expenses paid pursuant to the Management Agreement and (ii) directors’ fees, expenses and indemnifications, in case of each of the foregoing clauses (i) and (ii), to the extent paid in cash, permitted to be paid pursuant to the Second Lien Credit Agreement and added back to net income in the calculation of Adjusted Consolidated EBITDA	$

7.	Purchase price paid in cash in respect of all Permitted Acquisitions or Investments made in cash, in each instance permitted pursuant to Section 7.03(b), (f) or (l) of the Second Lien Credit Agreement to the extent not funded with proceeds from the incurrence of Indebtedness (other than Revolving Loans (as defined in the Senior Loan Agreement)), the issuance of Equity Interests (including capital contributions) or the Available Amount	$

8.	Transaction fees, costs and expenses paid in cash and incurred in connection with (i) the consummation (or attempted or proposed or anticipated consummation) of any Permitted Acquisitions or any Acquisitions which would reasonably be expected to have (if they had been consummated) satisfied the requirements of the defined term “Permitted Acquisition” but for the fact that they are not consummated and (ii) any proposed or actual issuance of debt or equity, restricted payment or other Investment permitted pursuant to Section 7.03(b) or (l), in each instance in (i) and (ii) to the extent (a) not funded with proceeds of Indebtedness (other than Revolving Loans (as defined in the Senior Loan Agreement)), from the issuance of Equity Interests (including capital contributions) or the Available Amount and (b) added back to net income in the determination of Adjusted Consolidated EBITDA	$

9.	Fees and expenses (including those paid to Collateral Agent and the Lenders and the lenders under the Senior Indebtedness Documents and any other Indebtedness) paid in cash in connection with the consummation or administration of the Loan Documents or Senior Indebtedness Documents (including, but not limited to fees and expenses in connection with the Transaction) or any other Indebtedness (including in connection with any actual or proposed amendment, supplement, waiver or other modification to the Loan Documents or Senior Indebtedness Documents or any other Indebtedness, whether or not

4

	consummated), to the extent added back to net income in the determination of Adjusted Consolidated EBITDA, in each instance to the extent not funded with proceeds of Indebtedness (other than Revolving Loans (as defined in the Senior Loan Agreement)) or from the issuance of Equity Interests (including capital contributions)	$

10.	Purchase price adjustments in connection with any Permitted Acquisition or other permitted Investment, in each case to the extent paid in cash during such Fiscal Year not funded with proceeds of Indebtedness (other than Revolving Loans (as defined in the Senior Loan Agreement)) or from the issuance of Equity Interests (including capital contributions)	$

11.	the amount of any earn out obligation paid in cash during such Fiscal Year	$

12.	Restructuring Charges, Business Optimization Expenses and Reserves (as defined in Exhibit D to the Second Lien Credit Agreement) to the extent paid in cash and added back to net income in the determination of Adjusted Consolidated EBITDA	$

13.	Cost Savings and Synergies (as defined in Exhibit D to the Second Lien Credit Agreement) to the extent added back to net income in the determination of Adjusted Consolidated EBITDA	$

14.	proceeds received by Holdings and its Subsidiaries of business interruption insurance to the extent added back to net income in the determination of Adjusted Consolidated EBITDA	$

15.	Restricted Payments paid in cash and permitted by Section 7.06(c), (d) or (e) of the Second Lien Credit Agreement	$

16.	Any increases in working capital of Holdings and its Subsidiaries (as calculated pursuant to Schedule II below)	$

17.	Amount of any proceeds from the issuance of Permitted Cure Securities or cash common equity contributions received in connection with an Equity Cure pursuant to Section 8.04 of the Second Lien Credit Agreement, to the extent added back to net income in the determination of Adjusted Consolidated EBITDA and without duplication of amounts excluded pursuant to A.1. above	$

18.	All other add backs to Adjusted Consolidated EBITDA to the extent paid in cash and added back to net income in the

5

		determination of Adjusted Consolidated EBITDA, in each instance to the extent not funded with proceeds from the incurrence of Indebtedness (other than Revolving Loans (as defined in the Senior Loan Agreement)), the issuance of Equity Interests (including capital contributions), the Available Amount, insurance proceeds, indemnity payments or other third party reimbursements	$

	19.	cash losses from extraordinary, non-recurring or unusual items	$

	20.	the amount paid in cash in respect of any item for which, in a prior Fiscal Year, a non-cash loss, expense, accrual or charge (other than any non-cash accrual for a potential cash item in any future period, the cash payment of which was paid in the applicable Fiscal Year) was included in determining Adjusted Consolidated EBITDA in such prior Fiscal Year	$

	21.	severance costs to the extent paid in cash and added back to net income in the determination of Adjusted Consolidated EBITDA	$

B.	Total deductions from Adjusted Consolidated EBITDA (sum of A2 through A21 above)		$

C.	Any cash gains from extraordinary items, other than any business interruption proceeds		$

D.	Any decreases in working capital of Holdings and its Subsidiaries for the applicable Fiscal Year (as calculated pursuant to Schedule II below)		$

E.	Excess Cash Flow (A1 minus B plus C plus D above)		$

F.	Applicable ECF Percentage		[50%][25%][0%][2]

G.	Gross Excess Cash Flow Prepayment Amount (result of E multiplied by F above)		$

H.	The aggregate amount of voluntary prepayments of the Term Loans (other than Discounted Voluntary Prepayments), the Term Loans (as defined in the Senior Loan Agreement) and the Revolving Loans (as defined in the Senior Loan Agreement) to the extent accompanied by a permanent reduction in the Revolving Credit Commitment (as defined in the Senior Loan Agreement), in each case, made (i) during such Fiscal Year (other than any voluntary prepayments made during the first 120 days of such Fiscal Year to the extent such voluntary prepayments were credited in the

2	Choose applicable percentage pursuant to Section 2.06(b)(i) of the Second Lien Credit Agreement.

6

	calculation of the Excess Cash Flow prepayment for the prior Fiscal Year) or (ii) within 120 days after the end of the Fiscal Year for which such Excess Cash Flow is being calculated that are applied in the manner set forth in Section 2.06(b)(iv) of the Second Lien Credit Agreement, in each case, to the extent not financed with proceeds from the incurrence of long-term Indebtedness.	$

I.	Net Excess Cash Flow Prepayment Amount (G minus H above)	$

For the avoidance of doubt, for purposes of calculating Excess Cash Flow for any Fiscal Year, for each Permitted Acquisition or other Investment constituting an Acquisition permitted to be made under the Second Lien Credit Agreement consummated during such Fiscal Year, the Adjusted Consolidated EBITDA of a target of any such Permitted Acquisition or Investment shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition and/or Investment and (y) for the purposes of calculating Net Working Capital, the (A) total assets of a target of such Permitted Acquisition (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition, which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition has been consummated) and (B) the total liabilities of Holdings and its Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition, which may properly be classified as current liabilities on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be calculated as the difference between the Net Working Capital at the end of the applicable Fiscal Year from the date of consummation of the Permitted Acquisition.

7

Schedule II

to Excess Cash Flow Certificate

Decrease (increase) in Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

	Beg. of Period	End of Period

Consolidated current assets:	$	$

Less (to the extent included in current assets):

Cash

Cash Equivalents

Deferred Tax Assets

Adjusted current assets	$	$

Consolidated current liabilities:	$	$

Less (to the extent included in current liabilities):

Revolving Loans (as defined in the Senior Loan Agreement)

Current portion of Indebtedness and accrued interest thereon

Deferred Tax Liabilities

Current liabilities consisting of deferred revenue

Adjusted current liabilities	$	$

Working Capital (adjusted current assets minus adjusted current liabilities)	$	$

Decrease (Increase) in Working Capital (beginning of period minus end of period Working Capital)		$

8

Schedule III

to Excess Cash Flow Certificate

Calculation of Unfinanced Capital Expenditures

Expenditures capitalized during the Fiscal Year by Holdings and its Subsidiaries that, in conformity with GAAP, are or are required to be included as additions to property, plant or equipment or other long-term assets		$

Less, in each instance to the extent included above and without duplication:

(i)	expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced

(ii)	the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii)	the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.06(b)(ii) of the Second Lien Credit Agreement

(iv)	expenditures that are accounted for as capital expenditures by Holdings, the Borrowers or any Subsidiary and that actually are paid for or reimbursed by a Person other than Holdings, the Borrowers or any Subsidiary

(v)	expenditures that are paid with proceeds of Equity Interests (including capital contributions) or the Available Amount

(vi)	the book value of any asset owned by the Borrowers or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to

9

permit such asset to be reused shall be included as a Consolidated Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Consolidated Capital Expenditures when such asset was originally acquired

(vii)	any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings, the Borrowers and their Subsidiaries

(viii)	any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings, the Borrowers and their Subsidiaries

Equals:	Consolidated Capital Expenditures	$

Less:	Consolidated Capital Expenditures financed during the Fiscal Year under Capital Leases or other Indebtedness (excluding drawings under the Revolving Credit Facility (as defined in the Senior Loan Agreement))

Equals:	Unfinanced Capital Expenditures	$

10

Exhibit F

Form of Assignment and Assumption

Dated             ,

Reference is made to the Second Lien Credit Agreement dated as of January 31, 2014 (as extended, renewed, supplemented, modified, amended or restated from time to time, the “Second Lien Credit Agreement”) among J.A. Cosmetics Holdings, Inc., a Delaware corporation (“Holdings”), as the initial borrower (the “Initial Borrower”; each of the Initial Borrower, and each Domestic Subsidiary of Initial Borrower who hereafter becomes a “Borrower” under the Second Lien Credit Agreement pursuant to a Joinder Agreement may be referred to individually, as a “Borrower” and collectively, as “Borrowers”), the Guarantors party thereto, certain Lenders which are signatories thereto, and U.S. Bank National Association, as Collateral Agent. Terms defined in the Second Lien Credit Agreement are used herein with the same meaning, except terms otherwise defined herein.

                                          (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Second Lien Credit Agreement as of the Effective Date (as defined herein), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Second Lien Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Second Lien Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Second Lien Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Second Lien Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 6.01(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon the Collateral Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Second Lien Credit Agreement; (iii) appoints and authorizes the

Collateral Agent to take such action as Collateral Agent on its behalf and to exercise such powers under the Second Lien Credit Agreement and the other Loan Documents as are delegated to the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Second Lien Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

[4. The Assignee further: 4

(a) represents and warrants to Assignor and Collateral Agent that (i) it is Sponsor or any Non-Debt Fund Affiliate and (ii) after giving effect to such assignment, (A) the aggregate principal amount of the Term Loan held by Sponsor and Non-Debt Fund Affiliates does not exceed twenty-five percent (25%) of the aggregate principal amount of all Term Loans then outstanding under the Second Lien Credit Agreement and (B) the aggregate number of Non-Debt Fund Affiliates together with the Sponsor holding the Term Loans does not constitute fifty percent (50%) or more of the aggregate number of all Lenders holding a portion of the Term Loans at the time of such assignment;

(b) acknowledges and agrees that it shall have no right to (i) attend (including by telephone or electronic means) any meeting or discussions (or portion thereof) among the Collateral Agent or any Lender to which representatives of the Sponsor, the Borrowers or the Guarantors are not invited or (B) receive any information or material prepared by the Collateral Agent or any Lender or any communication by or among the Collateral Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Sponsor, the Borrowers or the Guarantors or their representatives; and

(c) acknowledges and agrees that for purposes of the Second Lien Credit Agreement and for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Borrower or any Guarantor therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Sponsor or any Non-Debt Fund Affiliate shall be deemed, to the extent not adversely affecting the Sponsor or any Non-Debt Fund Affiliate as compared to other Lenders, to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not the Sponsor or any Non-Debt Fund Affiliate; provided, that no (i) amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive the Sponsor or any Non-Debt Fund Affiliate of its pro rata share of any payments to which the Sponsor or

4	Include only if Assignment is to Sponsor or any Non-Debt Fund Affiliate pursuant to Section 10.06(g) of the Second Lien Credit Agreement.

any Non-Debt Fund Affiliate, as applicable, as a Lender is entitled under the Loan Documents or any vote which affects the Sponsor or any Non-Debt Fund Affiliate disproportionately without the Sponsor or any Non-Debt Fund Affiliate, as applicable, providing its consent; and in furtherance of the foregoing, (x) the Sponsor or any Non-Debt Fund Affiliate agrees to execute and deliver to the Collateral Agent any instrument reasonably requested by the Collateral Agent to evidence the voting of its interest as a Lender in accordance with the provisions of Section 10.06(g) of the Second Lien Credit Agreement; provided that if the Sponsor or any Non-Debt Fund Affiliate fails to promptly execute such instrument such failure shall in no way prejudice any of the Collateral Agent’s rights under Section 10.06(g) of the Second Lien Credit Agreement and (y) the Collateral Agent is hereby appointed (such appointment being coupled with an interest) by the Sponsor or any Non-Debt Fund Affiliate as each such Person’s attorney in fact, with full authority in the place and stead of such Person and in the name of such Person, from time to time in the Collateral Agent’s reasonable discretion to take any action and to execute and instrument that the Collateral Agent may deem reasonably necessary to carry out the provisions of Section 10.06(g) of the Second Lien Credit Agreement; and (ii) Sponsor and any Non-Debt Fund Affiliate, as applicable, in its capacity as a Lender shall retain the right to consent to an extension of the maturity date of their Term Loans, reduction in the principal amount of their Term Loans, reduction in the interest rate thereof or postponement of the scheduled due date therefor.]

5. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Second Lien Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

6. The effective date for this Assignment and Assumption shall be                      (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Collateral Agent for acceptance and recording by the Collateral Agent and, if required, the Borrower.

7. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Second Lien Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Second Lien Credit Agreement.

8. Upon such acceptance and recording, from and after the Effective Date, the Collateral Agent shall make all payments under the Second Lien Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Second Lien Credit Agreement for periods prior to the Effective Date directly between themselves.

9. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

[Assignor Lender]

By

Name

Title

[Assignee Lender]

By

Name

Title

[Accepted and consented this day of

J.A. COSMETICS US, INC., a Delaware corporation, as Borrower Agent

By
Name
Title] [5]

Accepted and consented to by the Collateral Agent[6] this day of

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By
Name
Title ]

[5]	Include only if required pursuant to Section 10.06 of the Second Lien Credit Agreement.
[6]	Include only if required pursuant to Section 10.06 of the Second Lien Credit Agreement.

Annex I

to Assignment and Assumption

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Second Lien Credit Agreement as of the effective date.

Facility Assigned	Aggregate Commitment/Loans For All Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

Term Loan	$	$		%

Exhibit H

Form of Joinder to Second Lien Credit Agreement

            ,

This Joinder to Second Lien Credit Agreement (this “Agreement”) dated as of this [    ] day of [                    ], [                    ] is made by [                    , a                      and                     , a                      (each a “New Borrower” and collectively, the “New Borrowers”)] and [                    , a                      and                      a                      (each a “New Loan Party” and collectively, the “New Loan Parties”)] to and in favor of U.S. Bank National Association, in its capacity as Collateral Agent for the Lenders under the Second Lien Credit Agreement referred to below.

Reference hereby is made to that certain Second Lien Credit Agreement, dated as of January 31, 2014 (as extended, renewed, modified, supplemented, amended or restated from time to time, the “Second Lien Credit Agreement”) by and among J.A. Cosmetics Holdings, Inc., a Delaware corporation (”Holdings”), as the initial borrower (the “Initial Borrower”; the Initial Borrower, together with each other Person who joins in the execution of the Second Lien Credit Agreement and agrees to be bound as a Borrower thereby pursuant to a Joinder Agreement, are referred to individually as a “Borrower” and collectively as the “Borrowers”), the Guarantors party thereto, certain Lenders which are signatories thereto, and U.S. Bank National Association, as Collateral Agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Second Lien Credit Agreement.

[Each New Borrower hereby (i) acknowledges, agrees and elects to be a “Borrower” and a “Loan Party” for all purposes of and under the Second Lien Credit Agreement, each of the Notes referenced therein and each of the other Loan Documents and delivered in connection therewith, effective from the date hereof and (ii) appoints Initial Borrower, and from and after the consummation of the Closing Date Acquisition, J.A. Cosmetics US, Inc., a Delaware corporation (“J.A. Cosmetics”), to act on its behalf as the “Borrower Agent”, and Initial Borrower, and from and after the consummation of the Closing Date Acquisition, J.A. Cosmetics, acknowledges and agrees that it shall act as “Borrower Agent” for each New Borrower, under and in accordance with the terms and conditions of the Second Lien Credit Agreement. All references in the Second Lien Credit Agreement and the other Loan Documents to the terms “Borrower” or “Borrowers” and “Loan Party” or “Loan Parties” shall be deemed to include each New Borrower. By its execution of this Agreement, each New Borrower hereby confirms that the representations and warranties contained in Article V of the Second Lien Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as to such New Borrower as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date). Without limiting the generality of the foregoing, each New Borrower hereby agrees to perform all the obligations of a Borrower and a Loan Party under, and to be bound in all respects by the terms of, the Second Lien Credit Agreement, each of the Notes and the Fee Letter to the same extent and with the same force and effect as if it were a signatory party thereto as a Borrower and a Loan Party and hereby acknowledges and agrees that it is jointly and severally liable for all of the now existing and hereafter arising Obligations.]

[Each New Loan Party hereby (i) acknowledges, agrees and elects to be a “Loan Party” and a “Guarantor” for all purposes of and under the Second Lien Credit Agreement and each of the other Loan Documents and delivered in connection therewith, effective from the date hereof. All references in the Second Lien Credit Agreement and the other Loan Documents to the terms “Loan Party”, “Loan Parties”, “Guarantor” or “Guarantors” shall be deemed to include each New Loan Party. By its execution of this Agreement, each New Loan Party hereby confirms that the representations and warranties contained in Article V of the Second Lien Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as to such New Loan Party as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date). Without limiting the generality of the foregoing, each New Loan Party hereby agrees to perform all the obligations of a Loan Party and a Guarantor under, and to be bound in all respects by the terms of, the Second Lien Credit Agreement to the same extent and with the same force and effect as if it were a signatory party thereto as a Loan Party and a Guarantor.]

[The Collateral Agent, for and on behalf of the Lenders, in accordance with the Second Lien Credit Agreement, hereby irrevocably releases and forever discharges Holdings of all of its Obligations solely in its capacity as a Borrower (but not, for the avoidance of doubt, any Obligations of Holdings in its capacity as a Guarantor and Grantor, which Obligations (and the Liens granted to secure such Obligations) are hereby reaffirmed by Holdings) with respect to the Second Lien Credit Agreement or any of the other Loan Documents on or prior to the date hereof. The New Borrower hereby assumes (i) all such Obligations of Holdings in its capacity as a Borrower under and with respect to the Second Lien Credit Agreement and each of the other Loan Documents, it being agreed and understood that such release of Holdings and assumption by the New Borrower shall not constitute or effect a novation of such Obligations under the Second Lien Credit Agreement or any other Loan Document and (ii) all of Holding’s obligations under the Fee Letter. It is the express intention of the parties hereto to reaffirm the Indebtedness created under the Second Lien Credit Agreement which is evidenced by the Notes provided for therein and secured by the Collateral.]1

[1]	To be used solely in the Agreement delivered on the Closing Date.

Except as specifically modified hereby, all of the terms and conditions of the Second Lien Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect.

No reference to this Agreement need be made in the Second Lien Credit Agreement or in any other Loan Document or other document or instrument making reference to the same, any reference to Loan Documents in any of such to be deemed a reference to the Second Lien Credit Agreement, or other Loan Documents, as applicable, as modified hereby.

Each of the undersigned acknowledges that this Agreement shall be effective upon execution by each New Loan Party and the Collateral Agent. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

Very truly yours,

[NEW BORROWER(S):

[	]

By:
Name:
Title:	]

Very truly yours,

[NEW LOAN PARTY:

[	]

By:
Name:
Title:	]

Joinder to Second Lien Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

Joinder to Second Lien Credit Agreement

Acknowledged and accepted as of the
date first written above:

[J.A. COSMETICS HOLDINGS, INC.]

By:
Name:
Title:

[J.A. COSMETICS US, INC.]

By:
Name:
Title:

[JA COSMETICS RETAIL, INC.]

By:
Name:
Title:

[JA 741 RETAIL CORP.]

By:
Name:
Title:

[JA 139 FULTON STREET CORP.]

By:
Name:
Title:

Joinder to Second Lien Credit Agreement